Exhibit 10.1

Execution Version

Published Deal CUSIP Number: 759510AU4
USD Revolver CUSIP Number: 759510AV2
MUL Revolver CUSIP Number: 759510AW0

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of September 10, 2024

among

RELIANCE, INC.,
as Borrower,

BANK OF AMERICA, N.A.,
as Administrative Agent, Issuing Lender
and
Swing Line Lender,

JPMORGAN CHASE BANK, N.A.
and
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Co-Syndication Agents,

PNC BANK, NATIONAL ASSOCIATION
and
THE TORONTO-DOMINION BANK, NEW YORK BRANCH,
as Co-Documentation Agents,

and

THE OTHER FINANCIAL

INSTITUTIONS PARTY HERETO,
as Lenders

and

BofA SECURITIES, INC.,
JPMORGAN CHASE BANK, N.A.
and
WELLS FARGO SECURITIES, LLC
as Joint Lead Arrangers
and
Joint Bookrunners

And

PNC CAPITAL MARKETS LLC,
TD SECURITIES (USA) LLC
as Joint Lead Arrangers

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SECTION 1 DEFINITIONS AND ACCOUNTING TERMS		1

1.1	Defined Terms	1
1.2	Use of Defined Terms	35
1.3	Accounting Terms	35
1.4	Rounding	36
1.5	Exhibits and Schedules	36
1.6	Letter of Credit Amounts	36
1.7	Miscellaneous Terms	36
1.8	Exchange Rates; Currency Equivalents	36
1.9	Additional Alternative Currencies	37
1.10	Change of Currency	38
1.11	Interest Rates; Licensing	38
1.12	Division	39

SECTION 2 COMMITMENTS; INTEREST, FEES AND PAYMENT PROCEDURES		39

2.1	Loans	39
2.2	Borrowings, Conversions and Continuations of Loans	40
2.3	Swing Line	41
2.4	Letters of Credit	42
2.5	Prepayments	49
2.6	Voluntary Reduction or Termination of Revolving Credit (USD Commitments /Revolving Credit (MC) Commitments	49
2.7	Principal and Interest	50
2.8	Fees	50
2.9	Computation of Interest and Fees; Retroactive Adjustments of Applicable Margin	51
2.10	Payments Generally; Administrative Agent’s Clawback	52
2.11	Funding Sources	53
2.12	[Reserved]	53
2.13	Obligations of Lenders Several	53
2.14	Sharing of Payments by Lenders	54
2.15	Increase in Commitments	54
2.16	Defaulting Lenders	55
2.17	Cash Collateral	58
2.18	Extension of Maturity Date	58
2.19	Evidence of Debt	60

SECTION 3 TAXES, YIELD PROTECTION AND ILLEGALITY		60

3.1	Taxes	60
3.2	Illegality	64
3.3	Inability to Determine Rates	65
3.4	Increased Costs	68
3.5	Compensation for Losses	69
3.6	Mitigation Obligations; Replacement of Lenders	70
3.7	Survival	70

SECTION 4 CONDITIONS		71

4.1	Conditions of Initial Extensions of Credit	71
4.2	Any Extension of Credit	72

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(continued)

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SECTION 5 REPRESENTATIONS AND WARRANTIES		73

5.1	Existence and Qualification; Power; Compliance With Laws	73
5.2	Authority; Compliance With Other Agreements and Instruments and Government Regulations	73
5.3	No Governmental Approvals or Other Consents Required	73
5.4	Binding Obligations	73
5.5	Litigation	73
5.6	No Default	74
5.7	ERISA Compliance	74
5.8	Use of Proceeds; Margin Regulations	74
5.9	Title to Property	75
5.10	Intangible Assets	75
5.11	Tax Liability	75
5.12	Financial Statements	75
5.13	Environmental Compliance	75
5.14	Investment Company Act	75
5.15	Insurance	76
5.16	Disclosure	76
5.17	OFAC	76
5.18	Anti-Corruption Laws; Sanctions	76
5.19	Affected Financial Institutions	76
5.20	Beneficial Ownership Certification	76
5.21	Covered Entity	76

SECTION 6 AFFIRMATIVE COVENANTS		76

6.1	Financial Statements	76
6.2	Certificates, Notices and Other Information	77
6.3	Preservation of Existence	79
6.4	Maintenance of Properties	79
6.5	Maintenance of Insurance	79
6.6	Payment of Tax Obligations	79
6.7	Compliance With Laws	79
6.8	Environmental Laws	79
6.9	Inspection Rights	80
6.10	Keeping of Records and Books of Account	80
6.11	Compliance with ERISA	80
6.12	Compliance With Agreements	80
6.13	Use of Proceeds	80
6.14	Anti-Corruption Laws; Sanctions	80

SECTION 7 NEGATIVE COVENANTS		80

7.1	Liens	80
7.2	Investments	81
7.3	Subsidiary Indebtedness	81
7.4	Mergers	83
7.5	ERISA	83
7.6	Total Net Leverage Ratio	83
7.7	Distributions	83
7.8	Margin Regulations; Sanctions	83
7.9	Anti-Corruption Laws	84

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(continued)

Page

SECTION 8 EVENTS OF DEFAULT AND REMEDIES UPON EVENT OF DEFAULT		84

8.1	Events of Default	84
8.2	Remedies Upon Event of Default	85
8.3	Application of Funds	86

SECTION 9 ADMINISTRATIVE AGENT		87

9.1	Appointment and Authority	87
9.2	Rights as a Lender	87
9.3	Exculpatory Provisions	87
9.4	Reliance by Administrative Agent	88
9.5	Delegation of Duties	88
9.6	Resignation of Administrative Agent	89
9.7	Non-Reliance on Administrative Agent, the Arrangers and Other Lenders	90
9.8	No Other Duties, Etc.	90
9.9	Administrative Agent May File Proofs of Claim	91
9.10	Certain ERISA Matters	91
9.11	Recovery of Erroneous Payments	92

SECTION 10 MISCELLANEOUS		93

10.1	Amendments, Etc.	93
10.2	Notices; Effectiveness; Electronic Communication	94
10.3	No Waiver; Cumulative Remedies	96
10.4	Expenses; Indemnity; Damage Waiver	97
10.5	Payments Set Aside	98
10.6	Successors and Assigns	99
10.7	Treatment of Certain Information; Confidentiality	104
10.8	Right of Setoff	104
10.9	Interest Rate Limitation	105
10.10	Integration; Effectiveness	105
10.11	Survival of Representations and Warranties	105
10.12	Severability	105
10.13	Replacement of Lenders	106
10.14	Governing Law; Jurisdiction; Etc.	106
10.15	Waiver of Jury Trial	107
10.16	USA PATRIOT Act Notice	108
10.17	Time of the Essence	108
10.18	Electronic Execution Electronic Records; Counterparts	108
10.19	No Advisory or Fiduciary Responsibility	109
10.20	Judgment Currency	109
10.21	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	110
10.22	Acknowledgement Regarding Any Supported QFCs	110
10.23	Amendment and Restatement; No Novation	111

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(continued)

Page

EXHIBITS

Form of:
Exhibit A	–	Request for Extension of Credit
Exhibit B	–	Compliance Certificate
Exhibit C-1	–	Revolving Credit (USD) Note
Exhibit C-2	–	Revolving Credit (MC) Note
Exhibit D	–	Assignment and Assumption
Exhibit E	–	U.S. Tax Compliance Certificates
Exhibit F	–	Opinion of Counsel

SCHEDULES

Schedule 2.1	–	Commitments
Schedule 2.4	–	Existing Letters of Credit
Schedule 2.9	–	Day Basis for Alternative Currencies
Schedule 5.5	–	Certain Litigation
Schedule 5.9	–	Existing Liens
Schedule 7.3	–	Existing Indebtedness
Schedule 10.2	–	Administrative Agent’s Office; Certain Addresses for Notices

-iv-

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

This SECOND AMENDED AND RESTATED CREDIT AGREEMENT, dated as of September 10, 2024, is entered into by and among Reliance, Inc., a Delaware corporation (“Borrower”), each lender whose name is set forth on the signature pages of this Agreement and each lender which may hereafter become a party to this Agreement (collectively, “Lenders” and individually, a “Lender”), and Bank of America, N.A., as Administrative Agent, Issuing Lender and Swing Line Lender.

PRELIMINARY STATEMENTS:

WHEREAS, pursuant to that certain Amended and Restated Credit Agreement dated as of September 3, 2020 (as amended, restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Existing Credit Agreement”) among Borrower, the lenders party thereto (the “Existing Lenders”) and Administrative Agent, the Existing Lenders have made available certain credit facilities to Borrower; and

WHEREAS, Borrower has requested that Administrative Agent and the Lenders amend and restate the Existing Credit Agreement, and Administrative Agent and the Lenders have agreed to so amend and restate on the terms and conditions contained herein.

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

SECTION 1

DEFINITIONS AND ACCOUNTING TERMS

1.1            Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Accounting Change” has the meaning specified in Section 1.3.

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person (other than a Person that is a Subsidiary) or any business or division of a Person (other than a Person that is a Subsidiary), (b) the acquisition of in excess of 50% of the capital stock, partnership interests, membership interests or equity of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary) provided that Borrower or one of its Subsidiaries is the surviving entity.

“Additional Commitment Lender” has the meaning specified in Section 2.18(d).

“Administrative Agent” means Bank of America (or any of its designated branch offices or affiliates), in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means, with respect to any currency, Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.2 with respect to such currency, or such other address or account with respect to such currency as Administrative Agent hereafter may designate by written notice to Borrower and Lenders.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, as to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, “control” (and the correlative terms, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

“Aggregate Commitments” means the Commitments of all the Lenders.

“Aggregate Revolving Credit (MC) Commitments” means the Revolving Credit (MC) Commitments of all the Revolving Credit (MC) Lenders.

“Aggregate Revolving Credit (USD) Commitments” means the Revolving Credit (USD) Commitments of all the Revolving Credit (USD) Lenders.

“Agreed Currency” means Dollars or any Alternative Currency, as applicable.

“Agreement” means this Agreement, as it may from time to time be supplemented, modified, amended, restated or extended.

“Alternative Currency” means each of Canadian Dollars, Euro, Sterling and each other currency (other than Dollars) that is approved in accordance with Section 1.9; provided that for each Alternative Currency, such requested currency is an Eligible Currency.

“Alternative Currency Daily Rate” means, for any day, with respect to any Extension of Credit:

(a)            denominated in Sterling, the rate per annum equal to SONIA determined pursuant to the definition thereof; and

(b)            denominated in any other Alternative Currency (to the extent such Loans denominated in such currency will bear interest at a daily rate), the daily rate per annum as designated with respect to such Alternative Currency at the time such Alternative Currency is approved by the Administrative Agent and the relevant Lenders pursuant to Section 1.9(a) plus the adjustment (if any) determined pursuant to Section 1.9(a);

provided, that, if any Alternative Currency Daily Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement. Any change in an Alternative Currency Daily Rate shall be effective from and including the date of such change without further notice.

“Alternative Currency Daily Rate Loan” means a Loan that bears interest at a rate based on the definition of “Alternative Currency Daily Rate.” All Alternative Currency Daily Rate Loans must be denominated in an Alternative Currency.

“Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Administrative Agent or the Issuing Lender, as the case may be, by reference to Bloomberg (or such other publicly available service for displaying exchange rates), to be the exchange rate for the purchase of such Alternative Currency with Dollars at approximately 11:00 a.m. (Eastern Time) on the date two (2) Business Days prior to the date as of which the foreign exchange computation is made; provided, however, that if no such rate is available, the “Alternative Currency Equivalent” shall be determined by the Administrative Agent or the Issuing Lender, as the case may be, using any reasonable method of determination its deems appropriate in its reasonable discretion (and such determination shall be conclusive absent manifest error).

“Alternative Currency Loan” means an Alternative Currency Daily Rate Loan or an Alternative Currency Term Rate Loan, as applicable.

“Alternative Currency Term Rate” means, for any Interest Period, with respect to any Extension of Credit:

(a)            denominated in Euros, the rate per annum equal to the Euro Interbank Offered Rate (“EURIBOR”), as published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) on the day that is two TARGET Days preceding the first day of such Interest Period with a term equivalent to such Interest Period;

(b)            denominated in Canadian Dollars, the rate per annum equal to the forward-looking term rate based on CORRA (“Term CORRA”), as published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) (in such case, the “Term CORRA Rate”) on the Rate Determination Date with a term equivalent to such Interest Period plus the Term CORRA Adjustment for such Interest Period;

(c)            denominated in any other Alternative Currency (to the extent such Loans denominated in such currency will bear interest at a term rate), the term rate per annum as designated with respect to such Alternative Currency at the time such Alternative Currency is approved by the Administrative Agent and the relevant Lenders pursuant to Section 1.9(a) plus the adjustment (if any) determined pursuant to Section 1.9(a);

provided, that, if any Alternative Currency Term Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.

“Alternative Currency Term Rate Loan” means a Loan that bears interest at a rate based on the definition of “Alternative Currency Term Rate.” All Alternative Currency Term Rate Loans must be denominated in an Alternative Currency.

“Applicable Anniversary Date” has the meaning specified in Section 2.18(a).

“Applicable Authority” means (a) with respect to SOFR, the SOFR Administrator or any Governmental Authority having jurisdiction over the Administrative Agent or the SOFR Administrator with respect to its publication of SOFR, in each case acting in such capacity and (b) with respect to any Alternative Currency, the applicable administrator for the Relevant Rate for such Alternative Currency or any Governmental Authority having jurisdiction over the Administrative Agent or such administrator with respect to its publication of the applicable Relevant Rate, in each case acting in such capacity.

“Applicable Law” means, as to any Person, all applicable Laws binding upon such Person or to which such a Person is subject.

“Applicable Margin” means (a) from the Effective Date until the date that is the first Business Day after Administrative Agent’s receipt of the Compliance Certificate required under Section 6.2(a) for the Fiscal Quarter ending September 30, 2024, the applicable per annum amounts set forth below (in basis points per annum) opposite Pricing Level IV and (b) thereafter, the applicable per annum amounts set forth below (in basis points per annum) determined by reference to the Total Net Leverage Ratio as set forth in the most recent Compliance Certificate received by Administrative Agent pursuant to Section 6.2(a):

Pricing Level	Total Net Leverage Ratio	Letter of Credit Fee / Term SOFR and Alternative Currency Loans +	Base Rate +	Commitment Fee
I	>0.40:1.00	150.0	50.0	20.0
II	<0.40:1.00 but >0.30:1.00	137.5	37.5	17.5
III	<0.30:1.00 but >0.20:1.00	112.5	12.5	12.5
IV	<0.20:1.00	100.0	0.0	10.0

Any increase or decrease in the Applicable Margin resulting from a change in the Total Net Leverage Ratio shall become effective on the first Business Day after the date a Compliance Certificate is delivered pursuant to Section 6.2(a); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then, upon the request of the Requisite Lenders, subject to the other provisions of this Agreement, the highest Pricing Level shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and in each case shall remain in effect until the first Business Day after the date on which such Compliance Certificate is delivered, whereupon the Applicable Margin shall be adjusted based on the Total Net Leverage Ratio contained in such Compliance Certificate.

“Applicable Time” means, with respect to any Borrowings and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by Administrative Agent or Issuing Lender, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Approved Fund” has the meaning specified in Section 10.6(h).

“Arrangers” means, collectively, (i) each of BofA Securities, Inc., JPMorgan Chase Bank, N.A. and Wells Fargo Securities, LLC, in each case in its capacity as joint lead arranger and joint bookrunner and (ii) each of PNC Capital Markets LLC and TD Securities (USA) LLC, in each case in its capacity as joint lead arranger.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit D or any other form (including electronic documentation generated by use of an electronic platform) approved by the Administrative Agent.

“Attorney Costs” means all reasonable and documented out of pocket and customary fees and disbursements of any law firm or other external counsel.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease.

“Auto-Extension Letter of Credit” has the meaning specified in Section 2.4(g).

“Availability Period” means (a) in the case of the Revolving Credit (USD) Facility, the period commencing on the Effective Date and ending on the earliest of (i) the day before the Maturity Date, (ii) the date of termination of the Aggregate Revolving Credit (USD) Commitments pursuant to Section 2.6 and (iii) the date on which the commitment of each Lender to make Revolving Credit (USD) Loans and any obligations of the Issuing Lender to make Letter of Credit Extensions are terminated pursuant to Section 8.2 and (b) in the case of the Revolving Credit (MC) Facility, the period commencing on the Effective Date and ending on the earliest of (i) the day before the Maturity Date, (ii) the date of termination of the Aggregate Revolving Credit (MC) Commitments pursuant to Section 2.6 and (iii) the date on which the commitment of each Lender to make Revolving Credit (MC) Loans is terminated pursuant to Section 8.2.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank of America” means Bank of America, N.A.

“Bank of America Engagement Letter” means the engagement letter agreement dated as of August 13, 2024 between Borrower and BofA Securities, Inc.

“Base Rate” means for any day a fluctuating rate of interest per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” (c) Term SOFR plus 1.00% and (d) 1.00%. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change. If the Base Rate is being used as an alternate rate of interest pursuant to Section 3.3 hereof, then the Base Rate shall be the greater of clauses (a), (b) and (d) above and shall be determined without reference to clause (c) above.

“Base Rate Loan” means a Loan which bears interest based on the Base Rate. All Base Rate Loans shall be denominated in Dollars.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Borrower” has the meaning set forth in the introductory paragraph hereto.

“Borrower Account” shall have the meaning specified in Section 2.12.

“Borrower Materials” has the meaning specified in Section 6.2.

“Borrowing” means a Revolving Credit (USD) Borrowing, a Revolving Credit (MC) Borrowing or a Swing Line Borrowing, as the context may require.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located; provided that:

(a)            if such day relates to any interest rate settings as to an Alternative Currency Loan denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such Alternative Currency Loan, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such Alternative Currency Loan, means a Business Day that is also a TARGET Day;

(b)            if such day relates to any interest rate settings as to an Alternative Currency Loan denominated in Sterling, means a day other than a day banks are closed for general business in London because such day is a Saturday, Sunday or a legal holiday under the laws of the United Kingdom;

(c)            if such day relates to any interest rate settings as to an Alternative Currency Loan denominated in a currency other than Euro or Sterling, means any such day on which dealings in deposits in the relevant currency are conducted by and between banks in the applicable offshore interbank market for such currency; and

(d)            if such day relates to any fundings, disbursements, settlements and payments in a currency other than Euro in respect of an Alternative Currency Loan denominated in a currency other than Euro, or any other dealings in any currency other than Euro to be carried out pursuant to this Agreement in respect of any such Alternative Currency Loan (other than any interest rate settings), means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.

“Canadian Dollars” means the lawful currency of Canada.

“Capital Lease” means any lease that has been or is required to be, in accordance with GAAP, recorded, classified and accounted for as a capitalized lease or finance lease.

“Capital Lease Obligations” means all monetary obligations of a Person under any leasing or similar arrangement which, in accordance with GAAP, is classified as a Capital Lease.

“Cash” means, when used in connection with any Person, all monetary and non-monetary items owned by that Person that are treated as cash or Cash Equivalents.

“Cash Collateralize” means to pledge and deposit with or deliver to Administrative Agent, for the benefit of the Issuing Lender and Lenders, as collateral for the Letter of Credit Usage or obligations of the Lenders to fund participations in respect thereof, cash or deposit account balances or, if the Administrative Agent and the Issuing Lender shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to Administrative Agent and the Issuing Lender (which documents are hereby consented to by Lenders). Derivatives of such term shall have corresponding meaning.

“Cash Equivalents” means:

(a)            Dollars;

(b)            Euro, Pounds Sterling, Yen, Swiss Francs, Canadian Dollars, or any national currency of any Participating Member State in the European Union;

(c)            (i) readily marketable obligations issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than 24 months from the date of acquisition thereof; provided that the full faith and credit of the United States is pledged in support thereof, or (ii) readily marketable obligations issued or directly and fully guaranteed or insured by any country that is a member of the European Union or any agency or instrumentality thereof having maturities of not more than 24 months from the date of acquisition thereof; provided that (A) the full faith and credit of such member of the European Union is pledged in support thereof, (B) all obligations of the type specified in this clause (ii) shall have a minimum rating of A-1 or AAA by S&P or P-1 or Aaa by Moody’s, in each case at the time of acquisition thereof, and (C) the country credit rating of any country issuing or guaranteeing (or whose governmental agency issues or guarantees) any obligation of the type specified in this clause (ii) shall be AA or higher by S&P or an equivalent rating or higher by another generally recognized rating agency providing country credit ratings;

(d)          time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) is organized under the laws of the United States, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any state thereof or the District of Columbia, and is a member of the Federal Reserve System or any country that is a member of the European Union or is the principal banking subsidiary of a bank holding company organized under the laws of any country that is a member of the European Union and a member of the Organization for Economic Cooperation and Development, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (f) of this definition and (iii) has combined capital and surplus of at least $500,000,000 and has a long-term debt rating of “A” or better by S&P or “A2” or better from Moody’s (or, if at any time either S&P or Moody’s are not rating such fund, an equivalent rating from another nationally recognized statistical rating agency), in each case with maturities of not more than 360 days from the date of acquisition thereof;

(e)             repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (c) or (d) above entered into with any commercial bank meeting the qualifications specified in clause (d) above;

(f)             commercial paper issued by any Person organized under the laws of any state of the United States rated at least P-2 by Moody’s or at least A-2 by S&P, in each case with maturities of not more than 270 days from the date of acquisition thereof; and

(g)            Investments, classified in accordance with GAAP as current assets, in money market investment programs that are registered under the Investment Company Act of 1940, which are administered by financial institutions meeting the qualifications specified in clause (d) above, and the portfolios of which are limited such that substantially all of such Investments are of the character, quality and maturity described in clauses (a) through (f) of this definition.

For the avoidance of doubt, any items identified as Cash Equivalents under this definition will be deemed to be Cash Equivalents for all purposes under the Loan Documents regardless of the treatment of such items under GAAP.

“Cash Management Agreement” means any agreement that is not prohibited by the terms hereof to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith or in the implementation thereof and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.

“Change of Control” means, with respect to any Person, an event or series of events by which:

(a)            any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934), directly or indirectly, of 40% or more of the equity securities of such Person entitled to vote for members of the board of directors or equivalent governing body of such Person on a partially-diluted basis (i.e., taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or

(b)            during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of such Person cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.

“CME” means CME Group Benchmark Administration Limited.

“Code” means the Internal Revenue Code of 1986, as amended or replaced and as in effect from time to time.

“COLI” means those certain life insurance policies obtained by the Company and its Subsidiaries.

“Commitment” means a Revolving Credit (USD) Commitment or a Revolving Credit (MC) Commitment, as the context may require.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communication” means this Agreement, any Loan Document and any document, amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to any Loan Document.

“Compliance Certificate” means a certificate in the form of Exhibit B, properly completed and signed by a Responsible Officer of Borrower.

“Conforming Changes” means, with respect to the use, administration of or any conventions associated with SOFR, Term SOFR, SONIA, Term CORRA or any proposed Successor Rate for an Agreed Currency, as applicable, any conforming changes to the definitions of “Base Rate”, “SOFR”, “Term SOFR”, “SONIA”, “CORRA”, “Term CORRA” and “Interest Period”, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including, for the avoidance of doubt, the definitions of “Business Day” and “U.S. Government Securities Business Day”, timing of borrowing requests or prepayment, conversion or continuation notices and length of lookback periods and the day basis for calculating interest for an Agreed Currency listed on Schedule 2.9) as may be appropriate, in the reasonable discretion of the Administrative Agent and in consultation with the Borrower, to reflect the adoption and implementation of such applicable rate(s) and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice for such Agreed Currency (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such rate for such Agreed Currency exists, in such other manner of administration as the Administrative Agent (in consultation with the Borrower) determines is reasonably necessary in connection with the administration of this Agreement and any other Loan Document).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Net Tangible Assets” means, as of the time of determination, the aggregate amount of the assets of Borrower and its consolidated Subsidiaries after deducting (a) all goodwill, trade names, trademarks, service marks, patents, unamortized debt discount and expense and other Intangible Assets and (b) all current liabilities (other than the current portion of any long term debt and the current maturities of operating lease liabilities), as reflected on Borrower’s most recent consolidated balance sheet prepared by Borrower in accordance with GAAP contained in an annual report on Form 10-K or a quarterly report on Form 10-Q timely filed or any amendment thereto (and not subsequently disclaimed as being unreliable by Borrower) pursuant to the Securities Exchange Act of 1934 by Borrower prior to the time as of which Consolidated Net Tangible Assets is being determined.

“Continuation” and “Continue” each mean, with respect to any Loan other than a Base Rate Loan, the continuation of such Loan as the same type of Loan in the same principal amount, but with a new Interest Period and an interest rate determined as of the first day of such new Interest Period. Continuations must occur, if at all, on the last day of the Interest Period for such Loan.

“Contractual Obligation” means, as to any Person, any provision of any outstanding security issued by that Person or of any material agreement, instrument or undertaking to which that Person is a party or by which it or any of its Property is bound.

“Conversion” and “Convert” each mean, with respect to any Revolving Credit (USD) Loan or Revolving Credit (MC) Loan, the conversion of one type of Loan into another type of Loan. With respect to Term SOFR Loans and Alternative Currency Term Rate Loans, Conversions must occur on the last day of the Interest Period for such Loan in order to avoid potential break-funding costs pursuant to Section 3.5.

“CORRA” means the Canadian Overnight Repo Rate Average administered and published by the Bank of Canada (or any successor administrator).

“Covered Entity” has the meaning specified in Section 10.22(b).

“Customer Finance Program” means a supply chain financing or similar program established by a customer of the Borrower or any Subsidiary pursuant to which the Borrower or one of its Subsidiaries may sell, assign or transfer receivables in connection with such a financing program owing by such customer to the Borrower or any Subsidiary.

“Daily Simple SOFR” with respect to any applicable determination date means the SOFR published on such date on the Federal Reserve Bank of New York’s website (or any successor source).

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, as amended from time to time, and all other applicable liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event that, with the giving of any applicable notice or passage of time specified in Section 8.1, or both, would, unless cured or waived, be an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to the Base Rate plus the Applicable Margin, if any, applicable to Base Rate Loans plus 2%; provided, however, that with respect to a Term SOFR Loan or an Alternative Currency Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Margin) otherwise applicable to such Loan plus 2%, and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Margin plus 2%, in each case to the fullest extent permitted by Applicable Law.

“Defaulting Lender” means, subject to Section 2.16(b), any Lender that, (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date required to be funded by it hereunder, unless such Lender notifies the Administrative Agent and Borrower in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the Issuing Lender, the Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including, in the case of any Revolving Credit (USD) Lender, in respect of its participation in Letters of Credit or Swing Line Loans) within three Business Days of the date when due, (b) has notified Borrower, the Administrative Agent, the Issuing Lender or the Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after request by the Administrative Agent, to confirm in a manner satisfactory to the Administrative Agent that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent) or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d)  above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.16(b) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to Borrower, the Issuing Lender, the Swing Line Lender and each Lender promptly following such determination.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of any Sanction.

“Distribution” means, with respect to any shares of capital stock or any warrant or option to purchase an equity security or other equity security issued by a Person, (a) the retirement, redemption, purchase, or other acquisition for Cash or for Property by such Person of any such security, (b) the declaration or (without duplication) payment by such Person of any dividend in Cash or in Property on or with respect to any such security, (c) any Investment by such Person in the holder of 5% or more of any such security if a purpose of such Investment is to avoid characterization of the transaction as a Distribution and (d) any other payment in Cash or Property by such Person constituting a distribution under Applicable Law with respect to such security.

“Dividing Person” has the meaning assigned to it in the definition of “Division.”

“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.

“Dollars” or “$” means United States Dollars.

“Dollar Equivalent” means, for any amount, at the time of determination thereof, (a) if such amount is expressed in Dollars, such amount, (b) if such amount is expressed in an Alternative Currency, the equivalent of such amount in Dollars determined by using the rate of exchange for the purchase of Dollars with the Alternative Currency last provided (either by publication or otherwise provided to the Administrative Agent or the Issuing Lender, as applicable) by the applicable Bloomberg source (or such other publicly available source for displaying exchange rates) on date that is two (2) Business Days immediately preceding the date of determination (or if such service ceases to be available or ceases to provide such rate of exchange, the equivalent of such amount in Dollars as determined by the Administrative Agent or the Issuing Lender, as applicable using any method of determination it deems appropriate in its sole discretion) and (c) if such amount is denominated in any other currency, the equivalent of such amount in Dollars as determined by the Administrative Agent or the Issuing Lender, as applicable, using any method of determination it deems appropriate in its reasonable discretion. Any determination by the Administrative Agent or the Issuing Lender pursuant to clauses (b) or (c) above shall be conclusive absent manifest error.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States, a state thereof or the District of Columbia.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the time and Business Day on which the conditions set forth in Section 4.1 are satisfied or waived. Administrative Agent shall notify Borrower and Lenders of the date that is the Effective Date.

“Electronic Copy” shall have the meaning specified in Section 10.18.

“Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.

“Eligible Assignee” has the meaning specified in Section 10.6(h).

“Eligible Currency” means any lawful currency other than Dollars that is readily available, freely transferable and convertible into Dollars in the international interbank market available to the Lenders or the Issuing Lender, as applicable, in such market and as to which a Dollar Equivalent may be readily calculated. If, after the designation by the Lenders or the Issuing Lender, as applicable, of any currency as an Alternative Currency (or if, with respect to any currency that constitutes an Alternative Currency on the Closing Date, after the Closing Date), any change in currency controls or exchange regulations or any change in the national or international financial, political or economic conditions are imposed in the country in which such currency is issued, result in, in the reasonable opinion of the Administrative Agent (in the case of any Alternative Currency Loans) or the Issuing Lender (in the case of any Letter of Credit to be denominated in an Alternative Currency), (a) such currency no longer being readily available, freely transferable and convertible into Dollars, (b) a Dollar Equivalent is no longer readily calculable with respect to such currency, (c) providing such currency is impracticable for the Lenders or the Issuing Lender, as applicable, or (d) no longer a currency in which the Requisite Lenders are willing to make such Extensions of Credit (each of clauses (a), (b), (c), and (d) a “Disqualifying Event”), then the Administrative Agent shall promptly notify the Lenders and the Borrower, and such country’s currency shall no longer be an Alternative Currency until such time as the Disqualifying Event(s) no longer exist(s). Within fifteen (15) Business Days after receipt of such notice from the Administrative Agent, the Borrower shall repay all Loans in such currency to which the Disqualifying Event applies or convert such Loans into the Dollar Equivalent of Loans in Dollars, subject to the other terms contained herein.

“Environmental Laws” means all federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authorities, in each case relating to environmental, health, safety and land use matters applicable to any of the Real Property.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of Borrower or any of its Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, and any regulations issued pursuant thereto, as amended or replaced and as in effect from time to time.

“ERISA Affiliate” means, as of any date of determination, any trade or business (whether or not incorporated), that, as of such date of determination, is under common control with Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations which is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is insolvent; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan or Multiemployer Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan (other than a Multiemployer Plan) or, to the knowledge of the Borrower, a or Multiemployer Plan; (e) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon Borrower or any ERISA Affiliate.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“EURIBOR” has the meaning specified in the definition of “Alternative Currency Term Rate”.

“Euro” and “€” mean the single currency of the Participating Member States.

“Event of Default” has the meaning specified in Section 8.1.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by Borrower under Section 10.13) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.1(a)(ii), (a)(iii) or (c), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.1(e) and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.

“Existing Letters of Credit” has the meaning specified in Section 2.4(o).

“Existing Maturity Date” has the meaning specified in Section 2.18(a).

“Extension of Credit” means (a) the Borrowing of any Loans, (b) the Conversion or Continuation of any Loans or (c) the issuance, renewal, increase continuation, amendment or other credit action with respect to any Letter of Credit, including Lenders acquiring a participation in such Letters of Credit.

“Extending Lender” has the meaning specified in Section 2.18(e).

“Facility” means the Revolving Credit (USD) Facility or the Revolving Credit (MC) Facility, as the context may require.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code, as of the date of this Agreement (or any amended or successor version described above) and any intergovernmental agreement (and related fiscal or regulatory legislation, or related official rules or practices) implementing the foregoing.

“Federal Funds Rate” means, for any day, the rate per annum calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided that if the Federal Funds Rate as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Fee Letters” means, collectively, the fee letters entered into between Borrower and one or more of the Arrangers and Bank of America with respect to fees payable under this Agreement (including, without limitation, the Bank of America Engagement Letter).

“Fiscal Quarter” means the fiscal quarter of Borrower consisting of a three-month fiscal period ending on each March 31, June 30, September 30 and December 31.

“Fiscal Year” means the fiscal year of Borrower consisting of a twelve-month period ending on each December 31.

“Foreign Lender” means (a) if Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means, at any time, each Subsidiary of Borrower which is created, organized or domesticated in any jurisdiction other than the United States or any state thereof or the District of Columbia.

“FRB” means the Board of Governors of the Federal Reserve System or any Governmental Authority succeeding to its functions.

“Fronting Exposure” means, at any time there is a Defaulting Lender that is a Revolving Credit (USD) Lender, (a) with respect to the Issuing Lender, such Defaulting Lender’s Pro Rata Share of the outstanding Letter of Credit Usage other than Letter of Credit Usage as to which such Defaulting Lender’s participation obligation has been reallocated to other Revolving Credit (USD) Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Pro Rata Share of Swing Line Loans other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Revolving Credit (USD) Lenders in accordance with the terms hereof.

“Fund” has the meaning specified in Section 10.6(h).

“Funded Debt” means, as of the date of determination, without duplication, the sum of (a) all principal Indebtedness of Borrower and its Subsidiaries for borrowed money (including debt securities issued by Borrower or any of its Subsidiaries) on that date plus (b) Guaranty Obligations in connection with Synthetic Leases, plus (c) the aggregate amount of all Capital Lease Obligations of Borrower and its Subsidiaries on that date, plus (d) all Letter of Credit Usage and the face amount of, and reimbursement obligations with respect to, any other letters of credit issued for the account of Borrower and its Subsidiaries, but excluding (i) accounts payable incurred in the ordinary course of business and (ii) Indebtedness of any Subsidiary to the Borrower or any other Subsidiary, or Indebtedness of the Borrower to any Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied, except as provided in Section 1.3.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including the Financial Conduct Authority, the Prudential Regulation Authority and any supra-national bodies such as the European Union or the European Central Bank).

“Granting Lender” has the meaning specified in Section 10.6(i).

“Guaranty Obligation” means, as to any Person, any obligation, contingent or otherwise, guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness; provided that the term Guaranty Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guaranty Obligation shall be deemed to be the lower of (i) an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, covered by such Guaranty Obligation, and (ii) the maximum amount for which such Person may be liable pursuant to the instrument embodying such Guaranty Obligation, unless such primary obligation and the maximum amount for which such Person may be liable are not stated or determinable, in which case the amount of such Guaranty Obligation shall be such Person’s maximum reasonably anticipated liability in respect thereof as determined by the Person in good faith. Notwithstanding the foregoing definition, the term “Guaranty Obligation” shall not include any direct or indirect obligation of a Person as a general partner of a general partnership or a joint venturer of a joint venture in respect of Indebtedness of such general partnership or joint venture, to the extent such Indebtedness is contractually non-recourse to the assets of such Person as a general partner or joint venturer (other than assets comprising the capital of such general partnership or joint venture).

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“IFRS” has the meaning specified in Section 1.3.

“Indebtedness” means, as to any Person (without duplication):

(a)            all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(b)            any direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, shipside bonds, surety bonds and similar instruments;

(c)            all obligations of such Person as lessee under leases which have been or should be, in accordance with GAAP, recorded as Capital Lease Obligations;

(d)            net obligations under any Swap Contract in an amount equal to (i) if such Swap Contract has been closed out, the termination value thereof, or (ii) if such Swap Contract has not been closed out, the mark-to-market value thereof determined on the basis of readily available quotations provided by any recognized dealer in such Swap Contracts;

(e)            whether or not so included as liabilities in accordance with GAAP, all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), and indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)            indebtedness of such Person arising under facilities for the discount of accounts receivable of such Person in an amount equal to the present value of the unpaid amount of all accounts receivable sold, determined by using a discount rate equal to the discount rate used in determining the purchase price of such accounts receivable under such facilities;

(g)            indebtedness relating to Synthetic Leases; and

(h)            all Guaranty Obligations of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person (subject only to customary exceptions acceptable to the Requisite Lenders). The amount of any Capital Lease Obligation or Synthetic Lease as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date. The amount of any Guarantee shall be the amount of the Indebtedness subject to such Guarantee. Notwithstanding the foregoing, Life Insurance Policy Loans shall not constitute Indebtedness so long as (1) such obligations are nonrecourse to Borrower or its Subsidiaries, (2) each COLI policy is owned by the Company or its Subsidiary, and (3) the aggregate amount of such obligations outstanding thereunder at any time does not exceed the cash surrender value of the COLI policies at such time. In no event shall Indebtedness include (A) trade payables, accrued expenses and intercompany liabilities arising in the ordinary course of business, (B) prepaid or deferred revenue arising in the ordinary course of business, (C) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase price of an asset to satisfy unperformed obligations of the seller of such asset, or (D) earn-out obligations until such obligations become a liability on the balance sheet of such person in accordance with GAAP.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Borrower under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” has the meaning specified in Section 10.4(b).

“Intangible Assets” means assets that are considered intangible assets under GAAP, including customer lists, goodwill, computer software (except for purchased or licensed software), copyrights, trade names, trademarks and patents.

“Interest Expense” means, with respect to any Person and as of the last day of any fiscal period, the sum of (a) all interest, fees, charges and related expenses paid or payable (without duplication) for that fiscal period by that Person to a lender in connection with borrowed money (including any obligations for fees, charges and related expenses payable to the issuer of any letter of credit) or the deferred purchase price of assets that are considered “interest expense” under GAAP plus (b) the portion of rent paid or payable (without duplication) for that fiscal period by that Person under Capital Lease Obligations that should be treated as interest in accordance with GAAP.

“Interest Payment Date” means, (a) with respect to any Base Rate Loan (including a Swing Line Loan), the last Business Day of each calendar quarter and the Maturity Date, (b) with respect to any Alternative Currency Daily Rate Loan, the last Business Day of each month and the Maturity Date and (c) with respect to any Alternative Currency Term Rate Loan and any Term SOFR Loan, (i) any date that such Loan is prepaid in whole or in part, (ii) the last day of each Interest Period applicable to such Loan; provided, however, that if any Interest Period of any such Loan exceeds three months, the date that falls three months after the beginning of such Interest Period, shall also be an Interest Payment Date, and (iii) the Maturity Date.

“Interest Period” means, as to each Term SOFR Loan and Alternative Currency Term Rate Loan, as applicable, the period commencing on the date such Term SOFR Loan or Alternative Currency Term Rate Loan, as applicable, is disbursed or converted to or continued as a Term SOFR Loan or Alternative Currency Term Rate Loan, as applicable, and ending on the date one, three or, except for Alternative Currency Term Rate Loans at the Term CORRA Rate, six months thereafter (in each case, subject to availability for the interest rate applicable to the relevant currency), as selected by Borrower in the Request for Extension of Credit relating thereto; provided that:

(a)            Any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Business Day;

(b)            Any Interest Period pertaining to a Term SOFR Loan or an Alternative Currency Term Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c)            No Interest Period shall extend beyond the Maturity Date.

“Investment” means, as to any Person, any acquisition (other than an “Acquisition” as defined above) or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, guaranty of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of any such Investment.

“ISP” means the International Standby Practices, International Chamber of Commerce Publication No. 590 (or such later version thereof as may be in effect at the applicable time).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the Issuing Lender and Borrower (or any Subsidiary) or in favor of the Issuing Lender and relating to such Letter of Credit.

“Issuing Lender” means Bank of America, in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder. The Issuing Lender may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Lender, in which case the term “Issuing Lender” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, executive orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender” has the meaning set forth in the introductory paragraph hereto, and unless the context otherwise requires includes the Swing Line Lender.

“Lender Parties” and “Lender Recipient Parties” mean, collectively, the Lenders, the Swing Line Lender and the Issuing Lender.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as such Lender may from time to time notify Borrower and Administrative Agent, which office may include any Affiliate of such Lender or any domestic or foreign branch of such Lender or such Affiliate. Unless the context otherwise requires each reference to a Lender shall include its applicable Lending Office.

“Letter of Credit” means any of the letters of credit issued by the Issuing Lender hereunder, including the Existing Letters of Credit, either as originally issued or as the same may be supplemented, amended, renewed or extended. All Letters of Credit shall be issued in Dollars or in an Alternative Currency approved by the Issuing Lender.

“Letter of Credit Advance” means, with respect to each Revolving Credit (USD) Lender, such Lender’s funding of its participation in any Letter of Credit Borrowing in accordance with its Pro Rata Revolving Credit (USD) Share. All Letter of Credit Advances shall be denominated in Dollars.

“Letter of Credit Application” means an application for issuances of, or amendments to, Letters of Credit as shall at any time be in use at the Issuing Lender.

“Letter of Credit Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Credit (USD) Borrowing. All Letter of Credit Borrowings shall be denominated in Dollars.

“Letter of Credit Expiration Date” means the day that is seven days prior to the Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.

“Letter of Credit Fee” has the meaning specified in Section 2.4(n).

“Letter of Credit Sublimit” means an amount equal to the lesser of (a) the Aggregate Revolving Credit (USD) Commitments and (b) $150,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Revolving Credit (USD) Commitments.

“Letter of Credit Usage” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate amount of all Unreimbursed Amounts, including all drawings under the Letters of Credit honored by the Issuing Lender and not theretofore reimbursed or converted into Revolving Credit (USD) Loans. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.6. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lien” means any security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge against or interest in property to secure payment of a debt or performance of an obligation or other priority or preferential arrangement of any kind or nature whatsoever, including any agreement to grant any of the foregoing, any conditional sale or other title retention agreement, any lease in the nature of a security interest, and/or the filing of or agreement to give any financing statement (other than a precautionary financing statement with respect to a lease that is not in the nature of a security interest) under the Uniform Commercial Code or comparable Laws of any jurisdiction with respect to any Property, including the interest of a purchaser of accounts receivable; provided that in no event shall (a) the interest of a lessor under an operating lease or (b) customary restrictions in purchase and sale agreements constitute a Lien.

“Life Insurance Policy Loans” means obligations in respect of money borrowed by the Borrower or its Subsidiaries against the available cash surrender value of any COLI policy in accordance with the terms of such policy, which obligations shall be nonrecourse to Borrower and its Subsidiaries.

“Loan” means any advance made or to be made by any Lender to Borrower as provided in Section 2, and includes each Revolving Credit (USD) Loan, Revolving Credit (MC) Loan and Swing Line Loan.

“Loan Documents” means, collectively, this Agreement, the Notes, the Fee Letters, the Letters of Credit, the Swing Line Documents, any Request for Extension of Credit, any Issuer Documents, any Compliance Certificate, any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.17 of this Agreement, and any other agreements of any type or nature hereafter executed and delivered by Borrower or any of its Subsidiaries or Affiliates to Administrative Agent, the Issuing Lender or to any Lender in any way relating to or in furtherance of this Agreement, in each case either as originally executed or as the same may from time to time be supplemented, modified, amended, restated, extended or replaced.

“Margin Stock” means “margin stock” as such term is defined in Regulation U of the FRB as in effect from time to time.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations or financial condition of Borrower and its Subsidiaries, taken as a whole; (b) the ability of Borrower to perform its obligations under the Loan Documents; or (c) the rights and remedies of the Administrative Agent or the Lenders under the Loan Documents.

“Maturity Date” means September 10, 2029; provided, however, that if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Minimum Amount” means, with respect to each of the following actions, the following amounts set forth opposite such action (a reference to “Minimum Amount” shall also be deemed a reference to the multiples in excess thereof set forth below):

Type of Action	Minimum Amount	Minimum Multiples in excess of Minimum Amount
Borrowing of, prepayment of or Conversion into, Base Rate Loans	$2,000,000	$1,000,000
Borrowing of, prepayment of, Continuation of, or Conversion into, Term SOFR Loans or Alternative Currency Loans	$5,000,000	$1,000,000
Borrowing of Revolving Credit (USD) Loans as Base Rate Loans to repay Swing Line Loans	Amount of Swing Line Loans being repaid	N/A
Reduction in Revolving Credit (USD) Commitments or Revolving Credit (MC) Commitments	$10,000,000	$10,000,000
Assignments with respect to the Revolving Credit (USD) Facility	$10,000,000	N/A
Assignments with respect to the Revolving Credit (MC) Facility	$5,000,000	N/A

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA that is sponsored, maintained, contributed to by Borrower or any ERISA Affiliate or to which Borrower or any ERISA Affiliate has any liability (contingent or otherwise).

“Net Income” means, with respect to any fiscal period, the consolidated net income of Borrower and its Subsidiaries, excluding any consolidated net income not attributable to Borrower and its Subsidiaries for that period, determined in accordance with GAAP, consistently applied.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all affected Lenders or each Lender affected by the applicable consent, waiver or amendment in accordance with the terms of Section 10.1 and (ii) has been approved by the Requisite Lenders.

“Non-Extending Lender” has the meaning specified in Section 2.18(b).

“Non-Extension Notice Date” has the meaning specified in Section 2.4(g).

“Non-SOFR Scheduled Unavailability Date” has the meaning specified in Section 3.3(c)(ii).

“Non-SOFR Successor Rate” has the meaning specified in Section 3.3(c).

“Notes” means, collectively, the Revolving Credit (USD) Notes and the Revolving Credit (MC) Notes.

“Notice Date” has the meaning specified in Section 2.18(b).

“Obligations” means all present and future obligations of every kind or nature of Borrower at any time and from time to time owed to Administrative Agent, any Lender, the Issuing Lender or any Person entitled to indemnification, or any one or more of them, under any one or more of the Loan Documents or otherwise with respect to any Loan or Letter of Credit, in each case whether due or to become due, matured or to become mature, liquidated or unliquidated, or contingent or actual, including obligations of performance as well as obligations of payment, and including interest that accrues after the commencement of any proceeding under any Debtor Relief Law by or against Borrower or any Subsidiary or Affiliate of Borrower.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Opinion of Counsel” means the favorable written legal opinion of in-house counsel to the Borrower, who has acted as counsel to Borrower, substantially in the form of Exhibit F, together with copies of all factual certificates and legal opinions upon which such counsel has relied.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.6).

“Outstanding Amount” means (i) with respect to Revolving Credit (USD) Loans, Revolving Credit (MC) Loans and Swing Line Loans on any date, the Dollar Equivalent amount of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Revolving Credit (USD) Loans, Revolving Credit (MC) Loans and Swing Line Loans, as the case may be, occurring on such date; and (ii) with respect to any Letter of Credit Usage on any date, the Dollar Equivalent amount of such Letter of Credit Usage on such date after giving effect to any Letter of Credit Extension occurring on such date and any other changes in the aggregate amount of the Letter of Credit Usage as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

“Outstanding Obligations” means, as of any date, and after giving effect to making any Extensions of Credit requested on such date and all payments, repayments and prepayments made on such date, the sum of (a) the aggregate outstanding principal of all Loans, and (b) all Letter of Credit Usage.

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent, the Issuing Lender or the Swing Line Lender, as the case may be, in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in an Alternative Currency, an overnight rate reasonably determined by the Administrative Agent or the Issuing Lender, as the case may be, in accordance with banking industry rules on interbank compensation.

“Participant” has the meaning specified in Section 10.6(d).

“Participant Register” has the meaning specified in Section 10.6(c).

“Participating Member State” means any member state of the European Union that adopts or has adopted the Euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto established under ERISA.

“Pension Act” means the Pension Protection Act of 2006.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, which is subject to Title IV of ERISA and is maintained by Borrower or its ERISA Affiliates or to which Borrower or any of its ERISA Affiliates contributes or has an obligation to contribute, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding five plan years.

“Permitted Investment” means:

(a)            Investments held by Borrower or any of its Subsidiaries in the form of cash, Cash Equivalents or short-term marketable securities;

(b)            advances or loans to officers, directors and employees of Borrower and its Subsidiaries in the ordinary course of business;

(c)            consignments of inventory in the ordinary course of business;

(d)            contributions to a “rabbi” trust for the benefit of employees or other grantor trust subject to claims of creditors in the case of a bankruptcy of the Borrower or its Subsidiaries;

(e)            Investments consisting of extension of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(f)            investments by the Borrower or a Subsidiary in the capital stock of its Subsidiaries;

(g)            loans or advances made by the Borrower to, and Guaranty Obligations by the Borrower of obligations of, any Subsidiary, and loans or advances made by any Subsidiary to, and the Borrower by any Subsidiary of obligations of, the Borrower or any other Subsidiaries;

(h)            Guarantees constituting Indebtedness permitted by Section 7.2;

(i)            Investments received in connection with the bona fide settlement of any defaulted Indebtedness or other liability owed to the Borrower or any Subsidiary;

(j)            Investment permitted by Section 7.7;

(k)            Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and similar deposits entered into in the ordinary course of business;

(l)            any Investment existing on the Effective Date or made pursuant to binding commitments in effect on the Effective Date or an Investment consisting of any modification, replacement, renewal or extension of any Investment or binding commitment existing on the Effective Date;

(m)            Investments consisting of purchases or acquisitions of inventory, supplies, materials and equipment or purchases, acquisitions, licenses, sublicenses or leases or subleases of intellectual property, or other rights or assets, in each case in the ordinary course of business;

(n)            advances, loans or extensions of credit to customers and suppliers or to vendors, in the ordinary course of business by any Borrower or any of its Subsidiaries;

(o)            any Investment received in settlement of debts, claims or disputes owed to the Borrower or any Subsidiary of the Borrower that arose out of transactions in the ordinary course of business; and

(p)            Investments consisting of purchases and acquisitions of assets or services in the ordinary course of business;

(q)            accounts receivable, security deposits and prepayments and other credits granted or made in the ordinary course of business and any Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and others, including in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with or judgments against, such account debtors and others, in each case in the ordinary course of business; and

(s)            Swap Contracts not entered into for speculative purposes.

“Permitted Liens” means:

(a)           inchoate Liens incident to construction on or maintenance of Real Property; or Liens incident to construction on or maintenance of Real Property now or hereafter filed of record for which adequate reserves have been set aside (or deposits made pursuant to Applicable Law) and which are being contested in good faith by appropriate proceedings and have not proceeded to judgment; provided that, by reason of nonpayment of the obligations secured by such Liens, no such Real Property is subject to a material risk of loss or forfeiture;

(b)           Liens for taxes and assessments on Real Property which are not past due; or Liens for taxes and assessments on Real Property for which adequate reserves have been set aside and are being contested in good faith by appropriate proceedings;

(c)           minor defects and irregularities in title, easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which do not in any case materially detract from the value of the Property subject thereto or interfere with the ordinary conduct of the businesses of Borrower and its Subsidiaries;

(d)           rights reserved to or vested in any Governmental Authority to control or regulate, or obligations or duties to any Governmental Authority with respect to, the use of any Real Property;

(e)           rights reserved to or vested in any Governmental Authority to control or regulate, or obligations or duties to any Governmental Authority with respect to, any right, power, franchise, grant, license, or permit;

(f)           present or future zoning laws and ordinances or other laws and ordinances restricting the occupancy, use, or enjoyment of Real Property;

(g)          statutory Liens, other than those described in subsections (a) or (b) above, arising in the ordinary course of business with respect to obligations which are not delinquent or are being contested in good faith; provided that, if delinquent, adequate reserves have been set aside with respect thereto and, by reason of nonpayment, no Property is subject to a material risk of loss or forfeiture;

(h)            covenants, conditions, and restrictions affecting the use of Real Property which in the aggregate do not materially impair the fair market value or use of the Real Property for the purposes for which it is held;

(i)             rights of tenants under leases and rental agreements covering Real Property entered into in the ordinary course of business of the Person owning such Real Property;

(j)             Liens consisting of pledges or deposits to secure (i) obligations under workers’ compensation, unemployment insurance, social security and other laws or similar legislation, including Liens of judgments thereunder which are not currently dischargeable and (ii) the performance of statutory obligations, not incurred in connection with (A) the borrowing of money or (B) the deferred purchase price of goods or inventory;

(k)            Liens consisting of pledges or deposits of Property to secure performance in connection with operating leases made in the ordinary course of business to which Borrower or any Subsidiary of Borrower is a party as lessee;

(l)             Liens consisting of any right of offset, or statutory bankers’ lien, on bank deposit accounts maintained in the ordinary course of business so long as such bank deposit accounts are not established or maintained for the purpose of providing such right of offset or bankers’ lien;

(m)           Liens consisting of deposits of Property to secure statutory obligations of Borrower or any Subsidiary of Borrower in the ordinary course of its business;

(n)           Liens consisting of deposits of Property to secure (or in lieu of) surety, appeal or customs bonds in proceedings to which Borrower or any Subsidiary of Borrower is a party in the ordinary course of its business;

(o)           judgment, attachment or other similar liens in respect of judgments that do not constitute an Event of Default or securing appeal or other surety bonds related to such judgments;

(p)           other non-consensual Liens incurred in the ordinary course of business but not in connection with an extension of credit, which do not in the aggregate, when taken together with all other Liens, materially impair the value or use of the Property of Borrower and its Subsidiaries, taken as a whole;

(q)           Liens consisting of (i) an interest (other than a legal or equitable co-ownership interest, an option or right to acquire a legal or equitable co-ownership interest and any interest of a ground lessor under a ground lease), that does not materially impair the value or use of Property for the purposes for which it is or may reasonably be expected to be held, (ii) an option or right to acquire a Lien that would be a Permitted Lien, (iii) the subordination of a lease or sublease in favor of a financing entity and (iv) a license, or similar right, of or to Intangible Assets granted in the ordinary course of business;

(r)            carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law;

(s)           pledges and deposits made (i) to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business and (ii) in respect of letters of credit, bank guarantees or similar instruments issued for the account of the Borrower or any Subsidiary thereof in the ordinary course of business supporting obligations of the type set forth in clause (i) above;

(t)            Liens representing any interest or title of a licensor, lessor or sub-licensor or sub-lessor, or a licensee, lessee or sub-licensee or sub-lessee, in the property subject to any lease, license or sublicense or concession agreement not prohibited by this Agreement;

(u)           Liens incurred or deposits made in the ordinary course of business in connection with operating leases;

(v)           Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the import or export of goods;

(w)           Liens solely on any cash earnest money deposits made by the Borrower or any Subsidiary in connection with any letter of intent or purchase agreement permitted hereunder;

(x)           the prior rights of consignees and their lenders under consignment arrangements entered into in the ordinary course of business;

(y)           Liens arising from precautionary Uniform Commercial Code financing statements, conditional sale, title retention, consignments or similar arrangements entered into in connection with any transaction not prohibited by this Agreement;

(z)           Liens securing insurance premiums financing arrangements, provided, that such Liens are limited to the applicable unearned insurance premiums;

(aa)         Liens entered into or granted in connection with Customer Finance Programs or the purchase and sale of inventory, or the sale of receivables pursuant to non-recourse factoring arrangements;

(bb)        encumbrances or restrictions arising under any “rabbi trust” formed in connection with any deferred compensation arrangements;

(cc)         restrictions on transfers of securities imposed by applicable securities laws;

(dd)        Liens on (i) any cash earnest money deposits made by the Company or any Subsidiary in connection with any proposed acquisition, letter of intent or purchase agreement and (ii) cash relating to escrows established for an adjustment in purchase price or liabilities or indemnities for dispositions; and

(ee)        Liens encumbering the Borrower’s or any of its Subsidiary’s equity interests or other investments in any joint venture (excluding, for the avoidance of doubt, any wholly owned Subsidiary) (i) securing obligations (other than Indebtedness) of the Borrower or such Subsidiary under the joint venture agreement for such joint venture or (ii) in the nature of customary voting, equity transfer, redemptive rights or similar terms (other than Liens securing Indebtedness) under any such agreement; provided that such Lien does not apply to any other property or asset of the Borrower or any Subsidiary.

“Person” means any individual or entity, including a trustee, corporation, limited liability company, general partnership, limited partnership, joint stock company, trust, estate, unincorporated organization, business association, firm, joint venture, Governmental Authority, or other entity.

“Priority Indebtedness” means, as of the time of determination, the aggregate amount of (a) unsecured Indebtedness of Borrower’s Subsidiaries (excluding indebtedness owing to Borrower or any Subsidiary of Borrower) plus (b) all Indebtedness of Borrower and its Subsidiaries that is secured by Liens (excluding Liens permitted by clauses (a) through (h) of Section 7.1).

“Pro Rata Revolving Credit (USD) Share” means with respect to any Revolving Credit (USD) Lender at any time, such Revolving Credit (USD) Lender’s Pro Rata Share in respect of the Revolving Credit (USD) Facility at such time.

“Pro Rata Share” means (a) in respect of the Revolving Credit (USD) Facility, with respect to any Revolving Credit (USD) Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Revolving Credit (USD) Commitments represented by such Revolving Credit (USD) Lender’s Revolving Credit (USD) Commitment at such time, in each case, subject to adjustment as provided in Section 2.16 and (b) in respect of the Revolving Credit (MC) Facility, with respect to any Revolving Credit (MC) Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Revolving Credit (MC) Commitments represented by such Revolving Credit (MC) Lender’s Revolving Credit (MC) Commitment at such time. If the commitment of each Revolving Credit (USD) Lender to make Revolving Credit (USD) Loans and the obligation of the Issuing Lender to make Extensions of Credit with respect to Letters of Credit have been terminated pursuant to Section 8.2, or if the Aggregate Revolving Credit (USD) Commitments have expired, then the Pro Rata Share of each Revolving Credit (USD) Lender in respect of the Revolving Credit (USD) Facility shall be determined based on the Pro Rata Share of such Revolving Credit (USD) Lender in respect of the Revolving Credit (USD) Facility most recently in effect, giving effect to any subsequent assignments. If the commitment of each Revolving Credit (MC) Lender to make Revolving Credit (MC) Loans has been terminated pursuant to Section 8.2, or if the Aggregate Revolving Credit (MC) Commitments have expired, then the Pro Rata Share of each Revolving Credit (MC) Lender in respect of the Revolving Credit (MC) Facility shall be determined based on the Pro Rata Share of such Revolving Credit (MC) Lender in respect of the Revolving Credit (MC) Facility most recently in effect, giving effect to any subsequent assignments. The initial Pro Rata Share of each Lender in respect of each Facility is set forth opposite the name of such Lender on Schedule 2.1 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Property” or “Properties” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Quarterly Payment Date” means the last Business Day of each calendar quarter.

“Rate Determination Date” means two (2) Business Days prior to the commencement of such Interest Period (or such other day as is generally treated as the rate fixing day by market practice in such interbank market, as determined by Administrative Agent; provided that to the extent such market practice is not administratively feasible for Administrative Agent, then “Rate Determination Date” means such other day as otherwise reasonably determined by Administrative Agent).

“Real Property” means, as of any date of determination, all real Property then or theretofore owned, leased or occupied by Borrower or any of its Subsidiaries.

“Recipient” means the Administrative Agent, any Lender, the Issuing Lender or any other recipient of any payment to be made by or on account of any obligation of Borrower hereunder.

“Register” has the meaning specified in Section 10.6(c).

“Regulations T, U and X” means Regulations T, U and X, as at any time amended, of the FRB, or any other regulations in substance substituted therefor.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors, consultants, service providers and representatives of such Person and of such Person’s Affiliates.

“Relevant Rate” means with respect to any Extension of Credit denominated in (a) Dollars, SOFR, (b) Sterling, SONIA, (c) Euros, EURIBOR and (d) Canadian Dollars, the Term CORRA Rate, as applicable.

“Reportable Event” means, any of the events set forth in Section 4043(c) of ERISA or the regulations thereunder, other than any such event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the PBGC.

“Request for Extension of Credit” means a written request substantially in the form of Exhibit A or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent) or telephonic request followed by such written request, duly completed and signed by a Responsible Officer of Borrower, in each case delivered to Administrative Agent by Requisite Notice.

“Requisite Facility Lenders” means (a) for the Revolving Credit (USD) Facility, the Requisite Revolving Credit (USD) Lenders and (b) for the Revolving Credit (MC) Facility, the Requisite Revolving Credit (MC) Lenders.

“Requisite Lenders” means, at any time, Lenders having Total Credit Exposure representing more than 50% of the Total Credit Exposure of all Lenders. The Total Credit Exposure of any Defaulting Lender shall be disregarded in determining Requisite Lenders at any time; provided that, the amount of any participation in any Swing Line Loan and Unreimbursed Amounts that any Defaulting Lender has failed to fund that have not been reallocated to and funded by another Revolving Credit (USD) Lender shall be deemed to be held by the Lender that is the Swing Line Lender or Issuing Lender, as the case may be, in making such determination.

“Requisite Notice” means, unless otherwise provided herein, (a) irrevocable written notice to the intended recipient (which may include any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent) or (b) irrevocable telephonic notice to the intended recipient, promptly followed by a written notice to such recipient. Such notices shall be (i) delivered or made to such recipient at the address, telephone number or facsimile number set forth on Schedule 10.2 or in the Administrative Questionnaire or as otherwise designated by such recipient by Requisite Notice to Administrative Agent and (ii) if made by Borrower, given or made by a Responsible Officer. Any written notice shall be in the form, if any, prescribed in the applicable section herein and may be given by facsimile; provided such facsimile is promptly confirmed by a telephone call to such recipient or, in the case of any notices given pursuant to Section 2, any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent.

“Requisite Revolving Credit (MC) Lenders” means, at any time, Lenders having more than 50% of the sum of the aggregate Outstanding Amount of Revolving Credit (MC) Loans plus the aggregate unused Revolving Credit (MC) Commitments. The aggregate Outstanding Amount of Revolving Credit (MC) Loans and unused Revolving Credit (MC) Commitment of any Defaulting Lender shall be disregarded in determining Requisite Revolving Credit (MC) Lenders at any time.

“Requisite Revolving Credit (USD) Lenders” means, at any time, Lenders having more than 50% of the sum of the aggregate Revolving Credit (USD) Exposures plus the aggregate unused Revolving Credit (USD) Commitments. The Revolving Credit (USD) Exposure and unused Revolving Credit (USD) Commitment of any Defaulting Lender shall be disregarded in determining Requisite Revolving Credit (USD) Lenders at any time; provided that, the amount of any participation in any Swing Line Loan and Unreimbursed Amounts that such Defaulting Lender has failed to fund that have not been reallocated to and funded by another Revolving Credit (USD) Lender shall be deemed to be held by the Lender that is the Swing Line Lender or Issuing Lender, as the case may be, in making such determination.

“Requisite Time” means, with respect to any of the actions listed below, the time set forth opposite such action (all times are California time) on or prior to the date (the “relevant date”) of such action:

Action	Time	Date
Borrowing or prepayment of Base Rate Loans	9:00 a.m.	Relevant date
Borrowing of, Continuation of, prepayment of, or Conversion into Term SOFR Loans denominated in Dollars	10:00 a.m.	2 Business Days prior to relevant date
Borrowing of, Continuation of or prepayment of Loans denominated in Alternative Currencies	10:00 a.m.	4 Business Days prior to relevant date
Borrowing of, Continuation of or prepayment of Loans denominated in Special Notice Currencies	10:00 a.m.	5 Business Days prior to relevant date
Voluntary Reduction or Termination of Revolving Credit (USD) Commitments or Revolving Credit (MC) Commitments	10:00 a.m.	2 Business Days prior to relevant date
Letter of Credit action	10:00 a.m.	5 Business Days prior to relevant date
Funds (including scheduled or required repayments and payments of principal and interest) made available by Lenders or Borrower to Administrative Agent	11:00 a.m.	Relevant date

“Rescindable Amount” has the meaning as specified in Section 2.12(d)(ii).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means the chief executive officer, president, chief financial officer, chief operating officer, secretary, corporate controller or treasurer of Borrower, or any other officer or partner having substantially the same authority and responsibility and, solely for purposes of notices given pursuant to Section 2, any other officer or employee of Borrower so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of Borrower designated in or pursuant to an agreement between Borrower and the Administrative Agent. Any document or certificate hereunder that is signed or executed by a Responsible Officer of Borrower shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of Borrower and such Responsible Officer shall be conclusively presumed to have acted on behalf of Borrower.

“Revaluation Date” means, (a) with respect to any Revolving Credit (MC) Loan, each of the following: (i) each date of a Borrowing of an Alternative Currency Loan, (ii) with respect to an Alternative Currency Daily Rate Loan, each Interest Payment Date, (iii) each date of a Continuation of an Alternative Currency Term Rate Loan pursuant to Section 2.2, and (iv) such additional dates as Administrative Agent shall reasonably determine or the Requisite Revolving Credit (MC) Lenders shall require; and (b) with respect to any Letter of Credit, each of the following: (i) each date of issuance, amendment and/or extension of a Letter of Credit denominated in an Alternative Currency, (ii) each date of any payment by the Issuing Lender under any Letter of Credit denominated in an Alternative Currency, (iii) in the case of all Existing Letters of Credit denominated in Alternative Currencies (if any), the Effective Date, and (v) such additional dates as the Administrative Agent or the Issuing Lender shall reasonably determine or the Required Revolving Credit (USD) Lenders shall require.

“Revolving Credit (MC) Borrowing” means a borrowing consisting of simultaneous Revolving Credit (MC) Loans of the same type, in the same currency and, in the case of Term SOFR Loans or Alternative Currency Term Rate Loans, having the same Interest Period made by each of the Revolving Credit (MC) Lenders pursuant to Section 2.1(b).

“Revolving Credit (USD) Borrowing” means a borrowing consisting of simultaneous Revolving Credit (USD) Loans of the same type and, in the case of Term SOFR Loans, having the same Interest Period made by each of the Revolving Credit (USD) Lenders pursuant to Section 2.1(a).

“Revolving Credit (MC) Commitment” means, as to each Lender, its obligation to make Revolving Credit (MC) Loans to Borrower pursuant to Section 2.1(b) in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.1 under the caption “Revolving Credit (MC) Commitment” or opposite such caption or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Revolving Credit (USD) Commitment” means, as to each Lender, its obligation to (a) make Revolving Credit (USD) Loans to Borrower pursuant to Section 2.1(a), (b) purchase participations in Letter of Credit Usage, and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.1 under the caption “Revolving Credit (USD) Commitment” or opposite such caption or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Revolving Credit (USD) Exposure” means, as to any Revolving Credit (USD) Lender at any time, the aggregate Outstanding Amount at such time of Revolving Credit (USD) Loans and aggregate Outstanding Amount of such Revolving Credit (USD) Lender’s participation in Letter of Credit Usage and Swing Line Loans at such time.

“Revolving Credit (MC) Facility” means, at any time, the revolving credit facility provided in this Agreement pursuant to the Aggregate Revolving Credit (MC) Commitments.

“Revolving Credit (USD) Facility” means, at any time, the revolving credit facility provided in this Agreement pursuant to the Aggregate Revolving Credit (USD) Commitments, including the participations in the Letter of Credit Usage and Swing Line Loans thereunder.

“Revolving Credit (MC) Lender” means, at any time, any Lender that has a Revolving Credit (MC) Commitment or outstanding Revolving Credit (MC) Loans at such time.

“Revolving Credit (USD) Lender” means, at any time, any Lender that has a Revolving Credit (USD) Commitment or Revolving Credit (USD) Exposure at such time.

“Revolving Credit (MC) Loan” means a Loan of any type made to Borrower by any Revolving Credit (MC) Lender pursuant to Section 2.1(b). All Revolving Credit (MC) Loans may be denominated in Dollars or Alternative Currencies.

“Revolving Credit (USD) Loan” means a Loan of any type made to Borrower by any Revolving Credit (USD) Lender pursuant to Section 2.1(a). All Revolving Credit (USD) Loans shall be denominated in Dollars.

“Revolving Credit (MC) Note” means a promissory note made by Borrower in favor of a Revolving Credit (MC) Lender evidencing Revolving Credit (MC) Loans made by such Lender, substantially in the form of Exhibit C-2, either as originally executed or as the same may from time to time be supplemented, modified, amended, renewed, extended or replaced.

“Revolving Credit (USD) Note” means a promissory note made by Borrower in favor of a Revolving Credit (USD) Lender or the Swing Line Lender evidencing Revolving Credit (USD) Loans or Swing Line Loans, as the case may be, made by such Lender, substantially in the form of Exhibit C-1, either as originally executed or as the same may from time to time be supplemented, modified, amended, renewed, extended or replaced.

“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be determined by the Administrative Agent or the Issuing Lender, as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.

“Sanction(s)” means any sanction administered or enforced by the United States Government (including without limitation, OFAC), the United Nations Security Council, the European Union, His Majesty’s Treasury (“HMT”) or other relevant sanctions authority.

“Scheduled Unavailability Date” means the Non-SOFR Scheduled Unavailability Date and/or the SOFR Scheduled Unavailability Date as the context requires.

“Senior Note Indebtedness” means any Indebtedness outstanding or issued under any of the Senior Note Indentures.

“Senior Note Indentures” means, collectively, (a) the Indenture dated as of November 20, 2006, made by Borrower, as Issuer, and certain Subsidiaries from time to time parties thereto as guarantors, and Wells Fargo Bank, National Association, as Trustee, pursuant to which Borrower issued its 6.850% Senior Notes due 2036, (b) the Indenture dated as of April 12, 2013, made by Borrower, as Issuer, and certain Subsidiaries from time to time parties thereto as guarantors, and Wells Fargo Bank, National Association, as Trustee, pursuant to which Borrower issued its 4.50% Senior Notes due April 15, 2023, (c) the Indenture dated as of August 3, 2020, made by Borrower, as Issuer, and Wells Fargo Bank, National Association, as Trustee, pursuant to which Borrower issued its 1.300% Senior Notes due August 15, 2025 and its 2.150% Senior Notes due August 15, 2030 and (d) any additional indentures pursuant to which Borrower or its Subsidiaries from time to time issue any senior notes in accordance with the provisions of this Agreement, in each case, as amended, supplemented, refinanced, replaced, exchanged or otherwise modified from time to time.

“Significant Subsidiary” means, as of any date of determination, any Subsidiary which (a) has Consolidated Net Tangible Assets equal to or greater than 5% of the Consolidated Net Tangible Assets of Borrower and its Subsidiaries on a consolidated basis, (b) has revenue equal to or greater than 5% of the total revenue of Borrower and its Subsidiaries on a consolidated basis (calculated for the period of four fiscal quarters ending as of the last day of the most recently ended fiscal quarter on or before such date) or (c) owns, directly or indirectly, any Subsidiary that is a Significant Subsidiary pursuant to clauses (a) or (b) above.

“SOFR” means the Secured Overnight Financing Rate as administered by the Federal Reserve Bank of New York (or a successor administrator).

“SOFR Administrator” means the Federal Reserve Bank of New York, as the administrator of SOFR, or any successor administrator of SOFR designated by the Federal Reserve Bank of New York or other Person acting as the SOFR Administrator at such time that is satisfactory to the Administrative Agent.

“SOFR Scheduled Unavailability Date” has the meaning specified in Section 3.3(b)(ii).

“SOFR Successor Rate” has the meaning specified in Section 3.3(b).

“SONIA” means, with respect to any applicable determination date, the Sterling Overnight Index Average Reference Rate published on the fifth Business Day preceding such date on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time); provided however that if such determination date is not a Business Day, SONIA means such rate that applied on the first Business Day immediately prior thereto.

“SPC” has the meaning specified in Section 10.6(i).

“Special Notice Currency” means at any time an Alternative Currency, other than the currency of a country that is a member of the Organization for Economic Cooperation and Development at such time located in North America or Europe.

“Sterling” and “£” mean the lawful currency of the United Kingdom.

“Stockholders’ Equity” means, as of any date of determination for Borrower and its Subsidiaries on a consolidated basis, stockholders’ equity as of that date determined in accordance with GAAP.

“Subsidiary” means, as of any date of determination and with respect to any Person, any corporation, limited liability company or partnership (whether or not, in either case, characterized as such or as a “joint venture”), whether now existing or hereafter organized or acquired: (a) in the case of a corporation or limited liability company, of which a majority of the securities having ordinary voting power for the election of directors or other governing body (other than securities having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, by such Person and/or one or more Subsidiaries of such Person, or (b) in the case of a partnership, of which a majority of the partnership or other ownership interests are at the time beneficially owned, or the management of which is otherwise controlled, by such Person and/or one or more of its Subsidiaries.

“Successor Rate” has the meaning specified in Section 3.3(c).

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swing Line” means the revolving line of credit established by the Swing Line Lender in favor of Borrower pursuant to Section 2.3.

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.3.

“Swing Line Documents” means a promissory note, if requested by the Swing Line Lender, and any other documents executed by Borrower in favor of the Swing Line Lender in connection with the Swing Line, each in form and substance satisfactory to Borrower, the Swing Line Lender, and Administrative Agent.

“Swing Line Lender” means Bank of America, in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loans” means loans made by the Swing Line Lender to Borrower under the Swing Line.

“Swing Line Outstandings” means, as of any date of determination, the aggregate principal Indebtedness of Borrower on all Swing Line Loans then outstanding.

“Swing Line Sublimit” means an amount equal to the lesser of (a) the Aggregate Revolving Credit (USD) Commitments and (b) $50,000,000. The Swing Line Sublimit is part of, and not in addition to, the Aggregate Revolving Credit (USD) Commitments.

“Synthetic Lease” means, with respect to any Person, (a) a so-called synthetic lease, or (b) an agreement for the use or possession of property creating obligations which do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the Indebtedness of such Person (without regard to accounting treatment).

“T2” means the real time gross settlement system operated by the Eurosystem, or any successor system.

“TARGET Day” means any day on which T2 is open for the settlement of payments in Euro.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term CORRA Adjustment” means (i) 0.29547% (29.547 basis points) for an Interest Period of one-month’s duration and 0.32138% (32.138 basis points) for an Interest Period of three-months’ duration.

“Term CORRA Rate” has the meaning specified in the definition of “Alternative Currency Term Rate.

“Term SOFR” means:

(a)            for any Interest Period with respect to a Term SOFR Loan, the rate per annum equal to the Term SOFR Screen Rate two U.S. Government Securities Business Days prior to the commencement of such Interest Period with a term equivalent to such Interest Period; provided that if the rate is not published prior to 11:00 a.m. (Eastern Time) on such determination date then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto; and

(b)            for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to the Term SOFR Screen Rate two U.S. Government Securities Business Days prior to such date with a term of one month commencing that day; provided that if the rate is not published prior to 11:00 a.m. (Eastern Time) on such determination date then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto;

provided that if the Term SOFR determined in accordance with either of the foregoing provisions (a) or (b) of this definition would otherwise be less than zero, the Term SOFR shall be deemed zero for purposes of this Agreement.

“Term SOFR Loan” means a Loan that bears interest at a rate based on clause (a) of the definition of Term SOFR.

“Term SOFR Screen Rate” means the forward-looking SOFR term rate administered by CME (or any successor administrator satisfactory to the Administrative Agent) and published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time in its reasonable discretion).

“Total Credit Exposure” means, as to any Lender at any time, the unused Commitments, Revolving Credit (USD) Exposure and outstanding Revolving Credit (MC) Loans of such Lender at such time.

“Total Net Leverage Ratio” means, as of the last day of any Fiscal Quarter (including the last day of a Fiscal Quarter which is also the last day of a Fiscal Year), the ratio, calculated on a consolidated basis for Borrower and its Subsidiaries, of (a) the positive difference of (i) Funded Debt as of such date minus (ii) Domestic Cash as of such date to (b) the sum of (i) the positive difference of (A) Funded Debt as of such date minus (B) Domestic Cash as of such date plus (ii) Stockholders’ Equity as of such date. As used herein, “Domestic Cash” means the lesser of (a) 100% of unrestricted and unencumbered Cash of Borrower and its Domestic Subsidiaries maintained in the United States and (b) $500,000,000.

“Total Revolving Credit (USD) Outstandings” means the aggregate Outstanding Amount of all Revolving Credit (USD) Loans, Swing Line Loans and Letter of Credit Usage.

“type” of Revolving Credit (USD) Loan or Revolving Credit (MC) Loan, as the case may be, means (a) a Base Rate Loan, (b) an Alternative Currency Daily Rate Loan or (c) a Term SOFR Loan or an Eurocurrency Rate Loan, in either case with an Interest Period of one, three or six months thereafter, as selected by Borrower in the Request for Extension of Credit relating thereto. “type” means, in respect of Revolving Credit (USD) Loans, Revolving Credit (MC) Loans and Swing Line Loans, their character as such.

“UCP” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce (“ICC”) Publication No. 600 (or such later version thereof as may be in effect at the time of issuance).

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to the Pension Funding Rules for the applicable plan year.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.4(h).

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“US Patriot Act” has the meaning specified in Section 10.14.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.2            Use of Defined Terms. Any defined term used in the plural shall refer to all members of the relevant class, and any defined term used in the singular shall refer to any one or more of the members of the relevant class.

1.3            Accounting Terms.

(a)            All accounting terms not specifically defined in this Agreement shall be construed in conformity with, and all financial data required to be submitted by this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, except as otherwise specifically prescribed herein, and including, for the avoidance of doubt, giving effect to FASB ASC 842 as adopted by Borrower.

(b)            If at any time any change in GAAP or the adoption of International Financial Reporting Standards (“IFRS”) (each an “Accounting Change”) would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either Borrower or the Requisite Lenders shall so request, the Administrative Agent, the Lenders and Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such Accounting Change (subject to the approval of the Requisite Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such Accounting Change therein and (ii) Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such Accounting Change.

(c)            Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

1.4            Rounding. Any financial ratios required to be maintained by Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed in this Agreement and rounding the result up or down to the nearest number (with a rounding up if there is no nearest number).

1.5            Exhibits and Schedules. All Exhibits and Schedules to this Agreement, either as originally existing or as the same may from time to time be supplemented, modified or amended, are incorporated herein by this reference. A matter disclosed on any Schedule shall be deemed disclosed on all Schedules.

1.6            Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar Equivalent of the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

1.7            Miscellaneous Terms. The term “or” is disjunctive; the term “and” is conjunctive. The term “shall” is mandatory; the term “may” is permissive. Masculine terms also apply to females; feminine terms also apply to males. The term “including” is by way of example and not limitation. Unless the context requires otherwise, any definition of or reference to any agreement, instrument or other document shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented, refinanced, replaced, exchanged or otherwise modified (subject to any restrictions on such amendments, supplements, refinancings, replacements, exchanges or modifications set forth herein or in any other Loan Document).

1.8            Exchange Rates; Currency Equivalents.

(a)            Administrative Agent or the Issuing Lender, as the case may be, shall determine the Dollar Equivalent amounts of Extensions of Credit and Outstanding Amounts denominated in Alternative Currencies. Such Dollar Equivalent shall become effective as of such Revaluation Date and shall be the Dollar Equivalent of such amounts until the next Revaluation Date to occur. Except for purposes of financial statements delivered by the Borrower hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent or the Issuing Lender, as the case may be.

(b)            Wherever in this Agreement in connection with a Revolving Credit (MC) Borrowing, Conversion, Continuation or prepayment of an Alternative Currency Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Revolving Credit (MC) Borrowing, Loan or Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by Administrative Agent or the Issuing Lender, as the case may be.

(c)            For purposes of determining compliance with Section 7, no Default or Event of Default shall be deemed to have occurred solely as a result of changes in the Dollar Equivalent occurring after the time any Lien or Indebtedness is created or incurred.

1.9            Additional Alternative Currencies.

(a)            Borrower may from time to time request that Revolving Credit (MC) Loans that are Alternative Currency Loans be made and/or Letters of Credit be issued in a currency other than those specifically listed in the definition of “Alternative Currency;” provided that such requested currency is an Eligible Currency. In the case of any such request with respect to the making of Alternative Currency Loans, such request shall be subject to the approval of Administrative Agent and each Revolving Credit (MC) Lender; and in the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of Administrative Agent and the Issuing Lender.

(b)            Any such request shall be made to Administrative Agent not later than 11:00 a.m. (California time), 20 Business Days prior to the date of the desired Extension of Credit (or such other time or date as may be agreed by the Administrative Agent and, in the case of any such request pertaining to Letters of Credit, the Issuing Lender, in its or their sole discretion). In the case of any such request pertaining to Alternative Currency Loans, Administrative Agent shall promptly notify each Revolving Credit (MC) Lender thereof; and in the case of any such request pertaining to Letters of Credit, Administrative Agent shall promptly notify the Issuing Lender thereof. Each Revolving Credit (MC) Lender (in the case of any such request pertaining to Alternative Currency Loans) or the Issuing Lender (in the case of any such request pertaining to Letters of Credit) shall notify Administrative Agent, not later than 11:00 a.m. (California time), ten Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Alternative Currency Loans or the issuance of Letters of Credit, as the case may be, in such requested currency.

(c)            Any failure by a Revolving Credit (MC) Lender or the Issuing Lender, as the case may be, to respond to such request within the time period specified in subsection (b) above shall be deemed to be a refusal by such Lender or the Issuing Lender, as the case may be, to permit Alternative Currency Loans to be made or Letters of Credit to be issued in such requested currency. If Administrative Agent and all the Revolving Credit (MC) Lenders consent to making Alternative Currency Loans in such requested currency and Administrative Agent and such Lenders reasonably determine that an appropriate interest rate is available to be used for such requested currency, Administrative Agent shall so notify Borrower and (i) the Administrative Agent, the Borrower and such Lenders may amend the definition of Alternative Currency Daily Rate or Alternative Currency Term Rate to the extent necessary to add the applicable rate for such currency and any applicable adjustment for such rate that is agreed by the Borrower, the Administrative Agent, and the Lenders, if any, and (ii) to the extent the definition of Alternative Currency Daily Rate or Alternative Currency Term Rate, as applicable, has been amended to reflect the appropriate rate for such currency, such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Revolving Credit (MC) Borrowings of Alternative Currency Loans. If Administrative Agent and the Issuing Lender consent to the issuance of Letters of Credit in such requested currency, Administrative Agent shall so notify Borrower and (i) Administrative Agent, the Borrower and the Issuing Lender may amend the definition of Alternative Currency Daily Rate or Alternative Currency Term Rate, as applicable, to the extent necessary to add the applicable rate for such currency and any applicable adjustment for such rate and (ii) to the extent the definition of Alternative Currency Daily Rate or Alternative Currency Term Rate, as applicable, has been amended to reflect the appropriate rate for such currency, such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder, for purposes of any Letter of Credit issuances. If Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.9, Administrative Agent shall promptly so notify Borrower.

1.10         Change of Currency.

(a)            Each obligation of Borrower to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption. If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Revolving Credit (MC) Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Revolving Credit (MC) Borrowing, at the end of the then current Interest Period.

(b)            Each provision of this Agreement relating to the funding or maintenance of, or the performance by any Lender of any obligation with respect to, any Loan denominated in Euros shall be subject to such reasonable changes of construction as Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

(c)            Each provision of this Agreement pertaining relating to the funding or maintenance of, or the performance by any Lender of any obligation with respect to, any Loan denominated in any Alternative Currency (other than Euro) also shall be subject to such reasonable changes of construction as Administrative Agent may from time to time reasonably specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.

1.11          Interest Rates; Licensing.

(a)            The Administrative Agent does not warrant, nor accept responsibility for, nor shall the Administrative Agent have any liability with respect to, the administration, submission or any other matter related to any reference rate referred to herein or with respect to any rate (including, for the avoidance of doubt, the selection of such rate and any related spread or other adjustment) that is an alternative or replacement for or successor to any such rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing) or the effect of any of the foregoing, or of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions or other activities that affect any reference rate referred to herein, or any alternative, successor or replacement rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing) or any related spread or other adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any reference rate referred to herein or any alternative, successor or replacement rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing), in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other Person for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or other action or omission related to or affecting the selection, determination, or calculation of any rate (or component thereof) provided by any such information source or service.

(b)            By agreeing to make Loans under this Agreement, each Lender is confirming it has all licenses, permits and approvals necessary for use of the reference rates referred to herein and it will do all things necessary to comply, preserve, renew and keep in full force and effect such licenses, permits and approvals.

1.12            Division. Any reference herein to a merger, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a Division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a Division or allocation), as if it were a merger, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any Division of a limited liability company shall constitute a separate Person hereunder (and each Division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person).

SECTION 2

COMMITMENTS; INTEREST, FEES AND PAYMENT PROCEDURES

2.1            Loans.

(a)            Revolving Credit (USD) Loans. Subject to the terms and conditions set forth in this Agreement, each Revolving Credit (USD) Lender severally agrees, to make, Convert and Continue Revolving Credit (USD) Loans to Borrower in Dollars during the Availability Period as Borrower may request; provided, however, that after giving effect to any Revolving Credit (USD) Borrowing, (i) the aggregate Total Revolving Credit (USD) Outstandings shall not exceed the Aggregate Revolving Credit (USD) Commitments and (ii) the Revolving Credit (USD) Exposure of any Revolving Credit (USD) Lender shall not exceed such Lender’s Revolving Credit (USD) Commitment; provided, further, that the Revolving Credit (USD) Commitments of Lenders shall be adjusted to give effect to any assignments of the Revolving Credit (USD) Commitments pursuant to Section 10.6. Subject to the foregoing and other terms and conditions hereof, Borrower may borrow, Convert, Continue, prepay and re-borrow Revolving Credit (USD) Loans as set forth herein without premium or penalty.

(b)            Revolving Credit (MC) Loans. Subject to the terms and conditions set forth in this Agreement, each Revolving Credit (MC) Lender severally agrees, to make, Convert and Continue Revolving Credit (MC) Loans to Borrower in Dollars or in one or more Alternative Currencies during the Availability Period with respect to the Revolving Credit (MC) Facility as Borrower may request; provided, however, that after giving effect to any Revolving Credit (MC) Borrowing, (i) the aggregate Outstanding Amount of all Revolving Credit (MC) Loans of all Revolving Credit (MC) Lenders shall not exceed the Aggregate Revolving Credit (MC) Commitments and (ii) the aggregate Outstanding Amount of all Revolving Credit (MC) Loans of any Revolving Credit (MC) Lender shall not exceed such Lender’s Revolving Credit (MC) Commitment; provided, further, that the Revolving Credit (MC) Commitments of Lenders shall be adjusted to give effect to any assignments of the Revolving Credit (MC) Commitments pursuant to Section 10.6. Subject to the foregoing and other terms and conditions hereof, Borrower may borrow, Convert, Continue, prepay and reborrow Revolving Credit (MC) Loans as set forth herein without premium or penalty.

2.2            Borrowings, Conversions and Continuations of Loans.

(a)            Borrower may irrevocably request a Borrowing, Conversion or Continuation of Revolving Credit (USD) Loans or Revolving Credit (MC) Loans, as the case may be, in a Minimum Amount therefor by delivering a duly completed Request for Extension of Credit therefor by Requisite Notice to Administrative Agent not later than the Requisite Time therefor. Unless properly and timely otherwise designated as set forth in the preceding sentence, (i) all requested Borrowings of Revolving Credit (USD) Loans or Revolving Credit (MC) Loans shall be made as Base Rate Loans and (ii) on the last day of the Interest Period with respect to any Term SOFR Loan or Alternative Currency Term Rate Loan, such Loan shall be automatically Converted into a Base Rate Loan; provided, however, that in the case of a failure to timely request a Continuation of Revolving Credit (MC) Loans denominated in an Alternative Currency, such Loans shall be continued as Alternative Currency Term Rate Loans in their original currency with an Interest Period of one month. If Borrower fails to specify a currency in a Request for Extension of Credit requesting a Revolving Credit (MC) Borrowing, then the Revolving Credit (MC) Loans so requested shall be made in Dollars. No Revolving Credit (MC) Loan may be Converted into or Continued as a Revolving Credit (MC) Loan denominated in a different currency, but instead must be prepaid in the original currency of such Revolving Credit (MC) Loan and reborrowed in the other currency.

(b)            Promptly following receipt of a Request for Extension of Credit, Administrative Agent shall notify each Lender of the currency of such Extension of Credit and its Pro Rata Share thereof by Requisite Notice. In the case of a Borrowing of Loans, each Lender shall make its Loan available to Administrative Agent in Same Day Funds at Administrative Agent’s Office for the applicable currency not later than the Requisite Time therefor (or, in the case of a Revolving Credit (MC) Loan in an Alternative Currency, not later than the Applicable Time therefor) on the Business Day specified in such Request for Extension of Credit. Upon satisfaction or waiver of the applicable conditions set forth in Section 4, all funds so received shall be made available to Borrower in like funds received.

(c)            Administrative Agent shall promptly notify Borrower and Lenders of the interest rate applicable to any Interest Period of Term SOFR Loans or Alterative Currency Term Rate Loans upon determination thereof.

(d)            Unless Administrative Agent and the Requisite Revolving Credit (USD) Lenders otherwise consent, there shall not be more than ten different Interest Periods in effect in respect of the Revolving Credit (USD) Facility at any one time. Unless Administrative Agent and the Requisite Revolving Credit (MC) Lenders otherwise consent, there shall not be more than ten different Interest Periods in effect in respect of the Revolving Credit (MC) Facility at any one time.

(e)            Without limiting the requirements of Section 4.2, no Loans other than Base Rate Loans may be requested or continued during the existence of an Event of Default. During the existence of an Event of Default, the Requisite Lenders may determine that any or all of the then outstanding Term SOFR Loans and Alternative Currency Term Rate Loans shall be Converted to Base Rate Loans. Such Conversion shall be effective upon notice to Borrower from Administrative Agent and shall continue so long as such Event of Default continues to exist. During the existence of an Event of Default, the Requisite Revolving Credit (MC) Lenders may demand that any or all of the then outstanding Alternative Currency Loans be prepaid, or redenominated into Dollars in the amount of the Dollar Equivalent thereof, on the last day of the then current Interest Period with respect thereto (in the case of Alternative Currency Term Rate Loans) or immediately (in the case of Alternative Currency Daily Rate Loans).

(f)            Subject to reallocation pursuant to Section 2.14 and 2.16, if a Loan is to be made on the same date that another Loan of the same type and in the same currency is due and payable, Borrower or Lenders, as the case may be, shall make available to Administrative Agent the net amount of funds giving effect to both such Loans and the effect for purposes of this Agreement shall be the same as if separate transfers of funds had been made with respect to each such Loan.

(g)            The failure of any Lender to make any Loan on any date shall not relieve any other Lender of any obligation to make a Loan on such date, but no Lender shall be responsible for the failure of any other Lender to so make its Loan.

(h)            Notwithstanding anything to the contrary in this Agreement, any Lender may exchange, continue or rollover all of the portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by Borrower, the Administrative Agent, and such Lender.

(i)            With respect to any Alternative Currency Daily Rate, Alternative Currency Term Rate, Term SOFR or SOFR, the Administrative Agent will have the right to make Conforming Changes (in consultation with the Borrower) from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to the Borrower and the Lenders reasonably promptly after such amendment becomes effective.

2.3            Swing Line.

(a)            Subject to the terms and conditions set forth herein, the Swing Line Lender may, in its sole discretion and in reliance upon the agreements of the other Revolving Credit (USD) Lenders set forth in this Section 2.3, from time to time during the Availability Period with respect to the Revolving Credit (USD) Facility, make Swing Line Loans to Borrower in Dollars in such amounts as Borrower may request, provided that (i) after giving effect to any Swing Line Loan, the Swing Line Outstandings do not exceed the Swing Line Sublimit and (ii) without the consent of all of Revolving Credit (USD) Lenders, no Swing Line Loan may be made during the continuation of an Event of Default; provided, further, that after giving effect to any Swing Line Loan, (x) the Total Revolving Credit (USD) Outstandings shall not exceed the Aggregate Revolving Credit (USD) Commitments, and (y) the Revolving Credit (USD) Exposure of any Revolving Credit (USD) Lender shall not exceed such Lender’s Revolving Credit (USD) Commitment; and provided, further, that the Swing Line Lender shall not make any Swing Line Loan to refinance any outstanding Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, Borrower may borrow, repay and reborrow under this Section. Unless notified to the contrary by the Swing Line Lender, Borrowings under the Swing Line may be made in amounts which are integral multiples of $500,000 (“integral amount”) upon Requisite Notice made to the Swing Line Lender not later than 1:00 p.m. California time. Promptly after receipt of such a request for Borrowing, the Swing Line Lender shall obtain telephonic verification from Administrative Agent that, giving effect to such request, availability for Loans will exist under Section 2.1(a) (and such verification shall be promptly confirmed in writing by facsimile or other electronic means approved by the Swing Line Lender). Unless notified to the contrary by the Swing Line Lender, each repayment of a Swing Line Loan shall be in an amount which is an integral multiple of the integral amount. The Swing Line Lender shall promptly notify Administrative Agent of the Swing Line Outstandings each time there is a change therein.

(b)            Subject to Section 2.7(c), Swing Line Loans shall bear interest at a fluctuating rate per annum equal to the Base Rate plus the Applicable Margin or, if Borrower so requests, a fixed rate of interest quoted by Swing Line Lender and agreed to by Borrower, for an interest period quoted by Swing Line Lender and agreed to by Borrower, but for a period not longer than ten Business Days, payable on such dates, as may be specified by the Swing Line Lender and in any event on the Maturity Date. Interest on Swing Line Loans shall be payable upon demand of the Swing Line Lender, and the Swing Line Lender shall be responsible for invoicing Borrower for such interest. The interest payable on Swing Line Loans is solely for the account of the Swing Line Lender, until each Revolving Credit (USD) Lender funds its Base Rate Loan or risk participation pursuant to subsection (d) or (e) below.

(c)            Each Swing Line Loan shall be payable (and Borrower agrees to repay) on the earlier of demand made by the Swing Line Lender or the tenth Business Day after the funding of the Swing Line Loan.

(d)            Upon the making of a Swing Line Loan, each Revolving Credit (USD) Lender shall be deemed to have purchased from the Swing Line Lender a participation therein in an amount equal to that Revolving Credit (USD) Lender’s Pro Rata Revolving Credit (USD) Share times the amount of the Swing Line Loan. Upon demand made by the Swing Line Lender, each Revolving Credit (USD) Lender shall, according to its Pro Rata Revolving Credit (USD) Share, promptly provide to the Swing Line Lender its purchase price therefor in an amount equal to its participation therein. The obligation of each Revolving Credit (USD) Lender to so provide its purchase price to the Swing Line Lender shall be absolute and unconditional and shall not be affected by the occurrence of a Default, an Event of Default or any other occurrence or event.

(e)            In the event that any Swing Line Loan is outstanding for more than ten Business Days, then on the next Business Day (unless Borrower has made other arrangements acceptable to the Swing Line Lender to repay the Swing Line Loan), Borrower shall request a Revolving Credit (USD) Loan in a Minimum Amount necessary to repay the Swing Line Loan in full. In the event that Borrower fails to request a Revolving Credit (USD) Loan within the Requisite Time therefor, Administrative Agent may, but is not required to, without notice to or the consent of Borrower, cause Revolving Credit (USD) Loans that are Base Rate Loans to be made by Revolving Credit (USD) Lenders in the Minimum Amount necessary to repay the Swing Line Loan in full and, for this purpose, the conditions precedent set forth in Section 4 shall not apply. The proceeds of such Revolving Credit (USD) Loans shall be paid to the Swing Line Lender for application to the applicable Swing Line Loan. Upon demand made by the Swing Line Lender, each Revolving Credit (USD) Lender shall promptly fund its respective Pro Rata Revolving Credit (USD) Share of Revolving Credit (USD) Loans as required to repay Swing Line Loans outstanding to the Swing Line Lender. The obligation of each Revolving Credit (USD) Lender to make such Revolving Credit (USD) Loans shall be absolute and unconditional and shall not be affected by the occurrence of a Default, an Event of Default or any other occurrence or event.

2.4            Letters of Credit.

(a)            Subject to the terms and conditions set forth herein, (i) the Issuing Lender agrees, in reliance upon the agreements of Revolving Credit (USD) Lenders set forth in this Section 2.4, to (x) from time to time on any Business Day during the period from the Effective Date until the Letter of Credit Expiration Date, to issue Letters of Credit denominated in Dollars or an Alternative Currency for the account of Borrower or its Subsidiaries, and to amend or extend Letters of Credit previously issued by it, in accordance with this Section, and (y) to honor drawings under the Letters of Credit; and (ii) the Revolving Credit (USD) Lenders severally agree to participate in Letters of Credit issued for the account of Borrower or its Subsidiaries and any drawings thereunder; provided that after giving effect to any Letter of Credit Extension with respect to any Letter of Credit (x) the Total Revolving Credit (USD) Outstandings shall not exceed the Aggregate Revolving Credit (USD) Commitments, (y) the Revolving Credit (USD) Exposure of any Revolving Credit (USD) Lender shall not exceed such Lender’s Revolving Credit (USD) Commitment, and (z) the Outstanding Amount of the Letter of Credit Usage shall not exceed the Letter of Credit Sublimit. Each Letter of Credit shall be in a form acceptable to the Issuing Lender. The term of a Letter of Credit shall not exceed the Letter of Credit Expiration Date unless (A) the Revolving Credit (USD) Lenders and the Issuing Lender have approved the expiry date of such Letter of Credit, which expiry date shall be no later than 180 days after the Letter of Credit Expiration Date, and (B) the Issuing Lender has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the Issuing Lender (in its sole discretion) with Borrower with respect to such Letter of Credit (it being understood that the obligation of a Revolving Credit (USD) Lender to participate in any Letter of Credit Usage with respect to any Letter of Credit so issued shall not extend beyond the Letter of Credit Expiration Date absent the express written consent of such Lender to the contrary). Each commercial Letter of Credit will require drafts drawn at sight.

(b)            Borrower may irrevocably request the issuance, supplement, modification, amendment, renewal, or extension of a Letter of Credit by delivering a duly completed Letter of Credit Application therefor to the Issuing Lender, with a copy to Administrative Agent, by Requisite Notice not later than the Requisite Time therefor; provided, however, that for such requests the Requisite Notice must be in writing. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the Issuing Lender: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as the Issuing Lender may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the Issuing Lender: (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the Issuing Lender may require. Additionally, Borrower shall furnish to the Issuing Lender and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the Issuing Lender or the Administrative Agent may require. This Agreement shall control in the event of any conflict with any Issuer Document.

(c)            Promptly after receipt of any Letter of Credit Application, the Issuing Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from Borrower and, if not, the Issuing Lender will provide the Administrative Agent with a copy thereof. Unless the Issuing Lender has received written notice from any Revolving Credit (USD) Lender, the Administrative Agent or Borrower, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Section 4.2 shall not then be satisfied, then, subject to the terms and conditions hereof, the Issuing Lender shall, on the requested date, issue a Letter of Credit for the account of Borrower (or the applicable Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with the Issuing Lender’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Revolving Credit (USD) Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Issuing Lender a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Pro Rata Revolving Credit (USD) Share times the amount of such Letter of Credit.

(d)            The Issuing Lender shall not be under any obligation to issue any Letter of Credit if: (i) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Lender from issuing the Letter of Credit, or any Law applicable to the Issuing Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Lender shall prohibit, or request that the Issuing Lender refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon the Issuing Lender with respect to the Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Lender is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon the Issuing Lender any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which the Issuing Lender in good faith deems material to it; (ii) the issuance of the Letter of Credit would violate one or more policies of the Issuing Lender applicable to letters of credit generally; (iii) the Letter of Credit is to be denominated in a currency other than Dollars or an Alternative Currency approved by the Issuing Lender; (iv) any Revolving Credit (USD) Lender is at that time a Defaulting Lender, unless the Issuing Lender has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the Issuing Lender (in its sole discretion) with Borrower or such Lender to eliminate the Issuing Lender’s actual or potential Fronting Exposure (after giving effect to Section 2.16(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other Letter of Credit Usage as to which the Issuing Lender has actual or potential Fronting Exposure, as it may elect in its sole discretion; (v) the Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder; or (vi) the Issuing Lender does not as of the issuance date of the requested Letter of Credit issue Letters of Credit in the requested currency.

(e)            The Issuing Lender shall be under no obligation to amend any Letter of Credit if (x) the Issuing Lender would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof, or (y) the beneficiary of the Letter of Credit does not accept the proposed amendment to the Letter of Credit.

(f)            The Issuing Lender shall act on behalf of the Revolving Credit (USD) Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the Issuing Lender shall have all of the benefits and immunities (i) provided to the Administrative Agent in Section 9 with respect to any acts taken or omissions suffered by the Issuing Lender in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Section 9 included the Issuing Lender with respect to such acts or omissions, and (ii) as additionally provided herein with respect to the Issuing Lender. Without limitation of the foregoing, each Lender and Borrower agree that, in paying any drawing under a Letter of Credit, the Issuing Lender shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the Issuing Lender, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the Issuing Lender shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Revolving Credit (USD) Lenders or the Requisite Revolving Credit (USD) Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, that this assumption is not intended to, and shall not, preclude Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement.

(g)            If Borrower so requests in any applicable Letter of Credit Application, the Issuing Lender may, in its sole discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the Issuing Lender to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the Issuing Lender, Borrower shall not be required to make a specific request to the Issuing Lender for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Revolving Credit (USD) Lenders shall be deemed to have authorized (but may not require) the Issuing Lender to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the Issuing Lender shall not permit any such extension if (A) the Issuing Lender has determined that it would not be permitted at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof, or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Requisite Revolving Credit (USD) Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Revolving Credit (USD) Lender or Borrower that one or more of the applicable conditions specified in Section 4.2 is not then satisfied, and in each such case directing the Issuing Lender not to permit such extension.

(h)            Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the Issuing Lender shall notify Borrower and the Administrative Agent thereof. In the case of a Letter of Credit denominated in an Alternative Currency, Borrower shall reimburse the Issuing Lender in such Alternative Currency, unless (i) the Issuing Lender (at its option) shall have specified in such notice that it will require reimbursement in Dollars, or (ii) in the absence of any such requirement for reimbursement in Dollars, Borrower shall have notified the Issuing Lender promptly following receipt of the notice of drawing that Borrower will reimburse the Issuing Lender in Dollars. In the case of any such reimbursement in Dollars of a drawing under a Letter of Credit denominated in an Alternative Currency, the Issuing Lender shall notify Borrower of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof. Not later than 11:00 a.m. California time on the date of any payment by the Issuing Lender under a Letter of Credit to be reimbursed in Dollars, or the Applicable Time on the date of any payment by the Issuing Lender under a Letter of Credit to be reimbursed in an Alternative Currency (each such date, an “Honor Date”), Borrower shall reimburse the Issuing Lender through the Administrative Agent in an amount equal to the amount of such drawing and in the applicable currency. In the event that (A) a drawing or payment denominated in an Alternative Currency is to be reimbursed in Dollars pursuant to the second sentence in this Section 2.4(h) and (B) the Dollar amount paid by Borrower, whether on or after the Honor Date, shall not be adequate on the date of that payment to purchase in accordance with normal banking procedures a sum denominated in an Alternative Currency equal to the drawing or payment, Borrower agrees, as a separate and independent obligation, to indemnify the Issuing Lender for the loss resulting from its inability on that date to purchase such Alternative Currency in the full amount of the drawing or payment. If Borrower fails to so reimburse the Issuing Lender by such time, the Administrative Agent shall promptly notify each Revolving Credit (USD) Lender of the Honor Date, the amount of the unreimbursed drawing (expressed in Dollars in the amount of the Equivalent thereof in the case of a Letter of Credit denominated in an Alternative Currency) the “Unreimbursed Amount”), and the amount of such Lender’s Pro Rata Revolving Credit (USD) Share thereof. In such event, Borrower shall be deemed to have requested a Revolving Credit (USD) Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.2 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Aggregate Revolving Credit (USD) Commitments and the conditions set forth in Section 4.2 (other than the delivery of a Request for Extension of Credit). Any notice given by the Issuing Lender or the Administrative Agent pursuant to this Section 2.4(h) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice. Each Revolving Credit (USD) Lender shall upon any notice pursuant to this Section 2.4(h) make funds available (and the Administrative Agent may apply Cash Collateral provided for this purpose) for the account of the Issuing Lender at the Administrative Agent’s Office for Dollar-denominated payments in an amount equal to its Pro Rata Revolving Credit (USD) Share of the Unreimbursed Amount not later than 1:00 p.m. California time on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.4(i), each Revolving Credit (USD) Lender that so makes funds available shall be deemed to have made a Revolving Credit (USD) Loan that is a Base Rate Loan to Borrower in such amount. The Administrative Agent shall remit the funds so received to the Issuing Lender. Until each Revolving Credit (USD) Lender funds its Revolving Credit (USD) Loan or Letter of Credit Advance pursuant to this Section 2.4(h) to reimburse the Issuing Lender for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Pro Rata Revolving Credit (USD) Share of such amount shall be solely for the account of the Issuing Lender.

(i)            With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Credit (USD) Borrowing of Base Rate Loans because the conditions set forth in Section 4.2 cannot be satisfied or for any other reason, Borrower shall be deemed to have incurred from the Issuing Lender a Letter of Credit Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which Letter of Credit Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Revolving Credit (USD) Lender’s payment to the Administrative Agent for the account of the Issuing Lender pursuant to Section 2.4(h) shall be deemed payment in respect of its participation in such Letter of Credit Borrowing and shall constitute a Letter of Credit Advance from such Lender in satisfaction of its participation obligation under this Section 2.4.

(j)            Each Revolving Credit (USD) Lender’s obligation to make Revolving Credit (USD) Loans or Letter of Credit Advances to reimburse the Issuing Lender for amounts drawn under Letters of Credit, as contemplated by this Section 2.4, shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Issuing Lender, Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default or an Event of Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Credit (USD) Lender’s obligation to make Revolving Credit (USD) Loans pursuant to this Section 2.4 is subject to the conditions set forth in Section 4.2 (other than delivery by Borrower of a Request for Extension of Credit). No such making of a Letter of Credit Advance shall relieve or otherwise impair the obligation of Borrower to reimburse the Issuing Lender for the amount of any payment made by the Issuing Lender under any Letter of Credit, together with interest as provided herein.

(k)            If any Revolving Credit (USD) Lender fails to make available to the Administrative Agent for the account of the Issuing Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.4 by the time specified in Section 2.4(h), then, without limiting the other provisions of this Agreement, the Issuing Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Issuing Lender at a rate per annum equal to the applicable Overnight Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by the Issuing Lender in connection with the foregoing. If such Revolving Credit (USD) Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Credit (USD) Loan included in the relevant Revolving Credit (USD) Borrowing or Letter of Credit Advance in respect of the relevant Letter of Credit Borrowing, as the case may be. A certificate of the Issuing Lender submitted to any Revolving Credit (USD) Lender (through the Administrative Agent) with respect to any amounts owing under this Section shall be conclusive absent manifest error.

(l)            The obligation of Borrower to pay to the Issuing Lender the amount of any payment made by the Issuing Lender under any Letter of Credit shall be absolute, unconditional, and irrevocable. Without limiting the foregoing, Borrower’s obligations shall not be affected by any of the following circumstances:

(i)            any lack of validity or enforceability of the Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;

(ii)           any amendment or waiver of or any consent to departure from the Letter of Credit, this Agreement, or any other agreement or instrument relating thereto, with the consent of Borrower;

(iii)          the existence of any claim, set-off, defense, or other rights which Borrower may have at any time against the Issuing Lender, Administrative Agent or any Lender, any beneficiary of the Letter of Credit (or any persons or entities for whom any such beneficiary may be acting) or any other Person, whether in connection with the Letter of Credit, this Agreement, or any other agreement or instrument relating thereto, or any unrelated transactions;

(iv)         any demand, statement, or any other document presented under the Letter of Credit proving to be forged, fraudulent, invalid, or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever so long as any such document appeared to comply with the terms of the Letter of Credit;

(v)           payment by the Issuing Lender in good faith under the Letter of Credit against presentation of a draft or any accompanying document which does not strictly comply with the terms of the Letter of Credit;

(vi)          the existence, character, quality, quantity, condition, packing, value or delivery of any Property purported to be represented by documents presented in connection with any Letter of Credit or for any difference between any such Property and the character, quality, quantity, condition, or value of such Property as described in such documents;

(vii)         the time, place, manner, order or contents of shipments or deliveries of Property as described in documents presented in connection with any Letter of Credit or the existence, nature and extent of any insurance relative thereto;

(viii)        the solvency or financial responsibility of any party issuing any documents in connection with a Letter of Credit;

(ix)          any failure or delay in notice of shipments or arrival of any Property;

(x)           any error in the transmission of any message relating to a Letter of Credit not caused by the Issuing Lender, or any delay or interruption in any such message;

(xi)           any error, neglect or default of any correspondent of the Issuing Lender in connection with a Letter of Credit;

(xii)          any consequence arising from acts of God, wars, insurrections, civil unrest, disturbances, labor disputes, emergency conditions or other causes beyond the control of the Issuing Lender;

(xiii)        so long as the Issuing Lender in good faith determines that the document appears to comply with the terms of the Letter of Credit, the form, accuracy, genuineness or legal effect of any contract or document referred to in any document submitted to the Issuing Lender in connection with a Letter of Credit;

(xiv)        any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to Borrower or any Subsidiary or in the relevant currency markets generally; and

(xv)         where the Issuing Lender has acted in good faith and observed general banking usage, any other circumstances whatsoever.

(m)            Unless otherwise expressly agreed by the Issuing Lender and Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the UCP shall apply to each commercial Letter of Credit. Notwithstanding the foregoing, the Issuing Lender shall not be responsible to Borrower for, and the Issuing Lender’s rights and remedies against Borrower shall not be impaired by, any action or inaction of the Issuing Lender required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Law or any order of a jurisdiction where the Issuing Lender or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade - International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

(n)            Borrower shall pay directly to the Issuing Lender for its own account a fronting fee (i) with respect to each commercial Letter of Credit, at the rate specified in the Bank of America Engagement Letter, computed on the Dollar Equivalent of the amount of such Letter of Credit, and payable upon the issuance thereof, (ii) with respect to any amendment of a commercial Letter of Credit increasing the amount of such Letter of Credit, at a rate separately agreed between Borrower and the Issuing Lender, computed on the Dollar Equivalent of the amount of such increase, and payable upon the effectiveness of such amendment, and (iii) with respect to each standby Letter of Credit, at the rate per annum specified in the Bank of America Engagement Letter, computed on the Dollar Equivalent of the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears. The fronting fee with respect to any standby Letter of Credit shall be due and payable on the tenth Business Day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. Borrower shall also pay to Administrative Agent, for the ratable account of the Revolving Credit (USD) Lenders in accordance with their Pro Rata Revolving Credit (USD) Shares, a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit in an amount equal to the Applicable Margin times the Dollar Equivalent of the daily maximum amount available to be drawn on such outstanding Letter of Credit; provided, however, any Letter of Credit Fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit shall be subject to adjustment as set forth in Section 2.16(a)(iii). Letter of Credit Fees shall be (i) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand and (ii) computed on a quarterly basis in arrears. Borrower shall also pay to the Issuing Lender for its own account, from time to time on demand, the Issuing Lender’s standard processing fees, costs and charges with respect to Letters of Credit. The Letter of Credit fronting fees and the Letter of Credit Fees are nonrefundable. Notwithstanding anything to the contrary contained herein, upon the request of the Requisite Revolving Credit (USD) Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

(o)            As of the Effective Date, Bank of America has issued for the account of Borrower certain existing letters of credit listed on Schedule 2.4 hereto (collectively, the “Existing Letters of Credit”). On the Effective Date, all Existing Letters of Credit shall be deemed to have been issued pursuant hereto and each Revolving Credit (USD) Lender shall be deemed to have purchased a participation in the Existing Letters of Credit in the same manner as if the Existing Letters of Credit had been a Letter of Credit issued hereunder.

(p)            Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, Borrower shall be obligated to reimburse the Issuing Lender hereunder for any and all drawings under such Letter of Credit. Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of Borrower, and that Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

2.5            Prepayments.

(a)            Upon Requisite Notice to Administrative Agent not later than the Requisite Time therefor, Borrower may at any time and from time to time voluntarily prepay Revolving Credit (USD) Loans or Revolving Credit (MC) Loans in whole or in part, without premium or penalty (other than under Section 3.5), in the Minimum Amount therefor. Administrative Agent will promptly notify each Revolving Credit (USD) Lender or Revolving Credit (MC) Lender, as the case may be, thereof and of such Lender’s Pro Rata Share of such prepayment.

(b)            If for any reason the Total Revolving Credit (USD) Outstandings exceed the Aggregate Revolving Credit (USD) Commitments as in effect or as reduced or because of any limitation set forth in this Agreement or otherwise, Borrower shall immediately prepay Revolving Credit (USD) Loans or Swing Line Loans and/or deposit Cash Collateral to be held by Administrative Agent in an interest-bearing cash collateral account as collateral for Letter of Credit Usage hereunder in an aggregate amount equal to such excess.

(c)            If for any reason the Outstanding Amount of all Revolving Credit (MC) Loans exceeds an amount equal to the Aggregate Revolving Credit (MC) Commitments as in effect or as reduced or because of any limitation set forth in this Agreement or otherwise, Borrower shall immediately prepay Revolving Credit (MC) Loans in an aggregate amount equal to such excess.

(d)            Any prepayment of a Term SOFR Loan or Alternative Currency Term Rate Loan shall be accompanied by all accrued interest thereon, together with the costs set forth in Section 3.5.

2.6            Voluntary Reduction or Termination of Revolving Credit (USD Commitments / Revolving Credit (MC) Commitments. Upon Requisite Notice to Administrative Agent not later than the Requisite Time therefor, Borrower shall have the right, at any time and from time to time, without penalty or charge, to permanently and irrevocably reduce the Aggregate Revolving Credit (USD) Commitments or Aggregate Revolving Credit (MC) Commitments in a Minimum Amount therefor, or terminate the Aggregate Revolving Credit (USD) Commitments or Aggregate Revolving Credit (MC) Commitments, provided, that Borrower shall not terminate or reduce (a) the Aggregate Revolving Credit (USD) Commitments if, after giving effect thereto and any concurrent prepayment hereunder and completion of arrangements made with respect to Letters of Credit approved by the Issuing Lender and the Administrative Agent, (i) the Total Revolving Credit (USD) Outstandings would exceed the Aggregate Revolving Credit (USD) Commitments, (ii) the Outstanding Amount of Letter of Credit Usage would exceed the Letter of Credit Sublimit or (iii) the Outstanding Amount of Swing Line Loans would exceed the Swing Line Sublimit or (b) the Aggregate Revolving Credit (MC) Commitments if, after giving effect thereto and any concurrent prepayment hereunder, the aggregate Outstanding Amount of Revolving Credit (MC) Loans of all Revolving Credit (MC) Lenders would exceed the Aggregate Revolving Credit (MC) Commitments. Administrative Agent shall promptly notify Lenders of any request for reduction or termination of the Aggregate Revolving Credit (USD) Commitments or Aggregate Revolving Credit (MC) Commitments under this Section. Each Revolving Credit (USD) Lender’s Revolving Credit (USD) Commitment or each Revolving Credit (MC) Lender’s Revolving Credit (MC) Commitment, as the case may be, shall be reduced by an amount equal to such Lender’s Pro Rata Share with respect to the applicable Facility times the amount of such reduction. All fees accrued until the effective date of any termination of the Aggregate Revolving Credit (USD) Commitments or Aggregate Revolving Credit (MC) Commitments, as the case may be, shall be paid on the effective date of such termination.

2.7           Principal and Interest.

(a)           Revolving Credit (USD) Loans / Revolving Credit (MC) Loans. If not sooner paid, Borrower shall pay to (i) the Revolving Credit (USD) Lenders the aggregate outstanding principal amount of all Revolving Credit (USD) Loans on the Maturity Date and (ii) the Revolving Credit (MC) Lenders the aggregate outstanding principal amount of all Revolving Credit (MC) Loans on the Maturity Date.

(b)           Interest. Subject to subsection (c) below, Borrower agrees to pay interest on the unpaid principal amount of the Loans (before and after default, before and after maturity, before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law) from the date borrowed until paid in full (whether by acceleration or otherwise) (i) in the case of Base Rate Loans (other than Swing Line Loans), on each Interest Payment Date therefor at a rate per annum equal to the Base Rate plus the Applicable Margin, (ii) in the case of Term SOFR Loans, on each Interest Payment Date therefor at the Term SOFR for the applicable Interest Period plus the Applicable Margin, (iii) in the case of Alternative Currency Term Rate Loans, on each Interest Payment Date therefor at the Alternative Currency Term Rate for the applicable Interest Period plus the Applicable Margin, (iv) in the case of Alternative Currency Daily Rate Loans, on each Interest Payment Date therefor at the Alternative Currency Daily Rate plus the Applicable Margin and (v) in the case of Swing Line Loans, at such times and at such rates as set forth in Section 2.3.

(c)            Default Rate. If (i) any amount payable by Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods) or (ii) upon the occurrence and during the continuance of any Event of Default occurring under clauses (a), (b) or (i) of Section 8.1, the outstanding amount payable (in the case of clause (i) above) or all outstanding Obligations (in the case of clause (ii) above) shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by Applicable Law; provided that this subsection (c) shall not apply to any Event of Default after the date that such Event of Default has been remedied or has been waived by the Lenders pursuant to Section 10.4.

2.8            Fees.

(a)            Commitment Fee.

(i)            Revolving Credit (USD) Facility. Borrower agrees to pay to Administrative Agent for the account of each Revolving Credit (USD) Lender pro rata according to its Pro Rata Revolving Credit (USD) Share, a commitment fee in Dollars equal to the Applicable Margin times the actual daily amount by which the Aggregate Revolving Credit (USD) Commitments exceed the Total Revolving Credit (USD) Outstandings (excluding Swing Line Loans), subject to adjustment as provided in Section 2.16. The commitment fee shall accrue at all times from the Effective Date until the Maturity Date and shall be payable quarterly in arrears on each Quarterly Payment Date. The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Margin during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Margin separately for each period during such quarter that such Applicable Margin was in effect. The commitment fee shall accrue at all times, including at any time during which one or more conditions in Section 4 are not met.

(ii)           Revolving Credit (MC) Facility. Borrower agrees to pay to Administrative Agent for the account of each Revolving Credit (MC) Lender pro rata according to its Pro Rata Share with respect to the Revolving Credit (MC) Facility, a commitment fee in Dollars equal to the Applicable Margin times the actual daily amount by which the Aggregate Revolving Credit (MC) Commitments exceed the aggregate Outstanding Amount of Revolving Credit (MC) Loans of all Revolving Credit (MC) Lenders, subject to adjustment as provided in Section 2.16. The commitment fee shall accrue at all times from the Effective Date until the Maturity Date and shall be payable quarterly in arrears on each Quarterly Payment Date. The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Margin during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Margin separately for each period during such quarter that such Applicable Margin was in effect. The commitment fee shall accrue at all times, including at any time during which one or more conditions in Section 4 are not met.

(b)            Other Fees. Borrower shall pay to the Arrangers, Administrative Agent and the Issuing Lender for their own respective accounts (or, to the extent specified in the Bank of America Engagement Letter, for the account of Lenders) fees in the amounts and at the times specified in the Fee Letters. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.9           Computation of Interest and Fees; Retroactive Adjustments of Applicable Margin.

(a)           Computation of Interest and Fees. All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to Term SOFR) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All computations of interest for Alternative Currency Loans shall be made on the basis of a year as set forth on Schedule 2.9 for such Alternative Currency and actual days elapsed. All other computations of fees and interest, including those with respect to Term SOFR Loans, shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.10(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(b)           Retroactive Adjustments of Applicable Margin. If, as a result of any restatement of or other adjustment to the financial statements of Borrower or for any other reason, Borrower or the Lenders determine that (i) the Total Net Leverage Ratio as calculated by Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Total Net Leverage Ratio would have resulted in higher pricing for such period, Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders or the Issuing Lender, as the case may be, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent, any Lender or the Issuing Lender), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Administrative Agent, any Lender or the Issuing Lender, as the case may be, under Section 2.4(i), 2.4(n) or 2.7(c) or under Section 8. Borrower’s obligations under this paragraph shall survive the termination of the Aggregate Commitments and the repayment of all other Obligations hereunder.

2.10            Payments Generally; Administrative Agent’s Clawback.

(a)            All payments to be made by Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein and except with respect to principal of and interest on Loans denominated in an Alternative Currency, all payments by Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in Dollars and in Same Day Funds not later than the Requisite Time on the date specified herein. Except as otherwise expressly provided herein, all payments by Borrower hereunder with respect to principal and interest on Revolving Credit (MC) Loans denominated in an Alternative Currency shall be made to Administrative Agent, for the account of the respective Revolving Credit (MC) Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in such Alternative Currency and in Same Day Funds not later than the Applicable Time specified by Administrative Agent on the dates specified herein. Without limiting the generality of the foregoing, Administrative Agent may require that any payments due under this Agreement be made in the United States. If, for any reason, Borrower is prohibited by any Law from making any required payment hereunder in an Alternative Currency, Borrower shall make such payment in Dollars in the Dollar Equivalent of the Alternative Currency payment amount. The Administrative Agent will promptly distribute to each Lender any such payment made by Borrower for the account of Lenders such Lender’s Pro Rata Share in respect of the relevant Facility (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent (i) after such Requisite Time, in the case of payments in Dollars, or (ii) after the Applicable Time specified by the Administrative Agent, in the case of payments in an Alternative Currency, shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

(b)            Upon satisfaction of any applicable terms and conditions set forth herein, Administrative Agent shall promptly make any amounts received in accordance with the prior subsection available in like funds received, if payable to Borrower, by crediting a deposit account maintained by Borrower with Bank of America, as from time to time designated by Borrower by written notification to Administrative Agent. Administrative Agent’s determination, or any Lender’s determination not contradictory thereto, of any amount payable hereunder shall be conclusive in the absence of manifest error.

(c)            Subject to the definition of “Interest Period,” if any payment to be made by Borrower shall come due on a day other than a Business Day, payment shall instead be considered due on the next succeeding Business Day and the extension of time shall be reflected in computing interest and fees.

(d)            Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Term SOFR Loans or Alternative Currency Loans (or, in the case of any Borrowing of Base Rate Loans, prior to the Requisite Time on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.2 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.2) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in Same Day Funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the applicable Overnight Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent to similarly situated borrowers in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans, or in the case of Alternative Currencies, in accordance with such market practice, in each case, as applicable. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(i)            Unless the Administrative Agent shall have received notice from a Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Lender hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Lender, as the case may be, the amount due.

(ii)            With respect to any payment that the Administrative Agent makes for the account of the Lenders or the Issuing Lender hereunder as to which the Administrative Agent determines (which determination shall be conclusive absent manifest error) that any of the following applies (such payment referred to as the “Rescindable Amount”): (1) the Borrower has not in fact made such payment; (2) the Administrative Agent has made a payment in excess of the amount so paid by Borrower (whether or not then owed); or (3) the Administrative agent has for any reason otherwise erroneously made such payment; then each of the Lenders or the Issuing Lender, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount so distributed to such Lender or the Issuing Lender, in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or Borrower with respect to any amount owing under this clause (b) shall be conclusive, absent manifest error.

(e)            If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, Letter of Credit Borrowings, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal and Letter of Credit Borrowings then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and Letter of Credit Borrowings then due to such parties.

2.11          Funding Sources. Nothing in this Agreement shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.12          [Reserved].

2.13          Obligations of Lenders Several. The obligations of Lenders hereunder to make Revolving Credit (USD) Loans and Revolving Credit (MC) Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 10.4(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 10.4(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 10.4(c).

2.14         Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (a) Obligations in respect of any of the Facilities due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Obligations in respect of the Facilities due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations in respect of the Facilities due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or (b) Obligations in respect of any of the Facilities owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing (but not due and payable) to such Lender at such time to (ii) the aggregate amount of the Obligations in respect of the Facilities owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations in respect of the Facilities owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time, then, in each case under clauses (a) and (b) above, the Lender receiving such greater proportion shall (A) notify Administrative Agent of such fact, and (B) purchase (for cash at face value) participations in the Loans and sub-participations in Letter of Credit Usage and Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of Obligations in respect of the Facilities then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be; provided that:

(i)            if any such participations or sub-participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or sub-participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)            the provisions of this Section shall not be construed to apply to (x) any payment by Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (y) the application of Cash Collateral provided for in Section 2.17, or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or sub-participations in Letter of Credit Usage or Swing Line Loans to any assignee or participant other than to Borrower or any of its Subsidiaries (as to which the provisions of this Section apply).

Borrower consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of Borrower in the amount of such participation.

2.15          Increase in Commitments.

(a)            Request for Increase. Provided there exists no Default or Event of Default, upon notice to Administrative Agent, Borrower may from time to time (and at any time) request an increase in the Aggregate Revolving Credit (USD) Commitments by an amount for all such requests not exceeding $1,000,000,000; provided that (i) any such request for an increase shall be in a minimum amount of $50,000,000, (ii) Borrower may make a maximum of ten such requests, (iii) any such increased or additional Aggregate Revolving Credit (USD) Commitment shall be obtained from one or more existing Lenders (it being understood that no existing Lender shall be required to increase its Commitment) and/or other Persons that qualify as Eligible Assignees and (iv) no increase in the Aggregate Revolving Credit (USD) Commitments shall increase the Swing Line Sublimit or the Letter of Credit Sublimit.

(b)            Additional Lenders. Any Person that is to become a Lender pursuant to this Section 2.15 shall execute and deliver a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent, the Borrower and their respective counsel.

(c)            Effective Date and Allocations. If the Aggregate Revolving Credit (USD) Commitments are increased in accordance with this Section, Administrative Agent and Borrower shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase. Administrative Agent shall promptly notify Borrower and the Lenders of the final allocation of such increase and the Increase Effective Date.

(d)            Conditions to Effectiveness of Increase. As a condition precedent to such increase, Borrower shall deliver to Administrative Agent a certificate of Borrower dated as of the Increase Effective Date (with sufficient copies for each Revolving Credit (USD) Lender) signed by a Responsible Officer of Borrower (i) certifying and attaching the resolutions adopted by Borrower approving or consenting to such increase and (ii) certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Section 5 and the other Loan Documents are true and correct on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they were true and correct as of such earlier date, and except that for purposes of this Section 2.15, the representations and warranties contained in clauses (a) and (b) of Section 5.12 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.1, and (B) no Default or Event of Default exists. Borrower shall prepay any Revolving Credit (USD) Loans outstanding on the Increase Effective Date (and pay any additional amounts required pursuant to Section 3.5) to the extent necessary to keep the outstanding Revolving Credit (USD) Loans ratable with any revised Pro Rata Revolving Credit (USD) Shares arising from any non-ratable increase in the Revolving Credit (USD) Commitments under this Section.

(e)            Conflicting Provisions. This Section shall supersede any provisions in Section 2.14 or 10.1 to the contrary.

2.16          Defaulting Lenders.

(a)            Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(i)            Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definitions of “Requisite Lenders”, “Requisite Revolving Credit (USD) Lenders” and “Requisite Revolving Credit (MC) Lenders” and in Section 10.1.

(ii)            Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 3 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.8, shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to the Issuing Lender or Swing Line Lender hereunder; third, to Cash Collateralize the Issuing Lender’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.17; fourth, as Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the Issuing Lender’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.17; sixth, to the payment of any amounts owing to the Lenders, the Issuing Lender or the Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender under such Facility or, in the case of the Revolving Credit (USD) Facility, the Issuing Lender or the Swing Line Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to Borrower as a result of any judgment of a court of competent jurisdiction obtained by Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or in respect of any Letter of Credit Usage in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans were made or such Letter of Credit Usage incurred at a time when the conditions set forth in Section 4.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and amounts in respect of Letter of Credit Usage owed to, all non-Defaulting Lenders under the applicable Facility on a pro rata basis (and ratably among all applicable Facilities computed in accordance with the Defaulting Lenders’ respective funding deficiencies) prior to being applied to the payment of any Loans of, or amounts in respect of Letter of Credit Usage owed to, that Defaulting Lender under the applicable Facility until such time as all Loans and funded and unfunded participations in Letter of Credit Usage and Swing Line Loans are held by the Lenders pro rata in accordance with the Commitments hereunder without giving effect to Section 2.16(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.16(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)            Certain Fees. That Defaulting Lender (x) shall not be entitled to receive any commitment fee pursuant to Section 2.8(a) for any period during which that Lender is a Defaulting Lender (and Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (y) shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Pro Rata Revolving Credit (USD) Share of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.17. With respect to any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to this paragraph, Borrower shall (x) pay to each non-Defaulting Lender in the Revolving Credit (USD) Facility that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letter of Credit Usage that has been reallocated to such non-Defaulting Lender pursuant to clause (iv) below, and (y) pay to the Issuing Lender the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to the Issuing Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv)            Reallocation of Pro Rata Shares to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender that is a Revolving Credit (USD) Lender to acquire, refinance or fund participations in Swing Line Loans or Letters of Credit pursuant to Sections 2.3 and 2.4, the “Pro Rata Share” of each non-Defaulting Lender that is a Revolving Credit (USD) Lender shall be computed without giving effect to the Revolving Credit (USD) Commitment of that Defaulting Lender but only to the extent that such reallocation does not cause the aggregate Revolving Credit (USD) Exposure of any non-Defaulting Lender to exceed such non-Defaulting Lender’s Revolving Credit (USD) Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a non-Defaulting Lender as a result of such non-Defaulting Lender’s increased exposure following such reallocation. Subject to Section 10.21, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a non-Defaulting Lender as a result of such non-Defaulting Lender’s increased exposure following such reallocation.

(b)            Defaulting Lender Cure. If Borrower, the Administrative Agent, and, in the case that a Defaulting Lender is a Revolving Credit (USD) Lender, the Swing Line Lender and the Issuing Lender agree in writing in their sole discretion that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders in the respective Facilities or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held on a pro rata basis by the Lenders in accordance with their respective Pro Rata Shares (without giving effect to Section 2.16(a)(iv)) in the respective Facilities, whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from a Defaulting Lender to a Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c)           New Swing Line Loans/Letters of Credit. So long as any Lender is a Defaulting Lender, (i) the Swing Line Lender shall not be required to fund any Swing Line Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swing Line Loan and (ii) the Issuing Lender shall not be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

(d)           Rights and Remedies against a Defaulting Lender. The Borrower may replace any Defaulting Lender in accordance with the terms of this Agreement. The rights and remedies against, and with respect to a Defaulting Lender under this Section 2.16 are in addition to, and cumulative and not in limitation of, all other rights and remedies that each of the Administrative Agent, the Lenders and the Borrower may, at any time, have against, or with respect to, such Defaulting Lender.

2.17          Cash Collateral.

(a)            Certain Credit Support Events. (i) Upon the request of Issuing Lender, if Issuing Lender has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in Letter of Credit Usage in respect of such Letter of Credit, Borrower shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all Letter of Credit Usage; (ii) if, as of the Letter of Credit Expiration Date, any Letter of Credit Usage for any reason remains outstanding; or (iii) Borrower is required to provide Cash Collateral pursuant to Section 8.2(c), Borrower shall, in each case, immediately Cash Collateralize all Letter of Credit Usage. At any time that there shall exist a Defaulting Lender, immediately upon the request of the Administrative Agent or the Issuing Lender, Borrower shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure of the Issuing Lender (after giving effect to Section 2.16(a)(iv) and any Cash Collateral provided by the Defaulting Lender).

(b)           Grant of Security Interest. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America. Borrower, and to the extent provided by any Lender, such Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the Issuing Lender and the Lenders, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.17(c). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure of the Issuing Lender (after giving effect to Section 2.16(a)(iv)) and other obligations secured thereby (as identified at the time such Cash Collateral is provided), Borrower or the relevant Defaulting Lender will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.

(c)           Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.17 or Sections 2.4, or 8.2 or any other provision of this Agreement in respect of Letters of Credit shall be held and applied to the satisfaction of the specific Letter of Credit Usage, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations (as identified at the time of the provision thereof) for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

(d)            Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Sections 10.6 and 10.13)) or (ii) the Administrative Agent’s good faith determination that there exists excess Cash Collateral; provided, however, (x) that Cash Collateral furnished by or on behalf of Borrower shall not be released during the continuance of a Default or Event of Default (and following application as provided in this Section 2.17 may be otherwise applied in accordance with Section 8.3), and (y) the Person providing Cash Collateral and the Issuing Lender may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

2.18          Extension of Maturity Date.

(a)            Requests for Extension. Borrower may, by notice to Administrative Agent (who shall promptly notify the Lenders) not earlier than 60 days and not later than 30 days prior to any anniversary date of the Effective Date (each such anniversary date, an “Applicable Anniversary Date”), request that each Lender extend such Lender’s Maturity Date for an additional year from the Maturity Date then in effect hereunder (the “Existing Maturity Date”); provided that (i) no such request shall be made hereunder until after the second anniversary of the Effective Date and (ii) Borrower shall not be permitted to make more than two such requests hereunder during the term of this Agreement.

(b)            Lender Elections to Extend. Each Lender, acting in its sole and individual discretion, shall, by notice to Administrative Agent given not later than the date (the “Notice Date”) that is 20 days prior to the Applicable Anniversary Date, advise Administrative Agent whether or not such Lender agrees to such extension (and each Lender that determines not to so extend its Maturity Date (a “Non-Extending Lender”) shall notify Administrative Agent of such fact promptly after such determination (but in any event no later than the Notice Date) and any Lender that does not so advise Administrative Agent on or before the Notice Date shall be deemed to be a Non-Extending Lender. The election of any Lender to agree to such extension shall not obligate any other Lender to so agree.

(c)            Notification by Administrative Agent. Administrative Agent shall notify Borrower of each Lender’s determination under this Section no later than the date 15 days prior to the Applicable Anniversary Date (or, if such date is not a Business Day, on the next preceding Business Day).

(d)            Additional Commitment Lenders. Borrower shall have the right (but not the obligation) to replace each Non-Extending Lender with, and add as “Lenders” under this Agreement in place thereof, one or more Eligible Assignees (each, an “Additional Commitment Lender”) as provided in Section 10.13; provided that each of such Additional Commitment Lenders shall enter into an Assignment and Assumption pursuant to which such Additional Commitment Lender shall, effective as of the Applicable Anniversary Date, undertake a Revolving Credit (USD) Commitment and/or a Revolving Credit (MC) Commitment (and, if any such Additional Commitment Lender is already a Lender, its Commitment shall be in addition to such Lender’s Commitment hereunder on such date).

(e)            Minimum Extension Requirement. If (and only if) the total of the Commitments of the Lenders that have agreed so to extend their Maturity Date (each, an “Extending Lender”) and the additional Commitments of the Additional Commitment Lenders shall be more than 50% of the aggregate amount of the Commitments in effect immediately prior to the Applicable Anniversary Date, then, effective as of the Applicable Anniversary Date, the Maturity Date of each Extending Lender and of each Additional Commitment Lender shall be extended to the date falling one year after the Existing Maturity Date (except that, if such date is not a Business Day, such Maturity Date as so extended shall be the next preceding Business Day) and each Additional Commitment Lender shall thereupon become a “Lender” for all purposes of this Agreement.

(f)            Conditions to Effectiveness of Extensions. As a condition precedent to such extension, Borrower shall deliver to Administrative Agent a certificate of Borrower dated as of the Applicable Anniversary Date signed by a Responsible Officer of Borrower (i) certifying and attaching the resolutions, if any are otherwise required, adopted by Borrower approving or consenting to such extension and (ii) certifying that, before and after giving effect to such extension, (A) the representations and warranties contained in Section 5 and the other Loan Documents are true and correct in all material respects (or in all respects if such representation is qualified by materiality or Material Adverse Effect) on and as of the Applicable Anniversary Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Section 2.18, the representations and warranties contained in Section 5.12(a) shall be deemed to refer to the most recent statements furnished pursuant to Section 6.1(a) and (b), and (B) no Default or Event of Defaults exists or would result therefrom. In addition, on the Applicable Anniversary Date, the Borrower shall prepay any Loans outstanding on such date (and pay any additional amounts required pursuant to Section 3.5) to the extent necessary to keep outstanding Loans ratable with any revised Pro Rata Shares of the respective Lenders effective as of such date.

(g)           Amendment; Sharing of Payments. In connection with any extension of the Maturity Date, Borrower and Administrative Agent may make such amendments to this Agreement as Administrative Agent determines to be reasonably necessary to evidence the extension with the consent of the Borrower but without the consent of any other Lenders. This Section shall supersede any provisions in Section 2.14 or 10.1 to the contrary.

2.19         Evidence of Debt.

(a)            The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender in the ordinary course of business. The Administrative Agent shall maintain the Register in accordance with Section 10.6(c). The accounts or records maintained by each Lender shall be conclusive absent manifest error of the amount of the Extension of Credit made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the Register, the Register shall control in the absence of manifest error. Upon the request of any Lender to the Borrower made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans to the Borrower in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, type (if applicable), amount, currency and maturity of its Loans and payments with respect thereto.

(b)            In addition to the accounts and records referred to in subsection (a) above, each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

SECTION 3

TAXES, YIELD PROTECTION AND ILLEGALITY

3.1            Taxes.

(a)            Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i)            Any and all payments by or on account of any obligation of Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of the Administrative Agent) require the deduction or withholding of any Tax from any such payment by the Administrative Agent or Borrower, then the Administrative Agent or Borrower shall be entitled to make such deduction or withholding, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(ii)            If Borrower or the Administrative Agent shall be required by the Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then (A) the Administrative Agent shall withhold or make such deductions as are determined by the Administrative Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.1) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(iii)            If Borrower or the Administrative Agent shall be required by any Applicable Law other than the Code to withhold or deduct any Taxes from any payment, then (A) Borrower or the Administrative Agent, as required by such Applicable Law, shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) Borrower or the Administrative Agent, to the extent required by such Applicable Law, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such Applicable Law, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.1) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b)           Payment of Other Taxes by Borrower. Without limiting the provisions of subsection (a) above, Borrower shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)           Tax Indemnifications. (i) Borrower shall, and does hereby, indemnify each Recipient, and shall make payment in respect thereof within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.1) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by a Lender or the Issuing Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Lender, shall be conclusive absent manifest error. Borrower shall, and does hereby, indemnify the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, for any amount which a Lender or the Issuing Lender for any reason fails to pay indefeasibly to the Administrative Agent as required pursuant to Section 3.1(c)(ii) below.

(i)            Each Lender and the Issuing Lender shall, and does hereby, severally indemnify, and shall make payment in respect thereof within 10 days after demand therefor, (x) the Administrative Agent against any Indemnified Taxes attributable to such Lender or the Issuing Lender (but only to the extent that Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of Borrower to do so), (y) the Administrative Agent and Borrower, as applicable, against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.6(c) relating to the maintenance of a Participant Register and (z) the Administrative Agent and Borrower, as applicable, against any Excluded Taxes attributable to such Lender or the Issuing Lender, in each case, that are payable or paid by the Administrative Agent or Borrower in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender and the Issuing Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or the Issuing Lender, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii).

(d)            Evidence of Payments. As soon as practicable after any payment of Taxes by Borrower to a Governmental Authority as provided in this Section 3.1, Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Applicable Law to report such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)           Status of Lenders; Tax Documentation.

(i)            Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to Borrower and the Administrative Agent, at the time or times reasonably requested by Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by Borrower or the Administrative Agent as will enable Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.1(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)            Without limiting the generality of the foregoing, in the event that Borrower is a U.S. Person,

(A)            any Lender that is a U.S. Person shall deliver to Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)            any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or the Administrative Agent), whichever of the following is applicable:

I.            in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BENE (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BENE (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

II.             executed copies of IRS Form W-8ECI;

III.            in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit E-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BENE (or W-8BEN, as applicable); or

IV.            to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BENE (or W-8BEN, as applicable), a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-2 or Exhibit E-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-4 on behalf of each such direct and indirect partner;

(C)            any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or the Administrative Agent), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)            if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower or the Administrative Agent as may be necessary for Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii)            Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.1 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower and the Administrative Agent in writing of its legal inability to do so.

(f)            Treatment of Certain Refunds. Unless required by Applicable Law, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or the Issuing Lender, or have any obligation to pay to any Lender or the Issuing Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or the Issuing Lender, as the case may be. If any Recipient determines that it has received a refund of any Taxes as to which it has been indemnified by Borrower or with respect to which Borrower has paid additional amounts pursuant to this Section 3.1, it shall pay to Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by Borrower under this Section 3.1 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that Borrower, upon the request of the Recipient, agrees to repay the amount paid over to Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the applicable Recipient be required to pay any amount to Borrower pursuant to this subsection the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its taxes that it deems confidential) to Borrower or any other Person.

(g)            Survival. Each party’s obligations under this Section 3.1 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender or the Issuing Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

(h)            Defined Terms. For purposes of this Section 3.1, the term “Applicable Law” includes FATCA.

3.2            Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans (whether denominated in Dollars or an Alternative Currency) whose interest is determined by reference to a Relevant Rate, or to determine or charge interest rates based upon a Relevant Rate or to purchase or sell, or to take deposits of, any Alternative Currency in the applicable interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (a) any obligation of such Lender to make or maintain Alternative Currency Loans in the affected currency or currencies or, in the case of Loans denominated in Dollars, to make or continue Term SOFR Loans or to convert Base Rate Loans to Term SOFR Loans, shall be, in each case, suspended, and (b) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Term SOFR component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR component of the Base Rate, in each case until such Lender notifies the Administrative Agent and Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (i) Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay all Term SOFR Loans or Alternative Currency Loans, as applicable, in the affected currency or currencies or, if applicable and such Loans are denominated in Dollars, convert all such Term SOFR Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR component of the Base Rate), in each case immediately, or, in the case of Term SOFR Loans or Alternative Currency Term Rate Loans, on the last day of the Interest Period therefor if such Lender may lawfully continue to maintain such Term SOFR or Alternative Currency Term Rate Loans to such day and (ii) if such notice asserts the illegality of such Lender determining or charging interest rates based upon Term SOFR, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Term SOFR component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon Term SOFR. Upon any such prepayment or conversion, Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 3.5.

3.3            Inability to Determine Rates.

(a)            Generally. If in connection with any request for a Term SOFR Loan or an Alternative Currency Loan or a conversion of Base Rate Loans to Term SOFR Loans or a continuation of any of such Loans, as applicable, (i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (A) no Successor Rate for the Relevant Rate for the applicable Agreed Currency has been determined in accordance with Section 3.3(b) or Section 3.3(c) and the circumstances under clause (i) of Section 3.3(b) or of Section 3.3(c) or the Scheduled Unavailability Date has occurred with respect to such Relevant Rate (as applicable), or (B) adequate and reasonable means do not otherwise exist for determining the Relevant Rate for the applicable Agreed Currency for any determination date(s) or requested Interest Period, as applicable, with respect to a proposed Term SOFR Loan or an Alternative Currency Loan or in connection with an existing or proposed Base Rate Loan, or (ii) the Administrative Agent or the Requisite Lenders determine that for any reason that the Relevant Rate with respect to a proposed Loan denominated in an Agreed Currency for any requested Interest Period or determination date(s) does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender.

Thereafter, (x) the obligation of the Lenders to make or maintain Loans in the affected currencies, as applicable, or to make or maintain Term SOFR Loans, or to convert Base Rate Loans to Term SOFR Loans, shall be suspended (in each case to the extent of the affected Term SOFR Loans, Alternative Currency Loans or Interest Period or determination date(s), as applicable), and (y) in the event of a determination described in the preceding sentence with respect to the Term SOFR component of the Base Rate, the utilization of the Term SOFR component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (or, in the case of a determination by the Requisite Lenders described in clause (ii) of this Section 3.3(a), until the Administrative Agent upon instruction of the Requisite Lenders) revokes such notice (if such notice was provided as a result of the determination of the Administrative Agent) (which the Administrative Agent agrees promptly to do upon determination by the Administrative Agent or the Requisite Lenders that the circumstances giving rise to such notice no longer exist).

Upon receipt of such notice, (i) the Borrower may revoke any pending request for a Borrowing of, continuation of or conversion to Term SOFR Loans (to the extent of the affected Term SOFR Loans or Interest Periods), or a Borrowing of, continuation of or conversion to Alternative Currency Loans (to the extent of the affected Alternative Currency Loans or Interest Period or determination date(s)), as applicable or, failing that, in either case, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans denominated in Dollars in the Dollar Equivalent of the amount specified therein and (ii) (A) any outstanding Term SOFR Loans shall be deemed to have been converted to Base Rate Loans immediately at the end of their respective applicable Interest Period and (B) any outstanding affected Alternative Currency Loans, at the Borrower’s election, shall either (1) be converted into a Borrowing of Base Rate Loans denominated in Dollars in the Dollar Equivalent of the amount of such outstanding Alternative Currency Loan immediately, in the case of an Alternative Currency Daily Rate Loan, or at the end of the applicable Interest Period, in the case of an Alternative Currency Term Rate Loan, or (2) be prepaid in full immediately, in the case of an Alternative Currency Daily Rate Loan, or at the end of the applicable Interest Period, in the case of an Alternative Currency Term Rate Loan; provided that if no election is made by the Borrower (x) in the case of an Alternative Currency Daily Rate Loan, by the date that is three (3) Business Days after receipt by the Borrower of such notice or (y) in the case of an Alternative Currency Term Rate Loan, by the last day of the current Interest Period for the applicable Alternative Currency Term Rate Loan, the Borrower shall be deemed to have elected clause (1) above.

(b)            Replacement of Term SOFR or SOFR Successor Rate. Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Borrower or Requisite Lenders notify the Administrative Agent (with, in the case of the Requisite Lenders, a copy to the Borrower) that the Borrower or Requisite Lenders (as applicable) have determined, that:

(i)            adequate and reasonable means do not exist for ascertaining one month, three month and six month interest periods of Term SOFR, including, without limitation, because the Term SOFR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or

(ii)            CME or any successor administrator of the Term SOFR Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent or such administrator with respect to its publication of Term SOFR, in each case acting in such capacity, has made a public statement identifying a specific date after which one month, three month and six month interest periods of Term SOFR or the Term SOFR Screen Rate shall or will no longer be representative or made available, or permitted to be used for determining the interest rate of U.S. Dollar denominated syndicated loans, or shall or will otherwise cease, provided that, at the time of such statement, there is no successor administrator that is satisfactory to the Administrative Agent that will continue to provide such representative interest periods of Term SOFR after such specific date (the latest date on which one month, three month and six month interest periods of Term SOFR or the Term SOFR Screen Rate are no longer representative or available permanently or indefinitely, the “SOFR Scheduled Unavailability Date”);

then, on a date and time determined by the Administrative Agent (any such date, the “Term SOFR Replacement Date”), which date shall be at the end of an Interest Period or on the relevant interest payment date, as applicable, for interest calculated and, solely with respect to clause (ii) above, no later than the SOFR Scheduled Unavailability Date, Term SOFR will be replaced hereunder and under any Loan Document with Daily Simple SOFR plus the SOFR Adjustment for any payment period for interest calculated that can be determined by the Administrative Agent, in each case, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document (the “SOFR Successor Rate).

If the SOFR Successor Rate is Daily Simple SOFR plus the SOFR Adjustment, all interest payments will be payable on a monthly basis.

Notwithstanding anything to the contrary herein, (i) if the Administrative Agent determines that Daily Simple SOFR is not available on or prior to the Term SOFR Replacement Date, or (ii) if the events or circumstances of the type described in Section 3.3(b)(i) or (ii) have occurred with respect to the SOFR Successor Rate then in effect, then in each case, the Administrative Agent and the Borrower may amend this Agreement solely for the purpose of replacing Term SOFR or any then current SOFR Successor Rate in accordance with this Section 3.3 at the end of any Interest Period, relevant interest payment date or payment period for interest calculated, as applicable, with an alternative benchmark rate giving due consideration to any evolving or then existing convention for similar U.S. Dollar denominated credit facilities syndicated and agented in the United States for such alternative benchmark. and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar U.S. Dollar denominated credit facilities syndicated and agented in the United States for such benchmark. For the avoidance of doubt, any such proposed rate and adjustments, shall constitute a “SOFR Successor Rate”. Any such amendment shall become effective at 5:00 p.m. (California time) on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Borrower unless, prior to such time, Lenders comprising the Requisite Lenders have delivered to the Administrative Agent written notice that such Requisite Lenders object to such amendment.

(c)            Replacement of Relevant Rate or Successor Rate with respect to Alternative Currency Loans. Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Borrower or Requisite Lenders notify the Administrative Agent (with, in the case of the Requisite Lenders, a copy to the Borrower) that the Borrower or Requisite Lenders (as applicable) have determined, that:

(i)            adequate and reasonable means do not exist for ascertaining the Relevant Rate for an Agreed Currency (other than Dollars) because none of the tenors of such Relevant Rate under this Agreement for such Agreed Currency is available or published on a current basis, and such circumstances are unlikely to be temporary; or

(ii)            the Applicable Authority has made a public statement identifying a specific date after which all tenors of the Relevant Rate for an Agreed Currency (other than Dollars) under this Agreement shall or will no longer be representative or made available, or permitted to be used for determining the interest rate of syndicated loans denominated in such Agreed Currency (other than Dollars), or shall or will otherwise cease, provided that, in each case, at the time of such statement, there is no successor administrator that is satisfactory to the Administrative Agent that will continue to provide such representative tenor(s) of the Relevant Rate for such Agreed Currency (other than Dollars) (the latest date on which all tenors of the Relevant Rate for such Agreed Currency (other than Dollars) under this Agreement are no longer representative or available permanently or indefinitely, the “Non-SOFR Scheduled Unavailability Date”);

or if the events or circumstances of the type described in Section 3.3(c)(i) or (ii) have occurred with respect to the Non-SOFR Successor Rate then in effect, then, the Administrative Agent and the Borrower may amend this Agreement solely for the purpose of replacing the Relevant Rate for an Agreed Currency (other than Dollars) or any then current Non-SOFR Successor Rate for an Agreed Currency (other than Dollars) in accordance with this Section 3.3(c) with an alternative benchmark rate giving due consideration to any evolving or then existing convention for similar credit facilities syndicated and agented in the U.S. and denominated in such Agreed Currency for such alternative benchmarks, and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar credit facilities syndicated and agented in the U.S. and denominated in such Agreed Currency for such benchmarks (and any such proposed rate, including for the avoidance of doubt, any adjustment thereto, a “Non-SOFR Successor Rate”, and collectively with the SOFR Successor Rate, each a “Successor Rate”), and any such amendment shall become effective at 5:00 p.m. (California time) on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Borrower unless, prior to such time, Lenders comprising the Requisite Lenders have delivered to the Administrative Agent written notice that such Requisite Lenders object to such amendment.

(d)            Successor Rate. The Administrative Agent will promptly (in one or more notices) notify the Borrower and each Lender of the implementation of any Successor Rate.

Any Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such Successor Rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.

Notwithstanding anything else herein, if at any time any Successor Rate as so determined would otherwise be less than zero, the Successor Rate will be deemed to be zero for the purposes of this Agreement and the other Loan Documents.

In connection with the implementation of a Successor Rate, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to the Borrower and the Lenders reasonably promptly after such amendment becomes effective.

(e)            Determination of Requisite Lenders. For purposes of this Section 3.3, those Lenders that either have not made, or do not have an obligation under this Agreement to make, the relevant Loans in the relevant Alternative Currency shall be excluded from any determination of Requisite Lenders.

3.4            Increased Costs.

(a)            Increased Costs Generally. If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender or the Issuing Lender;

(ii)          subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)          impose on any Lender or the Issuing Lender or any applicable interbank market any other condition, cost or expense affecting this Agreement, Term SOFR Loans made by such Lender or Alternative Currency Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the Issuing Lender of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the Issuing Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the Issuing Lender, Borrower will pay to such Lender or the Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Lender, as the case may be, for such additional costs incurred or reduction suffered; provided that (x) such Lender shall be generally seeking comparable compensation from similarly situated borrowers under similar credit facilities (to the extent such Lender has the right under such similar credit facilities to do so) with respect to such Change in Law regarding such increased cost or reduction and (y) that such additional amounts shall not be duplicative of any amounts to the extent otherwise paid by the Borrower under any other provisions of this Agreement.

(b)            Capital Requirements. If any Lender or the Issuing Lender determines that any Change in Law affecting such Lender or the Issuing Lender or any Lending Office of such Lender or such Lender’s or the Issuing Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Lender’s capital or on the capital of such Lender’s or the Issuing Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swing Line Loans held by, such Lender, or the Letters of Credit issued by the Issuing Lender, to a level below that which such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Lender’s policies and the policies of such Lender’s or the Issuing Lender’s holding company with respect to capital adequacy or liquidity), then from time to time Borrower will pay to such Lender or the Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s holding company for any such reduction suffered; provided that (x) such Lender shall be generally seeking comparable compensation from similarly situated borrowers under similar credit facilities (to the extent such Lender has the right under such similar credit facilities to do so) with respect to such Change in Law regarding such increased cost or reduction and (y) that such additional amounts shall not be duplicative of any amounts to the extent otherwise paid by the Borrower under any other provisions of this Agreement.

(c)            Certificates for Reimbursement. A certificate of a Lender or the Issuing Lender setting forth the amount or amounts necessary to compensate such Lender or the Issuing Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to Borrower shall be conclusive absent manifest error. Borrower shall pay such Lender or the Issuing Lender, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)            Delay in Requests. Failure or delay on the part of any Lender or the Issuing Lender to demand compensation pursuant to the foregoing provisions of this Section 3.4 shall not constitute a waiver of such Lender’s or the Issuing Lender’s right to demand such compensation, provided that Borrower shall not be required to compensate a Lender or the Issuing Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender or the Issuing Lender, as the case may be, notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

3.5            Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)            any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period, relevant interest payment date or payment period, as applicable, for such Loan, if applicable (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)            any failure by Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by Borrower;

(c)            any failure by Borrower to make any payment of any Loan or drawing under any Letter of Credit (or interest due thereon) denominated in an Alternative Currency on its scheduled due date or any payment thereof in a different currency; or

(d)            any assignment of a Term SOFR Loan or Alternative Currency Term Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by Borrower pursuant to Section 10.13;

including any loss of anticipated profits, any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan, from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract. Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by Borrower to the Lenders under this Section 3.5, each Lender shall be deemed to have funded each Alternative Currency Term Rate Loan made by it at the Alternative Currency Term Rate for such Loan by a matching deposit or other borrowing in the offshore interbank eurodollar market for such currency for a comparable amount and for a comparable period, whether or not such Alternative Currency Term Rate Loan was in fact so funded.

3.6            Mitigation Obligations; Replacement of Lenders.

(a)            Designation of a Different Lending Office. Each Lender may make any Extension of Credit to Borrower through any Lending Office, provided that the exercise of this option shall not affect the obligation of Borrower to repay the Extension of Credit in accordance with the terms of this Agreement. If any Lender requests compensation under Section 3.4, or requires Borrower to pay any Indemnified Taxes or additional amounts to any Lender, the Issuing Lender, or any Governmental Authority for the account of any Lender or the Issuing Lender pursuant to Section 3.1, or if any Lender gives a notice pursuant to Section 3.2, then at the request of Borrower such Lender or the Issuing Lender shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or the Issuing Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.1 or 3.4, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.2, as applicable, and (ii) in each case, would not subject such Lender or the Issuing Lender, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or the Issuing Lender, as the case may be. Borrower hereby agrees to pay all reasonable and documented costs and expenses incurred by any Lender or the Issuing Lender in connection with any such designation or assignment.

(b)            Replacement of Lenders. If any Lender requests compensation under Section 3.4, or if Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.1 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 3.6(a), Borrower may replace such Lender in accordance with Section 10.13.

3.7            Survival. All of Borrower’s obligations under this Section 3 shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder, and resignation of the Administrative Agent.

SECTION 4
CONDITIONS

4.1            Conditions of Initial Extensions of Credit. The effectiveness of this Agreement is subject to the following conditions precedent, each of which shall be satisfied prior to or concurrently with the Effective Date (unless all of Lenders, in their sole and absolute discretion, shall agree otherwise):

(a)            Administrative Agent shall have received all of the following, each properly executed by a Responsible Officer of Borrower, each dated as of the Effective Date or, in the case of the documents required under subsection (iii) below, as of a recent date, and each in form and substance satisfactory to Administrative Agent, each of the Lenders, and their respective legal counsel (unless otherwise specified or, in the case of the date of any of the following, unless Administrative Agent otherwise agrees or directs):

(i)            at least one executed counterpart of this Agreement, together with arrangements satisfactory to Administrative Agent for additional executed counterparts of this Agreement, sufficient in number for distribution to each Lender and Borrower;

(ii)            Notes executed by Borrower in favor of each Lender requesting a Note;

(iii)            A copy of a certificate of the Secretary of State of the State of Delaware, dated reasonably near the date of the signing of this Agreement, certifying (A) as to a true and correct copy of the certificate of incorporation of the Borrower and (B) that the Borrower is duly incorporated and in good standing;

(iv)            the Opinion of Counsel;

(v)            a certificate signed by a Responsible Officer of Borrower certifying that (i) the conditions specified in Sections 4.1(d) and 4.1(e) have been satisfied, and (ii) since December 31, 2023, no event or condition shall have occurred that has had or could reasonably be expected to have a Material Adverse Effect; and

(vi)            a certificate of the Secretary of the Borrower, dated as of the Effective Date, certifying as to (A) copies of the resolutions of the board of directors of the Borrower approving the transactions contemplated by this Agreement and each Loan Document to which it is a party, (B) the names and true signatures of the officers of the Borrower authorized to sign each Loan Document and the other documents to be delivered hereunder and thereunder, (C) a true and correct copy of the bylaws of the Borrower as in effect on the Effective Date, and (D) a true and correct copy of the certificate of incorporation of the Borrower in effect on the Effective Date.

(b)            Any fees required to be paid on or before the Effective Date under any Loan Document shall have been paid.

(c)            Costs and expenses (including Attorney Costs) of Bank of America to the extent invoiced prior to or on the Effective Date (plus the duly accrued and invoiced fees and expenses of counsel to Bank of America) shall have been paid.

(d)            The representations and warranties of Borrower contained in Section 5 shall be true and correct in all material respects (without duplication of any materiality standards set forth therein).

(e)            No Default or Event of Default has occurred and is continuing after giving effect to all Extensions of Credit made on the Effective Date.

(f)            The Administrative Agent shall have received evidence reasonably satisfactory to it that, concurrently with the Effective Date, (i) all amounts owing under the Existing Credit Agreement to lenders thereunder who elect not to become Lenders hereunder, if any, have been paid in full and (ii) all accrued and unpaid interest and fees owing to the Lenders under the Existing Credit Agreement have been paid in full.

(g)            The Lenders shall have received, prior to the Effective Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the US Patriot Act, and, if Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, Borrower shall have delivered to each Lender that so requests a Beneficial Ownership Certification at least three (3) Business Days prior to the Effective Date.

Without limiting the generality of the last paragraph of Section 9.3 and Section 9.4, for purposes of determining compliance with the conditions specified in this Section 4.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless Administrative Agent shall have received notice from such Lender prior to the proposed Effective Date specifying its objection thereto.

4.2            Any Extension of Credit. In addition to the occurrence of the Effective Date, the obligation of each Lender and the Issuing Lender to make any Extension of Credit, including on the Effective Date, is subject to the following conditions precedent:

(a)            the representations and warranties of Borrower contained in Section 5 are true and correct in all material respects (without duplication of any materiality standards set forth therein) as though made on and as of such date (after giving effect to the proposed Extension of Credit occurring on such date), except to the extent such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and complete on and as of such earlier date);

(b)            no Default or Event of Default has occurred and is continuing, or would result from such proposed Extension of Credit;

(c)            Administrative Agent shall have timely received a duly completed Request for Extension of Credit or Letter of Credit Application, as applicable, by Requisite Notice by the Requisite Time therefor; and

(d)            in the case of an Extension of Credit to be denominated in an Alternative Currency, such currency remains an Eligible Currency.

Each request for an Extension of Credit submitted by the Borrower shall be deemed to be a representation and warranty by the Borrower that the conditions specified in Sections 4.2(a) and (b) have been satisfied on and as of the date of the applicable Extension of Credit.

SECTION 5

REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants to Administrative Agent and Lenders that:

5.1            Existence and Qualification; Power; Compliance With Laws. Borrower and each of its Significant Subsidiaries is duly organized or formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization except where the failure to be in good standing could not reasonably be expected to have a Material Adverse Effect. Borrower and each of its Significant Subsidiaries is duly qualified or registered to transact business and is in good standing in each other jurisdiction in which the conduct of its business or the ownership or leasing of its Properties makes such qualification or registration necessary, except where the failure so to qualify or register and to be in good standing would not constitute a Material Adverse Effect. Borrower and each of its Significant Subsidiaries has all requisite power and authority to (a) conduct its business and to own and lease its Properties, except where the failure to do so would not result in a Material Adverse Effect and (b) to execute and deliver each Loan Document to which it is a party and to perform its Obligations hereunder and thereunder in all material respects. Borrower and each of its Significant Subsidiaries is in compliance with all Laws and other legal requirements applicable to its business, has obtained all authorizations, consents, approvals, orders, licenses and permits from, and has accomplished all filings, registrations and qualifications with, or obtained exemptions from any of the foregoing from, any Governmental Authority that are necessary for the transaction of its business, except where the failure so to comply, file, register, qualify or obtain exemptions does not constitute a Material Adverse Effect.

5.2            Authority; Compliance With Other Agreements and Instruments and Government Regulations.

(a)            The execution, delivery and performance by Borrower of the Loan Documents to which it is a party have been duly authorized by all necessary corporate or other organizational action, and do not and will not: (i) result in or require the creation or imposition of any Lien (other than Permitted Liens) upon or with respect to any Property now owned or leased or hereafter acquired by such party; (ii) violate any Laws applicable to such party; or (iii) result in a breach of or constitute a default under, or cause or permit the acceleration of any obligation owed under, any indenture or loan or credit agreement or any other Contractual Obligation to which such party is a party or by which such party or any of its Property is bound or affected, in each case, except as would not reasonably be expected to have a Material Adverse Effect.

(b)            The execution, delivery and performance by Borrower of the Loan Documents to which it is a party have been duly authorized by all necessary corporate or other organizational action, and do not and will not violate or conflict with any provision of such party’s charter, articles of incorporation, bylaws or other organizational documents, as applicable.

5.3            No Governmental Approvals or Other Consents Required. No authorization, consent, approval, order, license or permit from, or filing, registration or qualification with, any Governmental Authority or any other Person is or will be necessary or required to authorize or permit under Applicable Law the execution, delivery and performance by, or enforcement against, Borrower of the Loan Documents to which it is a party.

5.4            Binding Obligations. Each of the Loan Documents to which Borrower is a party will, when executed and delivered by it, constitute the legal, valid and binding obligation of Borrower, enforceable against it in accordance with its terms, except as enforcement may be limited by Debtor Relief Laws or equitable principles relating to the granting of specific performance and other remedies as a matter of judicial discretion, regardless of whether considered in a proceeding in law or equity.

5.5            Litigation. Except for (a) any matter fully covered as to subject matter and amount (subject to applicable deductibles and retentions) by insurance for which the insurance carrier has not asserted lack of subject matter coverage or reserved its right to do so, (b) any matter, or series of related matters, involving a claim against Borrower or any Significant Subsidiary thereof of less than $200,000,000, (c) matters of an administrative nature not involving a claim or charge against Borrower or any of its Subsidiaries and (d) matters set forth in Schedule 5.5, there are no actions, suits, proceedings or investigations pending as to which Borrower or any of its Subsidiaries have been served or have received notice or, to the knowledge of Borrower, threatened against or affecting Borrower or any of its Subsidiaries or any Property of any of them before any Governmental Authority, which if adversely determined would have a Material Adverse Effect.

5.6            No Default. No event has occurred and is continuing that is a Default or Event of Default.

5.7            ERISA Compliance.

(a)            Each “employee benefit plan” (as defined by Section 3(3) of ERISA) sponsored or maintained by Borrower or any Subsidiary is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law. Each Pension Plan or other “employee benefit plan” which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the United States Internal Revenue Service or an application for such a letter is currently being processed by the United States Internal Revenue Service with respect thereto and, to the knowledge of Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification.

(b)            Borrower and each ERISA Affiliate have met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan and Multiemployer Plan, and no application for a funding waiver or an extension of any amortization period under the Pension Funding Rules has been made with respect to any Pension Plan or Multiemployer Plan.

(c)            There are no pending or, to the knowledge of Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Pension Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Pension Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect.

(d)            (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability, other than Unfunded Pension Liability which, when aggregated with all Unfunded Pension Liability of all other Pension Plans, does not exceed $200,000,000 in the aggregate at any time; (iii) neither Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA, except in the cases of clauses (i), (iii), (iv) and (v) above would not reasonably be expected to result in a Material Adverse Effect.

(e)            Borrower represents and warrants as of the Effective Date that Borrower is not and will not be using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA or otherwise) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments.

5.8            Use of Proceeds; Margin Regulations. The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock. Following the application of the proceeds of each Borrowing or drawing under each Letter of Credit, not more than 25% of the value of the assets (either of the Borrower only or of the Borrower and its Subsidiaries on a consolidated basis) subject to the provisions of Section 7.1 or subject to any restriction contained in any agreement or instrument between the Borrower and any Lender or any Affiliate of any Lender relating to Indebtedness and within the scope of Section 8.1(f) will be margin stock.

5.9            Title to Property. Borrower and its Significant Subsidiaries have valid title to the Property reflected in the balance sheet described in Section 5.12(a), other than (i) items of Property which are immaterial to Borrower and its Significant Subsidiaries, taken as a whole, and Property subsequently sold or disposed of in the ordinary course of business, free and clear of all Liens, other than Liens described in Schedule 5.9 or permitted by Section 7.1 or (ii) where the failure to have such valid title would not reasonably be expected to result in a Material Adverse Effect.

5.10           Intangible Assets. Borrower and its Significant Subsidiaries own, or possess the right to use to the extent necessary in their respective businesses, all material trademarks, trade names, copyrights, patents, patent rights, computer software, licenses and other Intangible Assets that are used in the conduct of their businesses as now operated, and no such Intangible Asset, to the best knowledge of Borrower, conflicts with the valid trademark, trade name, copyright, patent, patent right or Intangible Asset of any other Person to the extent that such conflict constitutes a Material Adverse Effect.

5.11            Tax Liability. Borrower and its Subsidiaries have filed all tax returns which are required to be filed, and have paid, or made provision for the payment of, all taxes with respect to the periods, Property or transactions covered by said returns, or pursuant to any assessment received by Borrower or any of its Subsidiaries, except (a) such taxes, if any, as are being contested in good faith by appropriate proceedings and as to which adequate reserves have been established and maintained and (b) where the failure to file or pay such Taxes would not reasonably be expected to result in a Material Adverse Effect.

5.12          Financial Statements.

(a)            The audited consolidated balance sheet dated December 31, 2023, the most recent audited consolidated balance sheet delivered pursuant to Section 6.1(a), and the most recent quarterly consolidated balance sheet delivered pursuant to Section 6.1(b), of Borrower and its Subsidiaries, and the related consolidated statements of income or operations, Stockholders’ Equity and cash flows for the Fiscal Year or Fiscal Quarter, as applicable, ended on those dates (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, (ii) fairly present the financial condition, in all material respects, of Borrower and its Subsidiaries as of the date thereof and results of operations for the period covered thereby; and (iii) show all material Indebtedness and other liabilities, direct or contingent, of Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes or other material commitments.

(b)            Since December 31, 2023, there has been no event, circumstance or condition that has had or could reasonably be expected to have a Material Adverse Effect.

5.13            Environmental Compliance. Borrower and its Subsidiaries conduct in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof Borrower has reasonably concluded that compliance with such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.14            Investment Company Act. Neither Borrower nor any of its Subsidiaries is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.15            Insurance. The properties of Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of Borrower, in such amounts and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where Borrower or such Subsidiary operates.

5.16            Disclosure. No written statement made by a Responsible Officer to Administrative Agent or any Lender in connection with this Agreement, or in connection with any Loan, as of the date thereof contained any untrue statement of a material fact or omitted a material fact necessary to make the statement made not misleading in light of all the circumstances existing at the date the statement was made.

5.17            OFAC. Neither Borrower, nor any of its Subsidiaries, nor, to the knowledge of Borrower and its Subsidiaries, any director, officer, employee, agent, affiliate or representative thereof, is an individual or entity that is, or is owned or controlled by any individual or entity that is (i) currently the subject or target of any Sanctions, (ii) included on OFAC’s List of Specially Designated Nationals, HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List, or any similar list enforced by any other relevant sanctions authority or (iii) located, organized or resident in a Designated Jurisdiction.

5.18            Anti-Corruption Laws; Sanctions. Borrower and its Subsidiaries have conducted their businesses in compliance in all material respects with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti-corruption legislation in other jurisdictions and all applicable Sanctions, and have instituted and maintained policies and procedures reasonably designed to promote and achieve compliance with such laws and such Sanctions in all material respects.

5.19            Affected Financial Institutions. Borrower is not an Affected Financial Institution.

5.20            Beneficial Ownership Certification. As of the Effective Date, the information included in the Beneficial Ownership Certification, if applicable, is true and correct in all material respects.

5.21            Covered Entity. Borrower is not a Covered Entity.

SECTION 6

AFFIRMATIVE COVENANTS

So long as any Loan remains unpaid, or any other Obligation remains unpaid or unperformed under any Loan Document, any Letter of Credit remains outstanding, or any portion of the Commitments remains in force, Borrower shall, and shall cause each of its Subsidiaries to:

6.1            Financial Statements. Deliver to Administrative Agent in form and detail reasonably satisfactory to Administrative Agent and the Requisite Lenders, with sufficient copies for each Lender:

(a)            As soon as practicable, and in any event within 95 days after the end of each Fiscal Year, the consolidated balance sheet of Borrower and its Subsidiaries as at the end of such Fiscal Year and the consolidated statements of operations, Stockholders’ Equity and cash flows, in each case of Borrower and its Subsidiaries for such Fiscal Year, all in reasonable detail. Such financial statements shall be prepared in accordance with U.S. GAAP, consistently applied, and such consolidated balance sheet and consolidated statements shall be accompanied by a report of independent registered public accounting firm of recognized standing selected by Borrower, which report shall be prepared in accordance with the standards of the Public Company Accounting Oversight Board and applicable securities laws as at such date, and shall not be subject to any qualifications or exceptions as to the scope of the audit nor to any “going concern” or like qualification or exception nor to any other qualification or exception that are reasonably determined by the Requisite Lenders in their good faith business judgment to be materially adverse to the interests of Lenders.

(b)            As soon as practicable, and in any event within 50 days after the end of each Fiscal Quarter (other than the fourth Fiscal Quarter in any Fiscal Year), the consolidated balance sheet of Borrower and its Subsidiaries as at the end of such Fiscal Quarter and the consolidated statement of operations for such Fiscal Quarter, and its statement of cash flows for the portion of the Fiscal Year ended with such Fiscal Quarter, all in reasonable detail.

6.2            Certificates, Notices and Other Information. Deliver to Administrative Agent in form and detail satisfactory to Administrative Agent and the Requisite Lenders, with sufficient copies for each Lender:

(a)            Concurrently with the financial statements required pursuant to Sections 6.1(a) and 6.1(b), a Compliance Certificate signed by a Responsible Officer of Borrower;

(b)            Promptly after any reasonable request by Administrative Agent or any Lender through the Administrative Agent, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of Borrower by independent accountants in connection with the accounts or books of Borrower or any of its Subsidiaries, or any audit of any of them;

(c)            Promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of Borrower, and copies of all annual, regular, periodic and special reports and registration statements which Borrower may file or be required to file with the Securities and Exchange Commission under Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, and not otherwise required to be delivered to Lenders pursuant to other provisions of this Section;

(d)            Promptly after request by Administrative Agent or any Lender through the Administrative Agent, copies of any other report or other document that was filed by Borrower or any of its Significant Subsidiaries with any Governmental Authority, other than routine reports or documents filed in connection with Taxes;

(e)            As soon as practicable, notice of the occurrence of any (i) ERISA Event, other than with respect to the standard termination of a Pension Plan as to which neither Borrower nor any of its ERISA Affiliates has any liability (contingent or otherwise) and to which Borrower has contributed less than $200,000,000 in the aggregate with respect to all such Pension Plans, (ii) “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) in connection with any Pension Plan or any trust created thereunder, (iii) the adoption of, or the commencement of contributions to, any Pension Plan or Multiemployer Plan subject to the Pension Funding Rules by Borrower or any ERISA Affiliate, or (iv) the adoption of any amendment to a Pension Plan subject to the Pension Funding Rules, if such amendment results in a material increase in contributions or Unfunded Pension Liability, telephonic notice specifying the nature thereof, and, no more than five Business Days after such telephonic notice, written notice again specifying the nature thereof and specifying what action Borrower or any of its Subsidiaries are taking or propose to take with respect thereto, and, when known, any action taken by the Internal Revenue Service with respect thereto;

(f)            With reasonable promptness copies of (i) all notices received by Borrower or any of its ERISA Affiliates of the PBGC’s intent to terminate any Pension Plan or to have a trustee appointed to administer any Pension Plan; and (ii) all notices received by Borrower or any of its ERISA Affiliates from a Multiemployer Plan sponsor concerning the imposition or amount of withdrawal liability pursuant to Section 4202 of ERISA;

(g)            As soon as practicable, notice of the occurrence of any Default or Event of Default, and of the occurrence or existence of any event or circumstance that foreseeably will become a Default or Event of Default, specifying the nature and period of existence thereof and specifying what action Borrower is taking or propose to take with respect thereto;

(h)            As soon as practicable, notice of (i) the commencement of a legal proceeding or investigation (which investigation is known to Borrower) with respect to a claim against Borrower or any of its Subsidiaries that is $200,000,000 or more in excess of the amount thereof that is fully covered by insurance, including pursuant to any applicable Environmental Laws or (ii) commencement of a legal proceeding with respect to a claim against Borrower or any of its Subsidiaries in excess of $200,000,000 or which otherwise may reasonably be expected to result in a Material Adverse Effect;

(i)            Notice of any material change in accounting policies or financial reporting practices by Borrower or any of its Significant Subsidiaries (other than changes required by GAAP or by regulations promulgated by the Securities and Exchange Commission);

(j)            Promptly, such information and documentation as may be requested by Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the US Patriot Act and the Beneficial Ownership Regulation; and

(k)            Promptly, such other data and information (other than materials protected by the attorney-client privilege and materials which the Borrower or such Subsidiary, as applicable, may not disclose without violation of a confidentiality obligation binding upon it) and as from time to time may be reasonably requested by Administrative Agent, any Lender (through Administrative Agent) or the Requisite Lenders.

Documents required to be delivered pursuant to Section 6.1 or Section 6.2(c) may be delivered electronically, and if so delivered shall be deemed to have been delivered on the date (i) on which Borrower posts such documents, or provides a link thereto on Borrower’s website on the Internet at the website address listed on Schedule 10.2 or such documents shall be available on the Website of the Securities and Exchange Commission at http://www.sec.gov; or (ii) on which such documents are posted on Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that (i) Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender upon its request to Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) Borrower shall notify the Administrative Agent and each Lender (by facsimile or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e. soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by Borrower with any such request for delivery by a Lender and each Lender shall be solely responsible for requesting delivery to it or maintaining it copies of such documents.

Borrower hereby acknowledges that (a) Administrative Agent and/or the Arrangers may, but shall not be obligated to, make available to Lenders and the Issuing Lender materials and/or information provided by or on behalf of Borrower hereunder (collectively, “Borrower Materials”) by posting Borrower Materials on IntraLinks, SyndTrak, ClearPar, or a substantially similar electronic transmission system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. Borrower hereby agrees that so long as Borrower is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” Borrower shall be deemed to have authorized Administrative Agent, the Arrangers, the Issuing Lender and Lenders to treat such Borrower Materials as not containing any material non-public information with respect to Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.7); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.” Notwithstanding the foregoing, Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC.”

6.3            Preservation of Existence. Preserve and maintain its existences in the jurisdiction of their formation and all material authorizations, rights, franchises, privileges, consents, approvals, orders, licenses, permits, or registrations from any Governmental Authority that are necessary for the transaction of its business, except where the failure to so preserve and maintain the existence of any of Borrower’s Significant Subsidiaries and such authorizations would not constitute a Material Adverse Effect and except that a merger permitted hereunder shall not constitute a violation of this covenant; and qualify and remain qualified to transact business in each jurisdiction in which such qualification is necessary in view of their respective business or the ownership or leasing of their respective Properties except where the failure to so qualify or remain qualified would not constitute a Material Adverse Effect.

6.4            Maintenance of Properties. Maintain, preserve and protect all of its depreciable Properties in good order and condition, subject to normal wear and tear in the ordinary course of business, and not permit any waste of its Properties, except that the failure to maintain, preserve and protect such Property would not reasonably be expected to result in a Material Adverse Effect.

6.5            Maintenance of Insurance. Maintain liability, casualty and other insurance (subject to customary deductibles, self-insurance, and retentions) with reputable insurance companies in such amounts and against such risks as is carried by companies engaged in similar businesses and owning similar assets in the general areas in which Borrower and its Subsidiaries operate.

6.6            Payment of Tax Obligations. Pay and discharge all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets as the same shall become due and payable, unless the same are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by Borrower or such Significant Subsidiary.

6.7            Compliance With Laws. Comply, within the time period, if any, given for such compliance by the relevant Governmental Authority, with all Laws noncompliance with which constitutes a Material Adverse Effect, except that Borrower and its Subsidiaries need not comply with Laws then being contested by any of them in good faith by appropriate proceedings.

6.8            Environmental Laws. Conduct its operations and keep and maintain its property in compliance in all respects with all Environmental Laws, except where the failure to comply would not reasonably be expected to result in a Material Adverse Effect.

6.9            Inspection Rights. Subject to the confidentiality provisions of Section 10.7, upon reasonable notice, at any time during regular business hours and as often as requested (but not so as to materially interfere with the business of Borrower or any of its Significant Subsidiaries or the performance by any officer of his or her responsibilities), permit Administrative Agent, accompanied by any Lender which so elects, or any authorized employee, agent or representative thereof, to examine, audit and make copies and abstracts from the records and books of account of, and to visit and inspect the Properties of, Borrower and its Significant Subsidiaries and to discuss the affairs, finances and accounts of Borrower and its Significant Subsidiaries with any of their officers, key employees or accountants and, upon request, furnish promptly to Administrative Agent or any Lender true copies of all financial information made available to the board of directors or audit committee of the board of directors of Borrower; provided that, at any time other than during the existence of any Default or Event of Default, such visits, examinations and inspections shall (i) be at the expense of the requesting party and (ii) be limited to two instances in any calendar year.

6.10            Keeping of Records and Books of Account. Keep adequate records and books of account reflecting all financial transactions in conformity with GAAP, consistently applied, and in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over Borrower or any of its Significant Subsidiaries.

6.11            Compliance with ERISA. Cause, and cause each of its ERISA Affiliates to: (a) maintain each Pension Plan in compliance with the applicable provisions of ERISA, the Code and other federal or state law; (b) cause each Pension Plan which is qualified under Section 401(a) of the Code to maintain such qualification; and (c) make all required contributions to any Pension Plan subject to Section 412 of the Code, except where the failure to do so, whether individually or taken in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

6.12            Compliance With Agreements. Promptly and fully comply with all Contractual Obligations under all material agreements, indentures, leases and/or instruments to which Borrower or any of its Significant Subsidiaries is a party, whether such material agreements, indentures, leases or instruments are with a Lender or another Person, except for any such Contractual Obligations (a) the performance of which would cause a Default or an Event of Default or (b) then being contested by any of them in good faith by appropriate proceedings or if the failure to comply with such Contractual Obligations, agreements, indentures, leases or instruments does not constitute a Material Adverse Effect.

6.13            Use of Proceeds. Use the proceeds of all Extensions of Credit for working capital, capital expenditures, Acquisitions, Investments, stock repurchases, dividends, and general corporate purposes of Borrower and its Subsidiaries.

6.14            Anti-Corruption Laws; Sanctions. Conduct its businesses in compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti-corruption legislation in other applicable jurisdictions and with all applicable Sanctions, and maintain policies and procedures designed to promote and achieve compliance with such laws and Sanctions in all material respects.

SECTION 7

NEGATIVE COVENANTS

So long as any Loan remains unpaid, or any other Obligation remains unpaid or unperformed under any Loan Document, any Letter of Credit remains outstanding, or any portion of the Commitments remains in force, Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

7.1            Liens. Create, incur, assume or suffer to exist any Lien of any nature upon or with respect to any of their respective Properties, whether now owned or hereafter acquired, except:

(a)            Permitted Liens;

(b)            Liens under the Loan Documents;

(c)            Liens existing on the Effective Date and disclosed in Schedule 5.9 and any renewals, extensions, refinancings, exchanges or amendments thereof; provided that the obligations secured or benefited thereby are not increased except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing;

(d)            Liens on Property acquired by Borrower or any of its Subsidiaries that were in existence at the time of the acquisition of such Property and were not created in contemplation of such acquisition and any renewals, extensions, refinancings, exchanges or amendments thereof; provided that the obligations secured or benefited thereby are not increased except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing;

(e)            any Lien created by an agreement or instrument entered into by Borrower or any of its Subsidiaries in the ordinary course of its business which consists of a restriction on the assignability, transfer or hypothecation of such agreement or instrument;

(f)            Liens solely on the assets of Foreign Subsidiaries of Borrower securing Indebtedness of such Foreign Subsidiaries of Borrower not exceeding $300,000,000 in the aggregate at any time;

(g)            operating leases entered into from time to time, in the ordinary course of business, by Borrower or any Subsidiary for equipment or vehicles, which may have Liens on the leased personal property;

(h)            Liens on the COLI policies (but on no other assets of Borrower or any of its Subsidiaries) to the extent granted for the benefit of the holders of the Life Insurance Policy Loans that comply with the requirements of clauses (1) through (4) of the last sentence of the definition of the term “Indebtedness” to secure the Borrower or its Subsidiaries’ obligations under such Life Insurance Policy Loans; and

(i)            other Liens (in addition to those permitted by clauses (a) through (h) above) securing Indebtedness and other obligations, so long as the aggregate outstanding amount of Priority Indebtedness at any time does not exceed 15% of Consolidated Net Tangible Assets.

7.2            Investments. Make any Investment (other than Permitted Investments) as of any date if, after giving effect thereto, Borrower would not be in compliance with the terms and conditions of this Agreement on a pro forma basis.

7.3            Subsidiary Indebtedness. Permit any Subsidiary of Borrower to create, incur, assume, suffer to exist, or otherwise be liable with respect to, any Indebtedness except:

(a)            Indebtedness existing on the Effective Date and disclosed in Schedule 7.3, and any refinancings, refundings, renewals or extensions thereof; provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing;

(b)            Indebtedness under the Loan Documents;

(c)            Indebtedness of any Subsidiary to the Borrower or any other Subsidiary of the Borrower;

(d)            Indebtedness owed under Cash Management Agreements entered into by such Person in the ordinary course of business;

(e)            obligations (contingent or otherwise) existing or arising under any Swap Contract; provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with fluctuations in interest rates, commodity prices or foreign exchange rates and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

(f)            Indemnification or similar provisions in leases entered into from time to time, in the ordinary course of business, by any Subsidiary for equipment or vehicles;

(g)            Indebtedness in respect of any Customer Finance Program;

(h)            Indebtedness of any Person acquired by Borrower or any of its Subsidiaries that becomes a Subsidiary after the date hereof that is outstanding at the time such Person becomes a Subsidiary and was not incurred in contemplation of such Person becoming a Subsidiary and any refinancings, refundings, renewals or extensions thereof; provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing;

(i)            obligations in respect of Swap Contracts entered into for the purpose of hedging or to mitigate risks to which the Borrower or any Subsidiary is exposed in the conduct of its business or the management of its liabilities (including currency, interest rate and commodity pricing risks);

(j)            [reserved];

(k)            Indebtedness owed to (including obligations in respect of letters of credit or bank guaranties or similar instruments for the benefit of) any person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance to the Borrower or any Subsidiary pursuant to reimbursement or indemnification obligations to such person;

(l)            Indebtedness consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligation contained in supply agreements, in each case, in the ordinary course of business;

(m)            Indebtedness in respect of performance, bid, appeal and surety bonds, completion guaranties and similar obligations provided by the Borrower or any Subsidiary, including those to secure workers’ compensation, disability, health, safety and environmental obligations in the ordinary course of business;

(n)            Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds or other cash management services in the ordinary course of business; provided, that such Indebtedness is extinguished within five (5) Business Days of its incurrence;

(o)            to the extent the guarantee contemplated by the final sentence of this Section 7.3 has been executed, delivered and is effective, Guaranty Obligations with respect to the Senior Note Indentures; and

(p)            other Indebtedness in addition to that described in Sections 7.3(a) through 7.3(o) above so long as the aggregate outstanding amount of Priority Indebtedness at any time does not exceed 15% of Consolidated Net Tangible Assets.

Notwithstanding the foregoing, in no event shall any Subsidiary permit to exist any Guaranty Obligation with respect to (i) any Senior Note Indebtedness or (ii) any other Indebtedness of the Borrower in excess of $100,000,000, in each case without such Subsidiary also guaranteeing the Indebtedness under the Loan Documents pursuant to a guarantee in form and substance reasonably satisfactory to the Administrative Agent.

7.4            Mergers. Merge or consolidate with or into any Person or sell, lease or convey all or substantially all of its Properties or assets to any other Person, unless (a) with respect to any such merger or consolidation including Borrower, the surviving entity is Borrower, and (b) after giving effect to such transaction on a pro forma basis, no Default or Event of Default exists or would result therefrom.

7.5            ERISA. (a) At any time, permit any Pension Plan to: (i) engage in any non-exempt “prohibited transaction” (as defined in Section 4975 of the Code); (ii) fail to comply with ERISA or any other Applicable Law; (iii) fail to satisfy the minimum funding standard under the Pension Funding Rules; or (iv) terminate in any manner, which, in each case individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, or (b) withdraw, completely or partially, from any Multiemployer Plan if to do so could reasonably be expected to result in a Material Adverse Effect.

7.6            Total Net Leverage Ratio. Permit the Total Net Leverage Ratio, as of the last day of any Fiscal Quarter, to be greater than 0.60 to 1.00.

7.7            Distributions. Make, directly or indirectly, any Distribution, except (a) Borrower may declare and pay dividends with respect to its equity interests payable solely in additional shares of its common stock, (b) Subsidiaries may declare and pay dividends ratably with respect to their equity interests, (c) Borrower may make Distributions pursuant to and in accordance with stock option plans or other benefit plans for management or employees of Borrower and its Subsidiaries, and (d) Borrower and its Subsidiaries may make any other Distribution at any time, whether from capital, income or otherwise, and whether in Cash or other Property if, after giving effect thereto, Borrower would be in compliance with the terms and conditions of this Agreement on a pro forma basis.

7.8            Margin Regulations; Sanctions.

(a)            Margin Regulations. Use the proceeds of any Extension of Credit, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund indebtedness originally incurred for such purpose.

(b)           Sanctions. Directly or knowingly indirectly, use the proceeds of any Extension of Credit, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other individual or entity, to fund any activities of or business with any individual or entity, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any individual or entity (including any individual or entity participating in the transaction, whether as Lender, Arranger, Administrative Agent, Issuing Lender, Swing Line Lender, or otherwise) of Sanctions or any applicable anti-money laundering and counter-terrorism financing provisions of the Bank Secrecy Act or any regulations issued pursuant to it.

7.9            Anti-Corruption Laws. Directly or knowingly indirectly use the proceeds of any Extension of Credit for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, or other similar anti-corruption legislation in other applicable jurisdictions.

SECTION 8

EVENTS OF DEFAULT AND REMEDIES UPON EVENT OF DEFAULT

8.1            Events of Default. The existence or occurrence of any one or more of the following events, whatever the reason therefor and under any circumstances whatsoever, shall constitute an event of default (each, an “Event of Default”):

(a)            Borrower fails to pay any principal on any of the Loans, or any portion thereof, or any reimbursement obligations with respect to any Letter of Credit, on the date when due and in the currency required hereunder; or

(b)            Borrower fails to pay any interest on any of the Loans, or any reimbursement obligations with respect to any Letter of Credit, or any fees or other amounts due hereunder, or any portion thereof, within five Business Days after the date when due and in the currency required hereunder; or

(c)            Borrower fails to comply with any of the covenants contained in Section 7; or

(d)            Borrower fails to perform or observe any other covenant or agreement (not specified above) contained in any Loan Document on its part to be performed or observed and such failure continues for a period of 30 days after the earlier of (i) the Borrower receiving written notice thereof from Administrative Agent (which notice will be given at the request of any Lender) or (ii) a Responsible Officer obtaining actual knowledge of such failure; or

(e)            Any representation or warranty of Borrower made in any Loan Document, or in any certificate or other writing delivered by Borrower pursuant to any Loan Document, proves to have been incorrect when made or reaffirmed in any respect that is materially adverse to the interests of Lenders; or

(f)            (i) Borrower or any of its Subsidiaries (A) fails to make any payment in respect of any Indebtedness (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount of more than $200,000,000 when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) and such failure continues after the applicable grace or notice period, if any, specified in the relevant document on the date of such failure; or (B) fails to perform or observe any other condition or covenant, or any other event shall occur or condition exist, under any agreement or instrument relating to any such Indebtedness, and such failure continues after the applicable grace or notice period, if any, specified in the relevant document on the date of such failure, if the effect of such failure, event or condition is to cause or to permit (1) the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to declare such Indebtedness to be due and payable prior to its stated maturity, or (2) any Guaranty Obligation to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which Borrower or any Subsidiary thereof is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which Borrower or any Subsidiary thereof is an Affected Party (as so defined) and, in either event, the termination value owed by Borrower or such Subsidiary as a result thereof is greater than $200,000,000; or

(g)            Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than the agreement or action (or omission to act) of Lenders or satisfaction in full of all the Obligations hereunder and thereunder, ceases to be in full force and effect or is declared by a court of competent jurisdiction to be null and void, invalid or unenforceable in any respect which, in any such event in the reasonable opinion of the Requisite Lenders, is materially adverse to the interests of Lenders; or

(h)            A final judgment against Borrower or any of its Subsidiaries is entered for the payment of money in excess of $200,000,000 (to the extent not covered by insurance) and, absent procurement of a stay of execution, such judgment remains unsatisfied for 60 calendar days after the date of entry of judgment, or in any event later than five days prior to the date of any proposed sale thereunder; or any writ or warrant of attachment or execution or similar process is legally issued or levied against all or any material part of the Property of any such Person to enforce such judgment and is not released, vacated or fully bonded within 30 calendar days after its issue or levy; or

(i)            Borrower or any of its Significant Subsidiaries institutes or consents to the institution of any proceeding under a Debtor Relief Law relating to it or to all or any material part of its Property, or is unable or admits in writing its inability to pay its debts as they mature, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its Property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of that Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under a Debtor Relief Law relating to any such Person or to all or any part of its Property is instituted without the consent of that Person and continues undismissed or unstayed for 60 calendar days; or

(j)            Any ERISA Event occurs (either individually or when taken together with all other ERISA Events that have occurred) with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect; or

(k)            There occurs any Change of Control of Borrower.

8.2            Remedies Upon Event of Default. If any Event of Default occurs, Administrative Agent shall, at the request of, or may, with the consent of, the Requisite Lenders,

(a)            declare the commitment of each Lender to make Loans and any obligation of the Issuing Lender to make Letter of Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b)            declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by Borrower;

(c)            require that Borrower Cash Collateralize the Letter of Credit Usage (in an amount equal to the then Outstanding Amount thereof); and

(d)            exercise on behalf of itself, Lenders and Issuing Lender all rights and remedies available to itself, Lenders and Issuing Lender under the Loan Documents or Applicable Law;

provided, however, that upon the occurrence of any event specified in subsection (i) of Section 8.1, the obligation of each Lender to make Loans and any obligation of the Issuing Lender to make Letter of Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of Borrower to Cash Collateralize the Letter of Credit Usage as aforesaid shall automatically become effective, in each case without further act of Administrative Agent, any Lender or Issuing Lender.

8.3            Application of Funds. After the exercise of remedies provided for in Section 8.2 (or after the Loans have automatically become immediately due and payable and the Letter of Credit Usage has automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.2), any amounts received on account of the Obligations shall, subject to the provisions of Sections 2.16 and 2.17, be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to Administrative Agent and amounts payable under Section 3) payable to Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the Issuing Lender (including fees, charges and disbursements of counsel to the respective Lenders and the Issuing Lender and amounts payable under Section 3), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on (i) the Loans, (ii) the aggregate amount of all drawings under Letters of Credit honored by the Issuing Lender and not theretofore reimbursed or converted into Revolving Credit (USD) Loans and (iii) other Obligations arising under the Loan Documents, ratably among the Lenders and the Issuing Lender in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and the aggregate amount of all drawings under Letters of Credit honored by the Issuing Lender and not theretofore reimbursed or converted into Revolving Credit (USD) Loans, ratably among the Lenders and the Issuing Lender in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of the Issuing Lender, to Cash Collateralize that portion of Letter of Credit Usage comprised of the aggregate undrawn amount of Letters of Credit; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to Borrower or as otherwise required by Law.

Subject to Sections 2.17 and 2.4(h), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

SECTION 9

ADMINISTRATIVE AGENT

9.1            Appointment and Authority.

(a)            Each of the Lenders and the Issuing Lender hereby irrevocably appoints Bank of America to act on its behalf as Administrative Agent hereunder and under the other Loan Documents and authorizes Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Section 9 (other than the consent rights in Section 9.6) are solely for the benefit of Administrative Agent, Lenders and the Issuing Lender, and Borrower shall not have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(b)            The Issuing Lender shall act on behalf of Lenders with respect to any Letters of Credit issued by it and the documents associated therewith until such time and except for so long as Administrative Agent may agree at the request of the Requisite Lenders to act for such Issuing Lender with respect thereto; provided, however, that the Issuing Lender shall have all of the benefits and immunities (i) provided to Administrative Agent in this Section 9 with respect to any acts taken or omissions suffered by the Issuing Lender in connection with Letters of Credit issued by it or proposed to be issued by it and the application and agreements for letters of credit pertaining to the Letters of Credit as fully as if the term “Administrative Agent”, as used in this Section 9, included the Issuing Lender with respect to such acts or omissions, and (ii) as additionally provided in this Agreement with respect to the Issuing Lender.

9.2            Rights as a Lender. The Person serving as Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust, financial, advisory, underwriting or other of business with Borrower or any of its Subsidiaries or other Affiliate thereof as if such Person were not Administrative Agent hereunder and without any duty to account therefor to Lenders or to provide notice or consent of the Lenders with respect thereto.

9.3            Exculpatory Provisions. Administrative Agent or the Arrangers, as applicable, shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, Administrative Agent or the Arrangers, as applicable, and any applicable Related Parties thereof:

(a)            shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing;

(b)            shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that Administrative Agent is required to exercise as directed in writing by the Requisite Lenders (or such other number or percentage of Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose Administrative Agent to liability or that is contrary to any Loan Document or Applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law;

(c)            shall not have any duty or responsibility to disclose, and shall not be liable for the failure to disclose, to any Lender or the Issuing Lender, any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Borrower or any of its Affiliates, that is communicated to, obtained or in the possession of, the Administrative Agent, Arranger or any of their Related Parties in any capacity, except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein;

(d)            shall not be liable for any action taken or not taken by the Administrative Agent under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby or thereby (i) with the consent or at the request of the Requisite Lenders (or such other number or percentage of Lenders as shall be necessary, or as Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.1 and 8.2) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given in writing to Administrative Agent by Borrower, a Lender or the Issuing Lender; and

(e)            shall not be responsible for or have any duty or obligation to any Lender or participant or any other Person to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Section 4 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to Administrative Agent.

9.4            Reliance by Administrative Agent. Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Lender, Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuing Lender unless Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Lender prior to the making of such Loan or the issuance of such Letter of Credit. Administrative Agent may consult with legal counsel (who may be counsel for Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.5            Delegation of Duties. Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by Administrative Agent. Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.

The exculpatory provisions of this Section 9 shall apply to any such sub-agent and to the Related Parties of Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

9.6            Resignation of Administrative Agent. Administrative Agent may at any time give notice of its resignation to Lenders, the Issuing Lender and Borrower. Upon receipt of any such notice of resignation, the Requisite Lenders shall have the right to appoint a successor among the Lenders which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. Unless an Event of Default shall have occurred and be continuing, such successor administrative agent shall be subject to the consent of the Borrower (which shall not be unreasonably withheld). If no such successor shall have been so appointed by the Requisite Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of Lenders and the Issuing Lender, appoint a successor Administrative Agent meeting the qualifications set forth above (excluding any required consent of the Borrower); provided that if Administrative Agent shall notify Borrower and Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) except for any indemnity payments or other amounts then owed to the retiring Administrative Agent, all payments, communications and determinations provided to be made by, to or through Administrative Agent shall instead be made by or to each Lender and the Issuing Lender directly, until such time as the Requisite Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent (other than any rights to indemnity payments or other amounts owed to the retiring Administrative Agent as of the effective date of its resignation), and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Section 9 and Section 10.4 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as Issuing Lender and Swing Line Lender. If Bank of America resigns as Issuing Lender, it shall retain all the rights, powers, privileges and duties of Issuing Lender hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as Issuing Lender and all Letter of Credit Usage with respect thereto, including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.4(h) or (i). If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.3(d) or (e). Upon the appointment by Borrower of a successor Issuing Lender or Swing Line Lender hereunder (which successor shall in all cases be a Lender other than a Defaulting Lender), (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Lender and Swing Line Lender, (b) the retiring Issuing Lender and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor Issuing Lender shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Issuing Lender to effectively assume the obligations of the retiring Issuing Lender with respect to such Letters of Credit.

9.7            Non-Reliance on Administrative Agent, the Arrangers and Other Lenders. Each Lender and the Issuing Lender acknowledges that none of Administrative Agent nor any Arranger has made any representation or warranty to it, and that no act by Administrative Agent or any Arranger hereafter taken, including any consent to, and acceptance of any assignment or review of the affairs or Borrower or any Affiliate thereof, shall be deemed to constitute any representation or warranty by Administrative Agent or any Arranger to any Lender or the Issuing Lender as to any matter, including whether Administrative Agent or any Arranger have disclosed material information in their (or their Related Parties’) possession. Each Lender and the Issuing Lender represents to Administrative Agent and the Arrangers that it has, independently and without reliance upon Administrative Agent, the Arrangers or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis of, appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower and its Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrower hereunder. Each Lender and the Issuing Lender also acknowledges that it will, independently and without reliance upon Administrative Agent, any Arranger or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower. Each Lender and the Issuing Lender represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility and (ii) it is engaged in making, acquiring or holding commercial loans in the ordinary course and is entering into this Agreement as a Lender or Issuing Lender for the purpose of making, acquiring or holding commercial loans and providing other facilities set forth herein as may be applicable to such Lender or Issuing Lender, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Lender and the Issuing Lender agrees not to assert a claim in contravention of the foregoing. Each Lender and the Issuing Lender represents and warrants that it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender or the Issuing Lender, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities.

9.8            No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Arrangers or other agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as Administrative Agent, a Lender or the Issuing Lender hereunder.

9.9            Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to Borrower, Administrative Agent (irrespective of whether the principal of any Loan or Letter of Credit Usage shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)            to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Letter of Credit Usage and all other Obligations that are owing and unpaid under the Loan Documents and to file such other documents as may be necessary or advisable in order to have the claims of Lenders, the Issuing Lender and Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of Lenders, the Issuing Lender and Administrative Agent and their respective agents and counsel and all other amounts due Lenders, the Issuing Lender and Administrative Agent under Sections 2.4(n), 2.8 and 10.4) allowed in such judicial proceeding; and

(b)            to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same.

Any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the Issuing Lender to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to Lenders and the Issuing Lender, to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its agents and counsel, and any other amounts due Administrative Agent under Sections 2.8 and 10.4.

Nothing contained herein shall be deemed to authorize Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the Issuing Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the Issuing Lender or to authorize Administrative Agent to vote in respect of the claim of any Lender or the Issuing Lender in any such proceeding. No Lender shall have any right individually to enforce any guarantee of the Obligations, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Administrative Agent on behalf of the Lenders in accordance with the terms thereof. Each Lender will be deemed, by its acceptance of the benefits of the guarantees of the Obligations provided under the Loan Documents, to have agreed to the foregoing provisions.

9.10          Certain ERISA Matters.

(a)            Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any of its Affiliates, that at least one of the following is and will be true:

(i)            such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,

(ii)            the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii)            (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv)            such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)            In addition, unless either (1) clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any of its Affiliates, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

9.11         Recovery of Erroneous Payments. Without limitation of any other provision in this Agreement, if at any time the Administrative Agent makes a payment hereunder in error to any Lender Recipient Party, whether or not in respect of an Obligation due and owing by the Borrower at such time, where such payment is a Rescindable Amount, then in any such event, each Lender Recipient Party receiving a Rescindable Amount severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount received by such Lender Recipient Party in Same Day Funds in the currency so received, with interest thereon, for each day from and including the date such Rescindable Amount is received by it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. Each Lender Recipient Party irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another) or similar defense to its obligation to return any Rescindable Amount. The Administrative Agent shall inform each Lender Recipient Party promptly upon determining that any payment made to such Lender Recipient Party comprised, in whole or in part, a Rescindable Amount.

SECTION 10

MISCELLANEOUS

10.1          Amendments, Etc. Subject to Sections 2.15, 2.18 and 3.3 and the last paragraph of this Section 10.1, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by Borrower therefrom, shall be effective unless in writing signed by the Requisite Lenders and Borrower and acknowledged by Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a)            waive any condition set forth in Section 4.1(a) without the written consent of each Lender;

(b)            without limiting the generality of clause (a) above, waive any condition set forth in Section 4.2 as to any Extension of Credit under a particular Facility without the written consent of the Requisite Facility Lenders under such Facility;

(c)            extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.2), without the written consent of such Lender;

(d)            postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly adversely affected thereby;

(e)            reduce the principal of, or the rate of interest specified herein on, any Loan or Letter of Credit Usage, or (subject to clause (v) of the second proviso to this Section 10.1) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly adversely affected thereby; provided, however, that only the consent of the Requisite Lenders shall be necessary to (i) amend or change the manner of computation of any financial ratio (including any change in any applicable defined term) used in determining the Applicable Margin even if that amendment or change would result in a reduction of any interest rate on any Loan or any fee payable hereunder after the effective date thereof or (ii) amend or change the definition of “Default Rate” or to waive any obligation of Borrower to pay interest or Letter of Credit Fees at the Default Rate;

(f)            (i) change the order in which funds are applied pursuant to Sections 2.10(e), 2.14 or 8.3 or (ii) subordinate, or have the effect of subordinating, the Obligations hereunder to any other Indebtedness or other obligation, in each case without the written consent of each Lender directly adversely affected thereby;

(g)            change (i) any provision of this Section or the definition of “Requisite Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder (other than the definitions specified in clause (ii) of this Section 10.1(g)), without the written consent of each Lender or (ii) the definition of “Requisite Facility Lenders” as it relates to a Facility (or the constituent definition therein relating to such Facility) without the written consent of each Lender under such Facility;

(h)            amend Section 1.9 or the definition of “Alternative Currency” without the written consent of each Revolving Credit (MC) Lender; or

(i)            impose any greater restriction on the ability of any Lender under a Facility to assign any of its rights or obligations hereunder without the written consent of the Requisite Facility Lenders under such Facility;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Issuing Lender in addition to Lenders required above, affect the rights or duties of the Issuing Lender under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by Administrative Agent in addition to Lenders required above, affect the rights or duties of Administrative Agent under this Agreement or any other Loan Document; (iv) Section 10.6(i) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification; and (v) the Fee Letters may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended or the maturity of any of its Loans may not be extended, the rate of interest on any of its Loans may not be reduced and the principal amount of any of its Loans may not be forgiven, in each case without the consent of such Defaulting Lender and (y) any waiver, amendment, consent or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.

Notwithstanding any provision herein to the contrary, this Agreement may be amended with the written consent of the Administrative Agent, the Issuing Lender, the Borrower and the Lenders affected thereby to amend the definition of “Alternative Currency” or “Alternative Currency Daily Rate” or “Alternative Currency Term Rate” or Section 1.9 solely to add additional currency options and the applicable interest rate with respect thereto, in each case solely to the extent permitted pursuant to Section 1.9.

Notwithstanding anything to the contrary herein, this Agreement may be amended and restated without the consent of any Lender (but with the consent of the Borrower and the Administrative Agent) if, upon giving effect to such amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended and restated), the Commitments of such Lender shall have terminated, such Lender shall have no other commitment or other obligation hereunder and shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement.

Notwithstanding any provision herein to the contrary, if Administrative Agent and Borrower acting together identify any ambiguity, omission, mistake, typographical error or other defect in any provision of this Agreement or any other Loan Document (including the schedules and exhibits thereto), then Administrative Agent and Borrower shall be permitted to amend, modify or supplement such provision to cure such ambiguity, omission, mistake, typographical error or other defect, and such amendment shall become effective without any further action or consent of any other party to this Agreement.

10.2         Notices; Effectiveness; Electronic Communication.

(a)            Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or electronic mail as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)            if to Borrower, Administrative Agent, the Issuing Lender or the Swing Line Lender, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.2; and

(ii)            if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to Borrower).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)            Electronic Communications. Notices and other communications to Lenders and the Issuing Lender hereunder may be delivered or furnished by electronic communication (including e-mail, FpML messaging and Internet or intranet websites) pursuant to procedures approved by Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the Issuing Lender pursuant to Section 2 if such Lender or the Issuing Lender, as applicable, has notified Administrative Agent that it is incapable of receiving notices under such Section by electronic communication. Administrative Agent, Swing Line Lender, Issuing Lender or Borrower may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the web site address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c)            The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to Borrower, any Lender, the Issuing Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of Borrower’s or the Administrative Agent’s transmission of Borrower Materials or notices through the Platform, any other electronic platform or electronic messaging service, or through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to Borrower, any Lender, the Issuing Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)            Change of Address, Etc. Each of Borrower, Administrative Agent, the Issuing Lender and the Swing Line Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to Borrower, Administrative Agent, the Issuing Lender and the Swing Line Lender. In addition, each Lender agrees to notify Administrative Agent from time to time to ensure that Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and Applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to Borrower or its securities for purposes of United States Federal or state securities laws.

(e)            Reliance by Administrative Agent, Issuing Lender and Lenders. Administrative Agent, the Issuing Lender and Lenders shall be entitled to rely and act upon any notices (including telephonic or electronic notices and Requests for Extension of Credit) purportedly given by or on behalf of Borrower which are reasonably believed to be genuine and correct even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. Borrower shall indemnify Administrative Agent, the Issuing Lender, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of Borrower. All telephonic notices to and other telephonic communications with Administrative Agent may be recorded by Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.3         No Waiver; Cumulative Remedies. No failure by any Lender, the Issuing Lender or Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against Borrower shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.2 for the benefit of all the Lenders and the Issuing Lender; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) the Issuing Lender or the Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as Issuing Lender or Swing Line Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 10.8 (subject to the terms of Section 2.14), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to Borrower under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Requisite Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.2 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.14, any Lender may, with the consent of the Requisite Lenders, enforce any rights and remedies available to it and as authorized by the Requisite Lenders.

10.4         Expenses; Indemnity; Damage Waiver.

(a)            Costs and Expenses. Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by Administrative Agent and its Affiliates (including the reasonable and documented fees, charges and disbursements of one primary counsel for Administrative Agent and one local counsel for Administrative Agent in each applicable jurisdiction), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by the Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by Administrative Agent, any Lender or the Issuing Lender (including the fees, charges and disbursements of one primary counsel and of any special and local counsel for the Administrative Agent and the Issuing Lender and one additional counsel for all Lenders and additional counsel in light of actual or potential conflicts of interest or the availability of different claims or defenses), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)            Indemnification by Borrower. Borrower shall indemnify Administrative Agent (and any sub-agent thereof), each Lender and the Issuing Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, liabilities and related expenses (other than the allocated costs of in-house counsel but including the reasonable and documented out-of-pocket fees, charges and disbursements of (x) one counsel for all Indemnitees, (y) if deemed necessary by the Administrative Agent, one firm of local counsel in each appropriate jurisdiction for all Indemnitees and (z) in the case of an actual or perceived conflict of interest with respect to any Indemnitee, of another firm of counsel for such affected Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by Borrower arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby (including, without limitation, the Indemnitee’s reliance on any Communication executed using an Electronic Signature, or in the form of an Electronic Record), or, in the case of Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section  3.1), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by Borrower, and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, (y) result from a claim brought by Borrower against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if Borrower has obtained a final and non-appealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (z) result from or related to any dispute that does not arise out of any act or omission on the part of the Borrower or its Subsidiaries or Affiliates brought by one Indemnitee against any other Indemnitee (other than any dispute against the Administrative Agent or any arranger in its capacity as such). Without limiting the provisions of Section 3.1, this Section 10.4(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c)            Reimbursement by Lenders. To the extent that Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to Administrative Agent (or any sub-agent thereof), the Issuing Lender, the Swing Line Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to Administrative Agent (or any such sub-agent), the Issuing Lender, the Swing Line Lender or such Related Party, as the case may be, such Lender’s Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Credit Exposure at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on such Lenders’ Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against Administrative Agent (or any such sub-agent), the Swing Line Lender or the Issuing Lender in its capacity as such, or against any Related Party of any of the foregoing acting for Administrative Agent (or any such sub-agent), the Swing Line Lender or Issuing Lender in connection with such capacity. The obligations of Lenders under this subsection (c) are subject to the provisions of Section 2.14.

(d)            Waiver of Consequential Damages, Etc. To the fullest extent permitted by Applicable Law, Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e)            Payments. All amounts due under this Section shall be payable not later than 30 days after demand therefor.

(f)             Survival. The agreements in this Section shall survive the resignation of Administrative Agent, the Issuing Lender and the Swing Line Lender, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10.5          Payments Set Aside. To the extent that any payment by or on behalf of Borrower is made to Administrative Agent, the Issuing Lender or any Lender, or Administrative Agent, the Issuing Lender or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Administrative Agent, the Issuing Lender or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the Issuing Lender severally agrees to pay to Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to applicable Overnight Rate from time to time in effect, in the applicable currency of such recovery or payment. The obligations of Lenders and the Issuing Lender under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.6         Successors and Assigns.

(a)            Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section, or (iv) to an SPC in accordance with the provisions of subsection (i) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of Administrative Agent, the Issuing Lender and Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)            Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in Letter of Credit Usage and in Swing Line Loans) at the time owing to it); provided that:

(i)            except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment under any Facility and the Loans at the time owing to it (in each case with respect to any Facility) or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than the Minimum Amount with respect to such Facility unless each of Administrative Agent and, so long as no Event of Default has occurred and is continuing, Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii)            each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement and the other Loan Documents with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not apply to rights and obligations of the Swing Line Lender in respect of Swing Line Loans;

(iii)            any assignment of a Revolving Credit (USD) Commitment or Revolving Credit (MC) Commitment must be approved by Administrative Agent (which approval will not be unreasonably withheld or delayed) and, in the case of the Revolving Credit (USD) Commitment, the Issuing Lender and the Swing Line Lender (each such approval not to be unreasonably withheld or delayed) unless the Person that is the proposed assignee is itself a Lender with respect to the applicable Facility (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee); and

(iv)            the parties to each assignment shall execute and deliver to Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it shall not be a Lender, shall deliver to Administrative Agent an Administrative Questionnaire.

Subject to acceptance and recording thereof by Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.1 through 3.4, 3.5 and 10.4 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that, except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, Borrower (at its expense) shall execute and deliver new or replacement Notes to the assigning Lender and the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c)            Register. Administrative Agent, acting solely for this purpose as an agent of Borrower (and such agency being solely for tax purposes), shall maintain at Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans and Letter of Credit Usage owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Eligible Assignee, the Eligible Assignee’s completed administrative questionnaire (unless such Eligible Assignee shall already be a Lender hereunder), any processing and recordation fee and any written consent to such assignment required hereunder, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this clause (c). The entries in the Register shall be conclusive, and Borrower, Administrative Agent and Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by Borrower and the Issuing Lender at any reasonable time and from time to time upon reasonable prior notice. Each Lender that grants a participation shall, acting solely for this purpose as a non-fiduciary agent of Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Lender’s rights and/or obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any commitments, loans, letters of credit or other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d)            Participations. Any Lender may at any time, without the consent of, or notice to, Borrower or Administrative Agent, sell participations to any Person (other than a natural person, or a holding company investment vehicle or trust for, or owned and operated by or for the primary benefit of, a natural Person, a Defaulting Lender, or Borrower or any of Borrower’s Affiliates or Subsidiaries) (each, a “Participant”); in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in Letter of Credit Usage and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Borrower, Administrative Agent, Lenders and the Issuing Lender shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 10.4(c) without regard to the existence of any participation.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.1 that affects such Participant. Subject to subsection (e) of this Section, Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.1, 3.4 and 3.5 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.8 as though it were a Lender, provided such Participant agrees to be subject to Section 2.14 as though it were a Lender.

(e)            Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Sections 3.1 or 3.4 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.1 unless Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of Borrower, to comply with Section 3.1 as though it were a Lender.

(f)             Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)            [Reserved.]

(h)            As used herein, the following terms have the following meaning:

“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural Person or a holding company investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person) approved by (i) Administrative Agent and, in the case of an assignment in respect of the Revolving Credit (USD) Facility, the Issuing Lender and the Swing Line Lender, and (ii) unless (A) such Person is taking delivery of an assignment in connection with physical settlement of a credit derivative transaction or (B) an Event of Default has occurred and is continuing, Borrower (each such approval not to be unreasonably withheld or delayed), which approval of any such assignment shall be deemed given by Borrower unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof; provided that notwithstanding the foregoing, “Eligible Assignee” shall not include (x) Borrower or any of its Affiliates or Subsidiaries or (y) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (y); provided further that, unless an Event of Default has occurred and is continuing, an Eligible Assignee under clause (d) of this definition shall have a minimum of $500,000,000 of combined capital and surplus.

“Fund” means any Person (other than a natural person or a holding company investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(i)             Special Purpose Funding Vehicles. Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to Administrative Agent and Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof or, if it fails to do so, to make such payment to Administrative Agent as is required under Section  2.10(d). Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of Borrower under this Agreement (including its obligations under Section 3.4), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Loan by an SPC hereunder shall utilize the applicable Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of Borrower or Administrative Agent and with the payment of a processing fee in the amount of $3,500 (which processing fee may be waived by the Administrative Agent in its sole discretion), assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or guarantee or credit or liquidity enhancement to such SPC.

(j)             Resignation as Issuing Lender or Swing Line Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Revolving Credit (USD) Commitment and Revolving Credit (USD) Loans pursuant to subsection (b) above, Bank of America may, (i) upon 30 days’ notice to Borrower and Lenders, resign as Issuing Lender and/or (ii) upon 30 days’ notice to Borrower, resign as Swing Line Lender. In the event of any such resignation as Issuing Lender or Swing Line Lender, Borrower shall be entitled to appoint from among Lenders a successor Issuing Lender or Swing Line Lender hereunder; provided, however, that no failure by Borrower to appoint any such successor shall affect the resignation of Bank of America as Issuing Lender or Swing Line Lender, as the case may be. If Bank of America resigns as Issuing Lender, it shall retain all the rights, powers, privileges and duties of the Issuing Lender hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as Issuing Lender and all Letter of Credit Usage with respect thereto (including the right to require Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.4). If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.3. Upon the appointment of a successor Issuing Lender and/or Swing Line Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Lender or Swing Line Lender, as the case may be, and (b) the successor Issuing Lender shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

(k)            Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or sub-participations, or other compensating actions, including funding, with the consent of Borrower and the Administrative Agent, the applicable Pro Rata Share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Issuing Lender or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full Pro Rata Share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Pro Rata Share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

10.7          Treatment of Certain Information; Confidentiality. Each of Administrative Agent, Lenders and the Issuing Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates, its auditors and its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over it or its Affiliates (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by Applicable Law or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.15 or (ii) any actual or prospective counterparty (or its Related Parties) to any swap or derivative transaction relating to Borrower and its obligations, (g) on a confidential basis to (i) any rating agency in connection with rating Borrower or its Subsidiaries or the credit facilities provided hereunder (ii) the provider of any Platform or other electronic delivery service used by the Administrative Agent, the Issuing Lender or the Swing Line Lender to deliver Borrower Materials or notices to the Lenders or (iii) the CUSIP Service Bureau or any similar agency in connection with the application, issuance, publishing and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, (h) with the consent of Borrower or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to Administrative Agent, any Lender, the Issuing Lender or any of their respective Affiliates on a non-confidential basis from a source other than Borrower. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the administration of this Agreement, the other Loan Documents and the Commitments.

For purposes of this Section, “Information” means all information received from Borrower or any of its Subsidiaries relating to Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to Administrative Agent, any Lender or the Issuing Lender on a non-confidential basis prior to disclosure by Borrower or any Subsidiary thereof, provided that, in the case of information received from Borrower or any Subsidiary thereof after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of Administrative Agent, Lenders and the Issuing Lender acknowledges that (a) the Information may include material non-public information concerning Borrower or a Subsidiary thereof, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with Applicable Law, including United States Federal and state securities Laws.

For the avoidance of doubt, nothing herein prohibits any individual from communicating or disclosing information regarding suspected violations of laws, rules, or regulations to a governmental, regulatory, or self-regulatory authority without notification to any person.

10.8        Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, the Issuing Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the Issuing Lender or any such Affiliate to or for the credit or the account of Borrower against any and all of the obligations of Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender or the Issuing Lender or their respective Affiliates, irrespective of whether or not such Lender, the Issuing Lender or such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of Borrower may be contingent or unmatured or are owed to a branch or office of such Lender, the Issuing Lender or Affiliate different from the branch or office holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.16 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, the Issuing Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the Issuing Lender or their respective Affiliates may have. Each Lender and the Issuing Lender agrees to notify Borrower and Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.9          Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by Applicable Law (the “Maximum Rate”). If Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to Borrower. In determining whether the interest contracted for, charged, or received by Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by Applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10        Integration; Effectiveness. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent, the arrangers or the Issuing Lender, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.1, this Agreement shall become effective when it shall have been executed by Administrative Agent and when Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

10.11        Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by Administrative Agent and each Lender, regardless of any investigation made by Administrative Agent or any Lender or on their behalf and notwithstanding that Administrative Agent or any Lender may have had notice or knowledge of any Default or Event of Default at the time of any Extension of Credit, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

10.12        Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by Administrative Agent, the Issuing Lender or the Swing Line Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

10.13        Replacement of Lenders. If any Lender requests compensation under Section 3.4, or if Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.1, or if any Lender is a Defaulting Lender or a Non-Consenting Lender or if any other circumstance exists hereunder that gives Borrower the right to replace a Lender as a party hereto, then Borrower may, at its sole expense and effort, upon notice to such Lender and Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.6), all of its interests, rights (other than its existing rights to payments pursuant to Section 3.1 and 3.4) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a)            Borrower shall have paid to Administrative Agent the assignment fee specified in Section 10.6(b);

(b)            such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and its Pro Rata Revolving Credit (USD) Share of Letter of Credit Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.5) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrower (in the case of all other amounts);

(c)            in the case of any such assignment resulting from a claim for compensation under Section 3.4 or payments required to be made pursuant to Section 3.1, such assignment will result in a reduction in such compensation or payments thereafter;

(d)            such assignment does not conflict with Applicable Law; and

(e)            in the case of an assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrower to require such assignment and delegation cease to apply. Each party hereto agrees that (i) an assignment required pursuant to this Section 10.13 may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee and (ii) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to an be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender; provided, further that any such documents shall be without recourse to or warranty by the parties thereto. Notwithstanding anything in this Section to the contrary, (i) the Lender that acts as the Issuing Lender may not be replaced hereunder at any time it has any Letter of Credit outstanding hereunder unless arrangements satisfactory to such Lender (including the furnishing of a backstop standby letter of credit in form and substance, and issued by an issuer, reasonably satisfactory to such Lender or the depositing of cash collateral into a cash collateral account in amounts and pursuant to arrangements reasonably satisfactory to such Lender) have been made with respect to such outstanding Letter of Credit and (ii) the Lender that acts as the Administrative Agent may not be replaced hereunder except in accordance with the terms of Section 9.6.

10.14       Governing Law; Jurisdiction; Etc.

(a)            GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

(b)            SUBMISSION TO JURISDICTION. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT ADMINISTRATIVE AGENT, ANY LENDER OR THE ISSUING LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)            WAIVER OF VENUE. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)            SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.2. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

10.15      Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (1) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (2) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.16        USA PATRIOT Act Notice. Each Lender that is subject to the US Patriot Act (as hereinafter defined) and Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “US Patriot Act”), it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow such Lender or Administrative Agent, as applicable, to identify Borrower in accordance with the US Patriot Act. Borrower shall, promptly following a request by Administrative Agent or any Lender, provide all documentation and other information that Administrative Agent or such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the US Patriot Act.

10.17        Time of the Essence. Time is of the essence of the Loan Documents.

10.18        Electronic Execution Electronic Records; Counterparts. This Agreement, any Loan Document and any other Communication, including Communications required to be in writing, may be in the form of an Electronic Record and may be executed using Electronic Signatures. The Borrower and each of the Administrative Agent and each Lender Party agrees that any Electronic Signature on or associated with any Communication shall be valid and binding on such Person to the same extent as a manual, original signature, and that any Communication entered into by Electronic Signature, will constitute the legal, valid and binding obligation of such Person enforceable against such Person in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered. Any Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance of a manually signed paper Communication which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention. The Administrative Agent and each of the Lender Parties may, at its option, create one or more copies of any Communication in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document. All Communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Notwithstanding anything contained herein to the contrary, neither the Administrative Agent, Issuing Lender nor Swing Line Lender is under any obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by such Person pursuant to procedures approved by it; provided, further, without limiting the foregoing, (a) to the extent the Administrative Agent, Issuing Lender and/or Swing Line Lender has agreed to accept such Electronic Signature, the Administrative Agent and each of the Lender Parties shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of the Borrower and/or any Lender Party without further verification and (b) upon the request of the Administrative Agent or any Lender Party, any Electronic Signature shall be promptly followed by such manually executed counterpart.

Neither the Administrative Agent, Issuing Lender nor Swing Line Lender shall be responsible for or have any duty to ascertain or inquire into the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document (including, for the avoidance of doubt, in connection with the Administrative Agent’s, Issuing Lender’s or Swing Line Lender’s reliance on any Electronic Signature transmitted by telecopy, emailed .pdf or any other electronic means). The Administrative Agent, Issuing Lender and Swing Line Lender shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any Communication (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution or signed using an Electronic Signature) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).

The Borrower and each Lender Party hereby waives (i) any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document based solely on the lack of paper original copies of this Agreement, such other Loan Document, and (ii) waives any claim against the Administrative Agent, each Lender Party and each Related Party for any liabilities arising solely from the Administrative Agent’s and/or any Lender Party’s reliance on or use of Electronic Signatures, including any liabilities arising as a result of the failure of the Borrower to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

10.19        No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby, Borrower acknowledges and agrees that: (i) the credit facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Arrangers and the Lenders, on the other hand, and Borrower is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, the Administrative Agent, the Arrangers and the Lenders each is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for Borrower or any of its Affiliates, stockholders, creditors or employees or any other Person; (iii) neither the Administrative Agent, the Arrangers nor the Lenders has assumed or will assume an advisory, agency or fiduciary responsibility in favor of Borrower or any of its Affiliates with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether the Administrative Agent, the Arrangers or the Lenders has advised or is currently advising Borrower or any of its Affiliates on other matters) and neither the Administrative Agent, the Arrangers nor the Lenders has any obligation to Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Administrative Agent, the Arrangers and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of Borrower and its Affiliates, and neither the Administrative Agent, the Arrangers nor the Lenders has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) neither the Administrative Agent, the Arrangers nor the Lenders has provided nor will any of them provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. Borrower hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent, the Arrangers and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty.

10.20        Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of Borrower in respect of any such sum due from it to Administrative Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to Administrative Agent or any Lender from Borrower in the Agreement Currency, Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify Administrative Agent or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to Administrative Agent or any Lender in such currency, Administrative Agent or such Lender, as the case may be, agrees to return the amount of any excess to Borrower (or to any other Person who may be entitled thereto under Applicable Law).

10.21        Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Solely to the extent any Lender or Issuing Lender that is an Affected Financial Institution is a party to this Agreement and notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender or Issuing Lender that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)            the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender or Issuing Lender that is an Affected Financial Institution; and

(b)            the effects of any Bail-In Action on any such liability, including, if applicable:

(i)            a reduction in full or in part or cancellation of any such liability;

(ii)           a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)          the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

10.22       Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)            In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)           As used in this Section 10.22, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

10.23       Amendment and Restatement; No Novation. This Agreement constitutes an amendment and restatement of the Existing Credit Agreement, effective from and after the Effective Date. The execution and delivery of this Agreement shall not constitute a novation of any indebtedness or other obligations owing to the Lenders or Administrative Agent under the Existing Credit Agreement based on facts or events occurring or existing prior to the execution and delivery of this Agreement. On the Effective Date, the credit facilities described in the Existing Credit Agreement, shall be amended, supplemented, modified and restated in their entirety by the facilities described herein, and all loans and other obligations of Borrower outstanding as of such date under the Existing Credit Agreement, shall be deemed to be loans and obligations outstanding under the facility described herein, without any further action by any Person, except that Administrative Agent shall make such transfers of funds as are necessary in order that the outstanding balance of such loans and obligations reflect the respective Loans and Commitments of the Lenders hereunder in accordance with Schedule 2.1 (it being understood that to effect the Loans, Commitments and Applicable Percentages, as applicable, in accordance with Schedule 2.1, (x) all requisite assignments of commitments and/or loans shall be deemed to be made in such amounts among the Lenders and from each Lender to each other Lender, with the same force and effect as if such assignments were evidenced by applicable Assignments and Assumptions (as defined in the Existing Credit Agreement) under the Existing Credit Agreement (but without the payment of any related assignment fee) and (y) the parties hereby consent to all reallocations and assignments of commitments and loans effected on the Effective Date pursuant to this Section 10.23 and waive any requirement for any other document or instrument, including any Assignment and Assumption (as defined in the Existing Credit Agreement) under the Existing Credit Agreement or any Assignment and Assumption hereunder, necessary to give effect to any reallocation or assignment).

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Second Amended and Restated Credit Agreement to be duly executed as of the date first above written.

BORROWER:

RELIANCE, INC., a Delaware corporation

By:	/s/ Arthur Ajemyan
Name: Arthur Ajemyan
Title: Senior Vice President and Chief Financial Officer

Reliance, Inc.

Second Amended and Restated Credit Agreement

Signature Page

BANK OF AMERICA, N.A.,
as Administrative Agent

By:	/s/ Elizabeth Uribe
Name:	Elizabeth Uribe
Title:	Assistant Vice President

Reliance, Inc.

Second Amended and Restated Credit Agreement

Signature Page

BANK OF AMERICA, N.A.,
as Issuing Lender, Swing Line Lender and a Lender

By:	/s/ Richard Kim
Name: Richard Kim
Title: Vice President

Reliance, Inc.

Second Amended and Restated Credit Agreement

Signature Page

JPMORGAN CHASE BANK, N.A., as a Lender

By:	/s/ Will Price
Name: Will Price
Title: Executive Director

Reliance, Inc.

Second Amended and Restated Credit Agreement

Signature Page

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Jonathan Berns
Name:	Jonathan Berns
Title:	Executive Director

Reliance, Inc.

Second Amended and Restated Credit Agreement

Signature Page

PNC BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Kendall Simmonds
Name:	Kendall Simmonds
Title:	SVP, Managing Director

Reliance, Inc.

Second Amended and Restated Credit Agreement

Signature Page

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Steven L. Sawyer
Name:	Steven L. Sawyer
Title:	Senior Vice President

Reliance, Inc.

Second Amended and Restated Credit Agreement

Signature Page

THE TORONTO-DOMINION BANK, NEW YORK BRANCH, as a Lender

By:	/s/ Paul D’Angelo
Name: Paul D’Angelo
Title: Authorized Signatory

Reliance, Inc.

Second Amended and Restated Credit Agreement

Signature Page

BMO BANK N.A., as a Lender

By:	/s/ Robert Louk
Name: Robert Louk
Title: Managing Director

Reliance, Inc.

Second Amended and Restated Credit Agreement

Signature Page

HSBC BANK USA, NATIONAL ASSOCIATION, as a Lender

By:	/s/ John Houck
Name: John Houck
Title: Associate Relationship Manager

Reliance, Inc.

Second Amended and Restated Credit Agreement

Signature Page

COMERICA BANK, as a Lender

By:	/s/ Collin Miller
Name: Collin Miller
Title: Assistant Vice President

Reliance, Inc.

Second Amended and Restated Credit Agreement

Signature Page

KEYBANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Amra Rausche
Name: Amra Rausche
Title: Senior Vice President

Reliance, Inc.

Second Amended and Restated Credit Agreement

Signature Page

TRUIST BANK, as a Lender

By:	/s/ William P. Rutkowski
Name: William P. Rutkowski
Title: Director

Reliance, Inc.

Second Amended and Restated Credit Agreement

Signature Page

EXHIBIT A

FORM OF REQUEST FOR EXTENSION OF CREDIT

Date: ___________, _____

To:       Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Second Amended and Restated Credit Agreement, dated as of September 10, 2024 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Reliance, Inc., a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, Issuing Lender and Swing Line Lender.

The undersigned hereby requests (select one):

☐	A Borrowing of [Revolving Credit (USD) Loans] [Revolving Credit (MC) Loans]

☐	A Conversion or Continuation of [Revolving Credit (USD) Loans] [Revolving Credit (MC) Loans]

1.      On____________________________________      (a Business Day).

2.      In the amount of $________________________.

3.      Comprised of:________________________.

             [Type of Loan requested (e.g., Base Rate Loans, Term SOFR Loans, Alternative Currency Daily Rate Loans or Alternative Currency Term Rate Loans)]

4.      In the following currency1:________________________.

5.      For Term SOFR Loans or Alternative Currency Term Rate Loans: with an Interest Period of____________months.

The [Revolving Credit (USD) Borrowing][Revolving Credit (MC) Borrowing] requested herein complies with the proviso to the first sentence of Section [2.1(a)][2.1(b)] of the Agreement. The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the above date, before and after giving effect and to the application of the proceeds of the Borrowing requested hereby:

(a)            the representations and warranties of the Borrower contained in Section 5 of the Agreement are true and correct in all material respects as though made on and as of the above date (except to the extent such representations and warranties expressly refer to an earlier date, in which case they are true and correct as of such earlier date); and

(b)            no Default or Event of Default has occurred and is continuing, or would result from such proposed Extension of Credit.

[Signature page to follow.]

1 For Revolving Credit (MC) Borrowings only.

Exhibit A

Form of Request for Extension of Credit

IN WITNESS WHEREOF, the undersigned has executed this Request for Extension of Credit as of the date first set forth above.

RELIANCE, INC.

By:
Name:
Title:

Exhibit A

Form of Request for Extension of Credit

EXHIBIT B

FORM OF COMPLIANCE CERTIFICATE

☐ Check for distribution to PUBLIC and Private side Lenders2

Financial Statement Date:_________, _____

To:      Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Second Amended and Restated Credit Agreement, dated as of September 10, 2024 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Reliance, Inc., a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, Issuing Lender and Swing Line Lender.

The undersigned Responsible Officer hereby certifies (solely in his/her capacity as a Responsible Officer and not in his/her individual capacity) as of the date hereof that he/she is the____________________ of the Borrower, and that, as such, he/she is authorized to execute and deliver this Certificate to the Administrative Agent on the behalf of the Borrower, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1.            The Borrower has delivered the year-end audited financial statements required by Section 6.1(a) of the Agreement for the fiscal year of the Borrower ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.

[Use following paragraph 1 for fiscal quarter-end financial statements]

1.            The Borrower has delivered the unaudited financial statements required by Section 6.1(b) of the Agreement for the fiscal quarter of the Borrower ended as of the above date. Such financial statements fairly present the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.

2.            The undersigned has reviewed the terms of the Agreement and has made, or has caused to be made under his/her supervision, a review in reasonable detail of the transactions and condition (financial or otherwise) of the Borrower during the accounting period covered by such financial statements, and:

[select one:]

[to the knowledge of the undersigned, during such fiscal period the Borrower performed and observed each covenant and condition of the Loan Documents applicable to it, and no Default or Event of Default has occurred and is continuing.]

2      If this is not checked, this certificate will only be posted to Private side Lenders.

Exhibit B

Form of Compliance Certificate

--or—

[to the knowledge of the undersigned, during such fiscal period the following covenants or conditions have not been performed or observed and the following is a list of each such Default or Event of Default, as the case may be, and its nature and status:]

4.            The representations and warranties of the Borrower contained in Section 5 of the Agreement, and any representations and warranties of the Borrower that are contained in any document furnished at any time under or in connection with the Loan Documents, are true and correct in all material respects (without duplication of any materiality standards set forth therein) on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Compliance Certificate, the representations and warranties contained in subsections (a) and (b) of Section 5.12 of the Agreement shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.1 of the Agreement, including the statements in connection with which this Compliance Certificate is delivered.

5.            The financial covenant analyses and information set forth on Schedule 1 attached hereto are true and accurate on and as of the date of this Compliance Certificate.

IN WITNESS WHEREOF, the undersigned has executed this Compliance Certificate as of___________,__________.

RELIANCE, INC.

By:
Name:
Title:

Exhibit B

Form of Compliance Certificate

For the Quarter/Year ended____________________(“Statement Date”)

SCHEDULE 1

to the Compliance Certificate

($ in 000,000’s)

I.            Section 7.6 – Total Net Leverage Ratio.

A.           Funded Debt as of the Statement Date:

	1.	all principal Indebtedness of the Borrower and its Subsidiaries for borrowed money (including debt securities issued by the Borrower or any of its Subsidiaries):	$__________
	2.	Guaranty Obligations in connection with Synthetic Leases:	$__________
	3.	aggregate amount of all Capital Lease Obligations of the Borrower and its Subsidiaries:	$__________
	4.	all Letter of Credit Usage:	$__________
	5.	the face amount of, and reimbursement obligations with respect to, any other letters of credit issued for the account of the Borrower and its Subsidiaries:	$__________
	6.	Funded Debt (Line I.A.1 + 2 + 3 + 4 + 5):	$__________
B.	Domestic Cash as of the Statement Date:[3]		$__________
C.	Funded Debt minus Domestic Cash:
	1.	Funded Debt (Line I.A.6):	$__________
	2.	Domestic Cash (Line I.B):	$__________
	3.	Total (Line I.C.1 - 2):	$__________
D.	Funded Debt minus Domestic Cash plus Shareholders’ Equity (for Borrower and its Subsidiaries on a consolidated basis) as of the Statement Date:
	1.	Funded Debt minus Domestic Cash (Line I.C.3):	$__________
	2.	Shareholders’ Equity:	$__________
	3.	Total (Line I.D.1 + 2):	$__________
E.	Total Net Leverage Ratio (Line I.C.3 ÷ Line I.D.3):		______to 1.00

Maximum permitted:	0.60 to 1.00

3 Domestic Cash means the lesser of (a) 100% of unrestricted and unencumbered Cash of Borrower and its Domestic Subsidiaries maintained in the United States and (b) $500,000,000.

Exhibit B

Form of Compliance Certificate

EXHIBIT C-1

FORM OF REVOLVING CREDIT (USD) NOTE

_____________, 20__

FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to __________________or registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each Revolving Credit (USD) Loan and/or Swing Line Loan, as applicable (each referred to herein as a “Loan”), from time to time made by the Lender to the Borrower under that certain Second Amended and Restated Credit Agreement, dated as of September 10, 2024 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among the Borrower, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, Issuing Lender and Swing Line Lender.

The Borrower promises to pay interest on the unpaid principal amount of each Loan from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. Except as otherwise directed by the Swing Line Lender in the case of Swing Line Loans, all payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars and in Same Day Funds at the Administrative Agent’s Office for Dollars. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Revolving Credit (USD) Note is one of the Revolving Credit (USD) Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. [This Revolving Credit (USD) Note is issued in replacement of a Revolving Credit (USD) Note dated September 3, 2020 issued to the Lender pursuant to the Credit Agreement (the “Original Note”) and does not effect any extinguishment of the indebtedness and obligations of such Original Note and is not a novation but is a replacement of such Original Note.] Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Revolving Credit (USD) Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Revolving Credit (USD) Note and endorse thereon the date, amount, currency and maturity of its Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Revolving Credit (USD) Note. Except as permitted under Section 10.6 of the Agreement, this Revolving Credit (USD) Note may not be assigned by the Lender to any other Person.

Exhibit C-1
Form of Revolving Credit (USD) Note

THIS REVOLVING CREDIT (USD) NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

RELIANCE, INC.

By:

Name:

Title:

Exhibit C-1

Form of Revolving Credit (USD) Note

LOANS AND PAYMENTS WITH RESPECT THERETO

Amount of
		Currency		Principal or	Outstanding
		and Amount	End of	Interest	Principal
	Type of	of Loan	Interest	Paid This	Balance This	Notation
Date	Loan Made	Made	Period	Date	Date	Made By

Exhibit C-1
Form of Revolving Credit (USD) Note

EXHIBIT C-2

FORM OF REVOLVING CREDIT (MC) NOTE

____________, 20__

FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to ____________________ or registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each Revolving Credit (MC) Loan, from time to time made by the Lender to the Borrower under that certain Second Amended and Restated Credit Agreement, dated as of September 10, 2024 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among the Borrower, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, Issuing Lender and Swing Line Lender.

The Borrower promises to pay interest on the unpaid principal amount of each Revolving Credit (MC) Loan from the date of such Revolving Credit (MC) Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in the currency in which such Revolving Credit (MC) Loan was denominated and in Same Day Funds at the Administrative Agent’s Office for such currency. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Revolving Credit (MC) Note is one of the Revolving Credit (MC) Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. [This Revolving Credit (MC) Note is issued in replacement of a Revolving Credit (MC) Note dated September 3, 2020 issued to the Lender pursuant to the Credit Agreement (the “Original Note”) and does not effect any extinguishment of the indebtedness and obligations of such Original Note and is not a novation but is a replacement of such Original Note.] Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Revolving Credit (MC) Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Revolving Credit (MC) Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Revolving Credit (MC) Note and endorse thereon the date, amount, currency and maturity of its Revolving Credit (MC) Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Revolving Credit (MC) Note. Except as permitted under Section 10.6 of the Agreement, this Revolving Credit (MC) Note may not be assigned by the Lender to any other Person.

Exhibit C-2

Form of Revolving Credit (MC) Note

THIS REVOLVING CREDIT (MC) NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

RELIANCE, INC.

By:

Name:

Title:

Exhibit C-2

Form of Revolving Credit (MC) Note

LOANS AND PAYMENTS WITH RESPECT THERETO

Amount of
		Currency		Principal or	Outstanding
		and Amount	End of	Interest	Principal
	Type of	of Loan	Interest	Paid This	Balance This	Notation
Date	Loan Made	Made	Period	Date	Date	Made By

Exhibit C-2
Form of Revolving Credit (MC) Note

EXHIBIT D

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]4 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]5 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]6 hereunder are several and not joint.]7 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including, without limitation, the Letters of Credit and the Swing Line Loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

4 For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

5 For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

6 Select as appropriate.

7 Include bracketed language if there are either multiple Assignors or multiple Assignees.

Exhibit D

Form of Assignment and Assumption

1.	Assignor[s]:

2.	Assignee[s]:

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]]

3.	Borrower:	Reliance, Inc., a Delaware corporation

4.	Administrative Agent: Bank of America, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement: Second Amended and Restated Credit Agreement, dated as of September 10, 2024, among Reliance Steel & Aluminum Co., a Delaware corporation, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, Issuing Lender, and Swing Line Lender.

6.	Assigned Interest[s]:

Assignor[s][8]	Assignee[s][9]	Facility	Aggregate Amount of Commitment/ Loans for all Lenders[10]	Amount of Commitment/ Loans Assigned	Percentage Assigned of Commitment/ Loans[11]		CUSIP Number
			$	$		%
			$	$		%
			$	$		%

[7.            Trade Date:          _________________]12

Effective Date:____________________, 20__ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

8 List each Assignor, as appropriate.

9 List each Assignee, as appropriate.

10 Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date

11 Set forth, to at least 9 decimals, as a percentage of the Commitment of all Lenders thereunder.

12 To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

Exhibit D

Form of Assignment and Assumption

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Title:

[Consented to and]13 Accepted:

BANK OF AMERICA, N.A., as Administrative Agent

By:
Title:

[Consented to:

RELIANCE, INC.

By:
Title:

BANK OF AMERICA, N.A., as Swing Line Lender and Issuing Lender

By:
Title:][14]

13 To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

14 To be added only if the consent of the Borrower and/or other parties (e.g. Swing Line Lender, Issuing Lender) is required by the terms of the Credit Agreement.

Exhibit D

Form of Assignment and Assumption

ANNEX 1

TO ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1.             Representations and Warranties.

1.1.         Assignor. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.         Assignee. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 10.6(b) of the Credit Agreement (subject to such consents, if any, as may be required under Section 10.6(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.1 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.             Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.

3.             General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Exhibit D

Form of Assignment and Assumption

EXHIBIT E-1

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships for U.S. Federal Income Tax Purposes)

Reference is hereby made to the Second Amended and Restated Credit Agreement dated as of September 10, 2024 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Reliance, Inc., a Delaware corporation (the “Borrower”), each lender party thereto from time to time (the “Lenders”) and Bank of America, N.A., as Administrative Agent for the Lenders.

Pursuant to the provisions of Section 3.1(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BENE (or W-8BEN, as applicable). By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: _________  __, 20[   ]

Exhibit E

Form of Tax Compliance Certificate

EXHIBIT E-2

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships for U.S. Federal Income Tax Purposes)

Reference is hereby made to the Second Amended and Restated Credit Agreement dated as of September 10, 2024 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Reliance, Inc., a Delaware corporation (the “Borrower”), each lender party thereto from time to time (the “Lenders”) and Bank of America, N.A., as Administrative Agent for the Lenders.

Pursuant to the provisions of Section 3.1(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BENE (or W-8BEN, as applicable). By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: _________  __, 20[   ]

Exhibit E

Form of Tax Compliance Certificate

EXHIBIT E-3

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships for U.S. Federal Income Tax Purposes)

Reference is hereby made to the Second Amended and Restated Credit Agreement dated as of September 10, 2024 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Reliance, Inc., a Delaware corporation (the “Borrower”), each lender party thereto from time to time (the “Lenders”) and Bank of America, N.A., as Administrative Agent for the Lenders.

Pursuant to the provisions of Section 3.1(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BENE (or W-8BEN, as applicable) or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BENE (or W-8BEN, as applicable) from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: _________  __, 20[   ]

Exhibit E

Form of Tax Compliance Certificate

EXHIBIT E-4

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships for U.S. Federal Income Tax Purposes)

Reference is hereby made to the Second Amended and Restated Credit Agreement dated as of September 10, 2024 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Reliance, Inc., a Delaware corporation (the “Borrower”), each lender party thereto from time to time (the “Lenders”) and Bank of America, N.A., as Administrative Agent for the Lenders.

Pursuant to the provisions of Section 3.1(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BENE (or W-8BEN, as applicable) or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BENE (or W-8BEN, as applicable) from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: _________  __, 20[   ]

Exhibit E

Form of Tax Compliance Certificate

EXHIBIT F

FORM OF OPINION OF COUNSEL

See attached.

Exhibit F

Form of Opinion of Counsel

Reliance, Inc. 16100 N. 71st Street, Suite 400 Scottsdale, AZ 85254 (480) 564-5700 reliance.com

September 10, 2024

Bank of America, N.A,
as Administrative Agent
540 W. Madison Street
IL4-540-22-29

Chicago, IL 60661

Each of the Lenders

Listed on Schedule A Attached Hereto

Re:         Reliance, Inc. Credit Agreement

I am the Senior Vice President, General Counsel and Corporate Secretary of Reliance, Inc., a Delaware corporation (the "Company"), and have acted as counsel to the Company in connection with the Second Amended and Restated Credit Agreement (the "Credit Agreement"), dated as of the date hereof, among the Company, Bank of America, N.A., as administrative agent (the "Administrative Agent") and the other lenders party thereto. Capitalized terms used but not defined herein have the respective meanings given them in the Credit Agreement. This letter is being delivered at the request of the Company pursuant to Section 4.l(a)(iv) of the Credit Agreement.

As to matters of fact relevant to the opinions expressed herein, I have relied upon, and assumed the accuracy of, the representations and warranties contained in the Transaction Documents (as defined below) and I have relied upon certificates and oral or written statements and other information obtained from the Company, the other parties to the transaction referenced herein, and public officials.

Except as expressly set forth herein, I have not undertaken any independent investigation (including, without limitation, conducting any review, search or investigation of any public files, records or dockets) to determine the existence or absence of the facts that are material to my opinions, and no inference as to my knowledge concerning such facts should be drawn from my reliance on the representations of the Company in connection with the preparation and delivery of this letter.

In connection with the delivery of this opinion, I have examined or caused to be examined the following agreements, instruments and other documents:

(a)	the Credit Agreement;

(b)	the Notes; and

(c)	a certificate of good standing of the Company issued by the Secretary of State for the State of Delaware.

Items (a) through (b) above are referred to in this opinion letter as the "Transaction Documents".

In addition to the documents listed above, I have reviewed such documents, corporate records, certificates of public officials and other instruments or agreements, and such provisions of law, as I have deemed relevant and appropriate as a basis for the opinions expressed herein. In such review, I have assumed (a) the authenticity of all documents submitted to me as originals and the conformity to original documents of all documents submitted to me as copies; (b) the due authorization, execution and delivery of the Transaction Documents by each of the parties thereto, other than the Company, and that such parties had the power, corporate or otherwise, and authority to enter into and perform all obligations thereunder; and (c) that the signatures (other than signatures of officers of the Company) on all documents that I have examined are genuine. As to matters of fact relevant to the opinions expressed herein, I have relied upon, and assumed the accuracy of, the representations and warranties contained in the Transaction Documents and I have relied upon certificates and oral or written statements and other information obtained from the Company, the other parties to the transaction referenced herein, and public officials. During the course of my representation of the Company, nothing has come to my attention that would cause me to believe that such reliance is unreasonable. As used herein, "to my knowledge", "known to me" or words of similar import mean my actual knowledge, after due inquiry.

References in this letter to "Applicable Laws" are to those laws, rules and regulations of the State of New York and of the United States of America which, in my experience, are normally applicable to transactions of the type contemplated by the Transaction Documents. References in this letter to "Governmental Authorities" are to any executive, legislative, judicial, administrative or regulatory body of the State of New York or the United States of America. References in this letter to "Governmental Approval" are to any consent, approval, license, authorization or validation of, or filing, recording or registration with, any Governmental Authorities pursuant to Applicable Laws. I express no opinion concerning the laws of any jurisdiction other than the laws of the State of New York, the Federal laws of the United States and the General Corporation Law of the State of Delaware. While I am not licensed to practice law in the States of New York or Delaware, I am a member of the bar of the District of Columbia and have assumed, with your consent and without investigation, that the laws of the States of New York and Delaware are the same as the laws of the District of Columbia on the matters addressed by this opinion.

I have also assumed, for purposes of paragraph 5 below, that each of the Transaction Documents is in consideration of or relates to an obligation arising out of a transaction covering in the aggregate not less than $1,000,000.

Based on the foregoing and subject to the assumptions and qualifications set forth herein, I am of the opinion that:

1.	The Company is a corporation validly existing and in good standing under the laws of the State of Delaware.

2.	The Company has all requisite corporate power to execute and deliver the Transaction Documents and to perform its obligations thereunder.

3.	The Transaction Documents have been duly authorized, executed and delivered by the Company.

4.	None of the Company's execution, delivery and performance of the Transaction Documents, and the consummation of the transactions contemplated thereby, (a) violates any provision of the Company's certificate of incorporation or by-laws, or (b) results in a breach of or constitutes a default under any agreement or instrument governing material Indebtedness of the Company.

5.	Each of the Transaction Documents to which the Company is a party constitutes a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, receivership or other laws relating to or affecting creditors' rights generally, and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity), and except that the enforcement of rights with respect to indemnification and contribution obligations and the following provisions may be limited by applicable law or considerations of public policy: (a) any provision purporting to waive or limit rights to trial by jury, oral amendments to written agreements or rights of set-off; (b) any provision relating to submission to jurisdiction, venue or service of process; (c) any provision purporting to prohibit, restrict or condition the assignment of, or the grant of a security interest in, rights under the Transaction Documents, or property subject thereto; (d) any provision granting or purporting to establish special or unusual remedies; (e) any interest on interest provisions; (f) any provision that may be construed as penalties or forfeitures; (g) any provision waiving rights or protective legal requirements; (h) limitations of liability; (i) severability clauses; (j) time is of the essence clauses; (k) any power of attorney granted under the Transaction Documents; (1) any provision insofar as it provides for the payment or reimbursement of costs and expenses or for claims, losses or liabilities in excess of a reasonable amount determined by any court or other tribunal; (m) interest rates which may be usurious (other than under the laws of the State of New York); (n) any waiver of statute of limitations; (o) waiver of the requirement of a commercially reasonable sale; and (p) indemnification or exculpation for a party's own wrongful or grossly negligent acts.

6.	Neither the execution and delivery by the Company of each of the Transaction Documents, nor the performance by the Company of its obligations under the Transaction Documents (a) requires any Governmental Approval to be obtained on the part of the Company, except those that have been obtained and, to my knowledge, are in effect; and (b) results in a violation of any Applicable Laws applicable to the Company (including, without limitation, Regulations U and X of the Federal Reserve Board).

7.	The Company is not an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

The opinions expressed above regarding the validity, legally binding effect and enforceability of the Transaction Documents mean that, subject to the other qualifications herein set forth, one or more remedies for which provision is made in a Transaction Document will be available in the event of a material default by the Company, which will permit the practical realization of the benefits intended to be provided thereby. However, these opinions do not mean that any particular remedy for which provision is made in a Transaction Document will be available upon a default, or that every provision of a Transaction Document will be upheld or enforced in any particular circumstance by a court.

I express no opinion regarding: (a) interest rates which may be usurious; (b) interest on interest provisions; (c) judgment in foreign currency provisions; (d) any provision purporting to waive or limit rights to trial by jury; (e) any provisions waiving rights or protective legal requirements; (f) any provisions that may be construed as penalties or forfeitures; (g) any provision granting or purporting to establish special or unusual remedies; (h) any waiver of statute of limitations; (i) any provision purporting to waive or limit any right of setoff; (j) limitations of liability; (k) indemnification or exculpation for a party's own wrongful or grossly negligent acts; (l) severability clauses; (m) time is of the essences clauses; (n) any power of attorney granted under the Loan Documents; (o) any provision insofar as it provides for the payment or reimbursement of costs and expenses or for claims, losses or liabilities in excess of a reasonable amount determined by any court or other tribunal; (p) any provision purporting to waive or limit oral amendments of written agreements; or (q) provisions relating to jurisdiction, venue or service of process.

I am furnishing this letter to you solely for your benefit in connection with the transactions referred to herein. Without my prior written consent, this letter is not to be relied upon, used, circulated, quoted or otherwise referred to by, or assigned to, any other person (including any person that seeks to assert your rights in respect of this letter (other than your successor in interest by means of merger, consolidation, transfer of a business or other similar transaction)) or for any other purpose, except that (a) any Person that becomes a Lender in accordance with the Credit Agreement may rely on this letter as if it were addressed and delivered to such Person on the date hereof; and (b) this letter may be disclosed to (i) governmental or regulatory authorities having jurisdiction over you, (ii) designated Persons pursuant to an order or legal process of any court or governmental agency, and (iii) any of your accountants and attorneys, provided, in each case, that (A) such disclosure is made solely to enable any such Person to be informed that a letter has been given and to be made aware of its contents but not for the purposes of reliance, (B) I do not assume any duty or liability to any Person to whom such disclosure is made, and (C) such Person agrees not to further disclose this letter or its contents to any other Person, other than as permitted above, without my prior written consent. The opinions expressed herein are as of the date hereof and I assume no obligation to update or supplement such opinions to reflect any fact or circumstances that may hereafter come to my attention or any changes in law that may hereafter occur. It is also expressly understood, and by your acceptance hereof you expressly acknowledge and accept, that you will look solely to the Company and its assets with respect to any claims under this opinion.

Very truly yours,

/s/ William A. Smith II
William A. Smith II
Senior Vice President, General Counsel and Corporate Secretary

Reliance, Inc. 16100 N. 71st Street, Suite 400 Scottsdale, AZ 85254 (480) 564-5700 reliance.com

Schedule A

Bank of America, N.A.

JPMorgan Chase Bank, N.A.

Wells Fargo Bank, National Association

PNC Bank, National Association

The Toronto-Dominion Bank, New York Branch

U.S. Bank National Association

BMO Bank N.A.

HSBC Bank USA, National Association

Comerica Bank

KeyBank National Association

Truist Bank

SCHEDULE 2.1

COMMITMENTS AND PRO RATA SHARES

Lender	Revolving Credit (USD) Commitment	Pro Rata Share Revolving Credit (USD) Facility	Revolving Credit (MC) Commitment	Pro Rata Share Revolving Credit (MC) Facility
Bank of America, N.A.	$211,500,000.00	15.666666667%	$23,500,000.00	15.666666667%
JPMorgan Chase Bank, N.A.	$211,500,000.00	15.666666667%	$23,500,000.00	15.666666667%
Wells Fargo Bank, National Association	$211,500,000.00	15.666666667%	$23,500,000.00	15.666666667%
PNC Bank, National Association	$148,500,000.00	11.000000000%	$16,500,000.00	11.000000000%
The Toronto-Dominion Bank, New York Branch	$148,500,000.00	11.000000000%	$16,500,000.00	11.000000000%
U.S. Bank National Association	$99,000,000.00	7.333333333%	$11,000,000.00	7.333333333%
BMO Bank N.A.	$90,000,000.00	6.666666667%	$10,000,000.00	6.666666667%
HSBC Bank USA, National Association	$67,500,000.00	5.000000000%	$7,500,000.00	5.000000000%
Comerica Bank	$54,000,000.00	4.000000000%	$6,000,000.00	4.000000000%
KeyBank National Association	$54,000,000.00	4.000000000%	$6,000,000.00	4.000000000%
Truist Bank	$54,000,000.00	4.000000000%	$6,000,000.00	4.000000000%
Total	$1,350,000,000.00	100.000000000%	$150,000,000.00	100.000000000%

SCHEDULE 2.4

EXISTING LETTERS OF CREDIT

L/C Number	Issuance Date	Expiry Date	Beneficiary Name	Currency	USD Amount
00000068061850	12/15/2011	12/13/2024	OHIO RIVER METAL SER	USD	$1,417,260.28

SCHEDULE 2.9

DAY BASIS FOR ALTERNATIVE CURRENCIES

Alternative Currency	Benchmark Rate	Day Basis*
British Pound Sterling (GPB)	SONIA	365
Euro (EUR)	Euribor	360

*Use of a 360-day year results in more fees or interest, as applicable, being paid than if computed on a 365-day year.

SCHEDULE 5.5

LITIGATION

None.

SCHEDULE 5.9

EXISTING LIENS

Liens in connection with the following Indebtedness:

1.	$54,400,000 RMB in respect of a short term credit facility entered into by Valex Semiconductor Materials (Zhejiang) Co., Ltd.

2.	$1,400,000 in respect of industrial revenue bond obligations issued by the municipalities of Muskogee, Oklahoma and Jeffersonville, Indiana.

3.	$50,000,000 in respect of a Reimbursement Agreement and Continuing Indemnity Relating to Standby Letters of Credit/Letters of Guarantee entered into by the Borrower with The Toronto-Dominion Bank, New York Branch.

SCHEDULE 7.3

EXISTING INDEBTEDNESS

1.	$54,400,000 RMB in respect of a short term credit facility entered into by Valex Semiconductor Materials (Zhejiang) Co., Ltd.

2.	$1,400,000 in respect of industrial revenue bond obligations issued by the municipalities of Muskogee, Oklahoma and Jeffersonville, Indiana.

3.	$50,000,000 in respect of a Reimbursement Agreement and Continuing Indemnity Relating to Standby Letters of Credit/Letters of Guarantee entered into by the Borrower with The Toronto-Dominion Bank, New York Branch.

4.	Letters of Credit set forth on Schedule 2.4.